Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 2.2

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
by and among
MRP TOPCO INC.,
KELLY SERVICES, INC.,
MRP MERGER SUB, INC.
and
LITTLEJOHN FUND V, L.P., AS THE SECURITYHOLDERS’ REPRESENTATIVE
dated as of
May 30, 2024

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i
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ii
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iii
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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of May 30, 2024, is entered into by and among MRP Topco, Inc., a Delaware corporation (the “Company”), Kelly Services, Inc., a Delaware corporation (“Parent”), MRP Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Littlejohn Fund V, L.P., solely in its capacity as the Securityholders’ Representative (“Securityholders’ Representative” and, collectively with the Company, Parent and Merger Sub, the “Parties”).
RECITALS
WHEREAS, the Company, Parent, Merger Sub and the Securityholders’ Representative previously entered into that certain Agreement and Plan of Merger, dated May 2, 2024 (the “Original Agreement”);
WHEREAS, the Company, Parent, Merger Sub and the Securityholders’ Representative desire to amend and restate the Original Agreement in its entirety with this Agreement;
WHEREAS, as of the date hereof, Merger Sub is the wholly-owned subsidiary of Parent;
WHEREAS, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will continue as the Surviving Corporation and wholly-owned subsidiary of Parent;
WHEREAS, the boards of directors of Merger Sub and the Company have (i) determined that it is in the best interests of their respective corporations and stockholders and declared it advisable, to enter into this Agreement, (ii) approved and adopted this Agreement and approved the execution, delivery and performance by their respective corporations of this Agreement and the Ancillary Agreements to which such entity is a party and the consummation of the Merger, and (iii) in the case of the board of directors of the Company, recommended to the Company’s stockholders having the right to approve this Agreement that they approve and adopt this Agreement;
WHEREAS, following the execution hereof, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Merger Sub a written consent in the form attached hereto as Exhibit A from Stockholders holding more than 95% of the shares of the Company eligible to vote with respect to matters presented to the Stockholders for approval by way of a stockholder vote, pursuant to which they will irrevocably approve and adopt this Agreement and the consummation of the Transactions, including the Merger (the ”Stockholder Approval”);
WHEREAS, concurrently herewith, Littlejohn Fund V, L.P., Littlejohn Fund V-A, L.P. and Baird Principal Group Fund I Limited Partnership have executed and delivered to Parent a support agreement in the form attached hereto as Exhibit B (the “Support Agreement”), and by its execution hereof the Parent, as the sole stockholder of the Merger Sub, has approved this Agreement and the Merger;
WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the Transactions, (i) contemporaneously with the execution and delivery of this Agreement, each of the individuals on Exhibit C-1 have executed and delivered to the Company and to Parent a restrictive covenants agreement in the forms attached hereto as Exhibit C-2 (the “Restrictive Covenants Agreements”), and (ii) as a condition to the Closing and the consummation of the Transactions, Littlejohn Fund V, L.P., Littlejohn Fund V-A, L.P. and Baird Principal Group Fund I Limited Partnership (the
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“Institutional Investors”) will execute and deliver a Restrictive Covenants Agreement in the forms attached hereto as Exhibit D.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“[*****].
“[*****].
“[*****].
“Accepted VDA Filing” is defined in Section 5.11(j).
“Acquired Company” means any entity or business, the assets or stock of which has been acquired by the Company or any of its Subsidiaries or ERISA Affiliates within the prior six years, including Matrix Resources, Inc., The Goal, Inc. and Management Decisions, Inc. Notwithstanding the foregoing, with respect to Section 3.16(j) of the Agreement “Acquired Company” means any entity or business, the assets or stock of which has been acquired by the Company or any of its Subsidiaries or ERISA Affiliates since January 1, 2015, including Blue Glue.
“Action” means any claim, action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) that has been threatened in writing or commenced, brought, conducted or heard by or before any Governmental Authority.
“Additional Merger Consideration” means, as of any date of determination, without duplication, the sum of (a) the portion of the Escrow Amount and Securityholders’ Representative Expense Fund paid or payable to the Securityholders pursuant to this Agreement, if any plus (b) any amounts to be paid to the Securityholders pursuant to Section 2.09, if any plus (c) any amounts of Earn-Out Payment paid to the Securityholders pursuant to Section 2.13, if any plus (d) any amounts to be paid to the Securityholders pursuant to Section 5.11(j) and Section 7.08, if any.
“Adjustment Escrow Amount” means $6,000,000 (plus any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the preamble.
“Ancillary Agreements” means the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Support Agreements, each Option Surrender Agreement, the Restrictive Covenants

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Agreements, each Letter of Transmittal, the Employment Agreements and each of the other assignments, agreements, documents, instruments or certificates contemplated hereby and thereby.
“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws or Governmental Orders relating to anti-bribery or anti-corruption (governmental or commercial), and (c) all applicable money laundering-related laws of the United States, including the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the rules and regulations promulgated thereunder, and similar Laws of the jurisdictions where the Company conducts business or is otherwise subject to jurisdiction.
“Appointee” is defined in Section 9.13(g).
“Audited Financial Statements” is defined in Section 3.05(a).
“Balance Sheet” is defined in Section 3.05(b).
“Balance Sheet Date” is defined in Section 3.05(b).
“Benefit Plan” is defined in Section 3.16(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.
“Cancelled Shares” is defined in Section 2.03(b).
“Cap” is defined in Section 7.04(c).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof.
“Cash” means, as of the Measurement Time (assuming that the Company and the Subsidiaries are operated in the Ordinary Course of Business between the time that the Transaction is actually consummated and the Measurement Time), the result equal to the sum of the aggregate amount of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, calculated in accordance with GAAP. For the avoidance of doubt, the calculation of Cash shall not include cash or cash equivalents of the Company and its Subsidiaries actually used to pay Transaction Expenses or Indebtedness of the Company and its Subsidiaries between the Effective Time and the Measurement Time if the payment of such cash or cash equivalents resulted in a reduction in the respective amounts of such Transaction Expenses or Indebtedness for purposes of calculating Closing Merger Consideration. For the avoidance of doubt, “Cash” shall include deposits in transit but shall not include Restricted Cash or cut but uncleared checks, but Cash shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries (without duplication), and may be a positive or negative number. If any amount included in Cash is held in any currency other than Dollars, such Cash shall be converted into Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) Closing. For the avoidance of doubt, “Cash” shall include (x) Specified MSP Cash, and (y) security deposits of the Company or any Subsidiary with respect to leased real property.
“Certificate of Merger” is defined in Section 2.01(b).

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“Claim” is defined in Section 9.13(a).
“Claim Notice” is defined in Section 7.05(a).
“Closing” is defined in Section 2.10.
“Closing Adjustment” is defined in Section 2.09(a)(ii).
“Closing Date” is defined in Section 2.10.
“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.
“Closing Merger Consideration” means the Merger Consideration less (A) the Escrow Amount, less (B) the amount of the Estimated Transaction Expenses, less (C) the amount of the Estimated Closing Indebtedness, less (D) the Securityholders’ Representative Expense Fund, plus (E) the amount of the Estimated Cash, plus (F) the aggregate exercise price for all of the Vested In-the-Money Options, plus or minus (G) the Closing Adjustment, in accordance with Section 2.09(a)(ii).
“Closing Option Merger Consideration” means, for each Vested In-the-Money Option, an amount equal to the product of (a) the excess, if any, of the Closing Per Share Merger Consideration over the exercise price per share for such Vested In-the-Money Option, multiplied by (b) the aggregate number of Company Shares underlying such Vested In-the-Money Option.
“Closing Per Share Merger Consideration” means an amount in cash equal to (i) the Closing Merger Consideration, divided by (ii) the Fully Diluted Share Number.
“Closing Statement” is defined in Section 2.09(b)(i).
“Closing Working Capital” means the amount of Working Capital determined as of the Measurement Time.
“COBRA” has the meaning set forth in Section 3.16(b).
“Code” means the Internal Revenue Code of 1986.
“Company” is defined in the preamble.
“Company Ancillary Agreement” is defined in Section 3.01.
“Company Equity Plan” means the MRP Topco Inc. Equity Incentive Plan.
“Company Incidental IP Agreement” means any of the following Contracts: (a) a license or right to access or use mass-marketed or other non-custom generally available Software, in each case, (i) granted under a non-negotiated Contract or (ii) for which the total annual payments by Company or any of its subsidiaries to the vendor or any applicable reseller are equal to or less than $300,000; (b) a license to any Publicly Available Software; (c) a nondisclosure agreement, proprietary information agreement, or similar agreement that has been executed by and between the Company or any of its Subsidiaries and any employee, contractor, subcontractor, or consultant in the Ordinary Course of Business, and that, in each case, includes terms sufficient to protect and preserve the Company’s and its Subsidiaries’ proprietary rights and interests in and to, and the confidentiality of, any and all (as applicable): (i) Company Owned Intellectual Property; (ii) Licensed Intellectual Property; and (iii) other Intellectual Property used or held for use in the Company’s and its Subsidiaries’ respective businesses; (d) a nonexclusive license granted by the Company or any of its

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Subsidiaries in the Ordinary Course of Business to end users of the products and/or services of the Company and its Subsidiaries; and (e) a nonexclusive license granted by the Company or any of its Subsidiaries in the Ordinary Course of Business to vendors, service providers, or suppliers solely for purposes of such Persons’ providing services to the Company or any of its Subsidiaries.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts relating to any Intellectual Property, including Licensed Intellectual Property, to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.
“Company IT Systems” means any and all information technology, computer systems and communications systems, computers, hardware, Software, websites and other equipment owned, operated, leased or licensed by the Company used to process, store, maintain or operate data, information or functions used in connection with or in the operation of its business.
“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Product” is defined in Section 3.10(h).
“Company Registered Intellectual Property” is defined in Section 3.10(a).
“Company Shares” means all of the issued and outstanding shares of the Company’s Common Stock par value $0.001 and Non-Voting Common Stock, par value $0.001.
“Company Source Code” means, collectively, any software source code or confidential specifications or designs, any portion or aspect of software source code or confidential specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or confidential specifications or designs, of any Software included in the Company Owned Intellectual Property.
“Company Stockholders Agreement” is defined in Section 2.07(d).
“Competing Transaction” means any of the following involving the Company or any of its Subsidiaries (other than the Transactions): (i) a merger, amalgamation, arrangement, consolidation, share exchange, business combination, equity investment or other similar transaction; (ii) any issuance, sale, lease, exchange, transfer, financing, leveraged recapitalization or other disposition of a material portion of the assets or debt or equity securities of the Company or any of its Subsidiaries; and (iii) a tender offer or exchange offer for, or other offer to purchase or redeem, any of the outstanding securities of the Company or any of its Subsidiaries.
“[*****].
“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated December 11, 2023, by and between MRP and Kelly Services, Inc.
“Contract” means any written or oral binding commitment, agreement, note, letter of credit, mortgage, indenture, lease (whether for real or personal property), license, arrangement, contract, subcontract, undertaking, or understanding of any kind or character.
“Copyright” is defined in the definition of Intellectual Property.
“Covered Persons” is defined in Section 4.09(b).

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“[*****].
“Data Room” means the electronic documentation site hosted by Datasite entitled “MONUMENT,” which has been established by or on behalf of the Company and provided to Parent.
“DGCL” is defined in the recitals.
“Determination” is defined in Section 2.09(c)(iii).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.
“Dispute Accountant” means Ryan LLC.
“Dispute Notice” is defined in Section 2.13(b).
“Disputed Amounts” is defined in Section 2.09(c)(iii).
“Disputed Sales Tax Jurisdictions” means [*****].
“Dissenting Shares” is defined in Section 2.05.
“[*****].
“DOL” has the meaning set forth in Section 3.16(c).
“Dollars” or “$” means the lawful currency of the United States.
“Domain Name” is defined in the definition of Intellectual Property.
“Drop Dead Date” is defined in Section 8.01(d)(iii).
“Earn-Out Condition” means Earn-Out Gross Profit exceeded $162,904,585.
“Earn-Out Consideration Payment Obligation” is defined in Section 2.13(g).
“Earn-Out Gross Profit” means the consolidated gross profit of the Company and its Subsidiaries during the Earn-Out Period, calculated in accordance with Exhibit E.
“Earn-Out Net Payment” means an amount equal to the (i) Earn-Out Payment minus (ii) the MTIP Aggregate Payment minus (iii) any other expenses (including broker and M&A advisory) of the Company and its Subsidiaries that are to be paid from the Earn-Out Payment as designated in writing by the Securityholders’ Representative pursuant to the Earn-Out Funds Flow.
“Earn-Out Payment” means (a), if the Earn-Out Condition has been satisfied, an amount equal to the lesser of (i) $60,000,000 and (ii) 2.5 multiplied by the Excess Gross Profit or (b) otherwise, zero.
“Earn-Out Period” means March 31, 2024, to March 31, 2025.
“Earn-Out Statement” is defined in Section 2.13(a).
“Effective Time” is defined in Section 2.01(b).
“Employees” means those Persons employed by the Company immediately prior to the Closing.

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“Employment Agreements” is defined in the recitals.
“Encumbrance” means any lien, pledge, hypothecation, voting agreement, community or other marital property interest, equitable interest, license, voting trust, proxy agreement, mortgage, deed of trust, security interest and other possessory interest, charge, claim, conditional sale or other title retention agreement, assessment, easement, right-of-way, right of first refusal, hypothecation and any other similar encumbrance of any kind (whether absolute or contingent).
“Environmental Claim” means any Action by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person that, together with the Company, its Subsidiaries or any Acquired Companies, would be treated as a single employer under Section 414 of the Code.

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“Escrow Agent” means Acquiom Clearinghouse LLC.
“Escrow Agreement” means an escrow agreement among the Escrow Agent, Parent and the Securityholders’ Representative, substantially in the form attached as Exhibit F or such other form as may be mutually approved by the parties thereto.
“Escrow Amount” means an aggregate amount equal to the Adjustment Escrow Amount plus the Sales Tax Indemnity Escrow Amount, in each case, as held by the Escrow Agent in separate accounts.
“Estimated Cash” means the Company’s good faith estimate of Cash to be set forth in the Estimated Closing Statement.
“Estimated Closing Indebtedness” means the Company’s good faith estimate of Closing Indebtedness to be set forth in the Estimated Closing Statement.
“Estimated Closing Statement” is defined in Section 2.09(a).
“Estimated Closing Working Capital” means the Company’s good faith estimate of Closing Working Capital to be set forth in the Estimated Closing Statement.
“Estimated Transaction Expenses” means the Company’s good faith estimate of Transaction Expenses to be set forth in the Estimated Closing Statement.
“Excess Gross Profit” means the amount, if any, by which the Earn-Out Gross Profit exceeds $162,904,585.
“Excluded Earnouts” means any contingent payments with respect to the Prior Acquisitions.
“Facility Clearance” has the meaning ascribed to such term at 32 C.F.R. § 117.3(b).
“Financial Statements” is defined in Section 3.05(a).
“Fraud” means actual common law fraud under Delaware law in the making of the representations and warranties in Article III of this Agreement or in the delivery of any certificate or instrument required to be delivered pursuant hereto, as interpreted by Delaware courts applying Delaware law.
“Fully Diluted Share Number” means (i) the aggregate number of shares of Company Shares (other than Cancelled Shares) issued and outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of Company Shares issuable upon the exercise in full of all Vested In-the-Money Options outstanding as of immediately prior to the Effective Time.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Authority and Qualification of the Company), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.04 (No Conflicts; Consents), Section 3.17(a) (Taxes), Section 3.21 (Brokers), Section 4.01 (Organization and Authority of Parent), Section 4.02 (Organization and Authority of Merger Sub), and Section 4.05 (Brokers).
“Funds Flow” is defined in Section 2.09(a).
“GAAP” means United States generally accepted accounting principles in effect as of the date hereof, or if reference is made to GAAP as of a specific time or period, GAAP as of such time or period.

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“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, or political subdivision thereof, or any regulatory or administrative agency, commission, department, board, bureau, agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Government Contract” means any prime contract, subcontract, purchase order, task order, blanket purchase agreement, grant agreement, cooperative agreement or other type of Contract to which the Company or any of its Subsidiaries is a party or otherwise bound in which the counterparty or the ultimate funding source is a Governmental Authority.
“Grant Date” is defined in Section 3.02(d).
“[*****].
“[*****].
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Group Audited Financials” is defined in Section 5.14(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“ICE” is defined in Section 3.17(f).
“Income Taxes” means any Taxes based upon, measured by, imposed on or calculated with respect to (i) gross or net income, gross or net receipts or profits (excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iii) any withholding Taxes measured with reference to or as a substitute for any of the foregoing.
“Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all liabilities in respect of (a) indebtedness for borrowed money; (b) obligations for the deferred or unpaid purchase price of property, assets, securities or services, including all tax related payments, earn-outs (calculated as if the anticipated amounts with respect thereto are due and payable), seller notes, post-Closing true up obligations or similar payments (whether contingent obligations or otherwise), other than normal course accounts payable to the extent included in Working Capital; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate hedging or swap agreement or arrangement offset by any amounts receivable thereunder; (e) obligations under financing or other leases which have been recorded as capital leases; (f) obligations under any letter of credit, banker’s acceptance, performance bonds or similar credit transactions, but only if and to the extent the same are drawn upon; (g) any declared but unpaid dividends, guaranteed payments or distributions payable to current or former equity holders; (h) guarantees, direct or indirect, in any manner, of all or any part of any

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Indebtedness of any Person; (i) the balance of all outstanding rents owed by the Company and its Subsidiaries under the lease Contracts with respect to the leased Real Property at San Jose, San Francisco, and Atlanta, in each case as of May 31, 2024, in an aggregate amount equal to $332,000; (j) deferred payroll or compensation and deferred bonuses, commissions, severance and benefits (including paid sick/leave/vacation/paid time off), and the employer portion of any employment, payroll, social security, unemployment and other applicable Taxes with respect thereto, in each case, to the extent incurred outside of the Ordinary Course of Business; (k) any payables to any institutional equityholder of the Company, for management or board member fees, consulting fees, expense reimbursement obligations or other fees, pursuant to any management services, consulting, operating, expense reimbursement or similar agreements, (l) any accrued or unpaid interest, prepayment penalties, premiums, costs, expenses and fees that would arise or become due as a result of the repayment of any of the obligations referred to in the foregoing clauses (a) through (d) which is due in connection with making payment and terminating at or promptly following the Closing in connection with the consummation of the Transactions; (m) payables to, and other liabilities of, any director, officer, manager, equityholder, or employee of the Company, or any immediate family member of such Person, in each case, unrelated to the operation of the business, including any personal credit card expenses (non-business related) of employees; (n) all deferred revenue; (o) the remaining salary and benefits payable to the executive set forth on Section 1.01 of the Disclosure Schedule for the remainder of (and assuming a termination at the end of) the 2024 calendar year (assuming no changes to his compensation after Closing) plus an amount equal to $61,000 which amount represents 13 weeks of severence to which such executive is entitled, (p) all obligations of the types of Indebtedness referred to above (including Indebtedness of another Person), the payment of which is the responsibility or liability of the Company or any of its Subsidiaries, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or which is secured by an Encumbrance on any property or asset of the Company or any of its Subsidiaries and (q) to the extent not already taken into account in the calculation of Net Working Capital, all accrued and unpaid income Tax liabilities calculated in accordance with GAAP (consistent with the past practices of the Company and the Subsidiaries) as of the end of the day on the Closing Date, by taking into account, without duplication of the foregoing, all liabilities for Taxes under Sections 951, 951A, 956, or 965 of the Code (including any installments of Tax due with respect to any election under Section 965(h) of the Code), regardless of when payable, assuming, for this purpose, that the taxable year of the Subsidiary that is a “controlled foreign corporation” within the meaning Section 957 of the Code ends as of the Closing Date to compute any taxable income resulting from the application of Sections 951, 951A, and 956; but “Indebtedness” shall not include (i) any amounts included as Transaction Expenses or (ii) any intercompany indebtedness between the Company and its subsidiaries.
“Indemnified Party” is defined in Section 7.04.
“Indemnified Sales Taxes” means, without duplication, solely with respect to the Disputed Sales Tax Jurisdictions, all sales Taxes of the Company or any of its Subsidiaries, or with respect to any of the assets or operations of the Company or any of its Subsidiaries, that are (i) attributable to a Pre-Closing Tax Period and/or (ii) based upon or arising out of or with respect to a [*****](solely attributable to a Pre-Closing Tax Period), in each case subject to the terms and conditions of, and solely from, the applicable Sales Tax Indemnity Escrow Amount and Article VII, including reasonable out-of-pocket costs and expenses incurred by Parent and its Affiliates to prepare and file related Tax Returns, reports, applications, and other written submissions with respect to a [*****]; provided, however, that “Indemnified Sales Taxes” shall expressly exclude any Tax included in Transaction Expenses, Closing Working Capital or Indebtedness).
“Indemnifying Party” is defined in Section 7.04.
“Independent Accountant” is defined in Section 2.09(c)(iii).

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“Institutional Investors” is defined in the Recitals.
“Insurance Policies” is defined in Section 3.12.
“Intellectual Property” means any and all rights, title and interests in or relating to intellectual property available under the Laws of any jurisdiction throughout the world, including all: (i) all patents, utility patents, design patents, industrial designs, utility models, and applications therefor (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, registrations, extensions and restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (ii) all trademarks, service marks, brands, certification marks, collective marks, designs, logos, devices, taglines, slogans, trade dress, trade names, business names, fictitious business names, and other similar indicia of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) all copyrights and other works of authorship, whether published or unpublished, and whether or not copyrightable, including all compilations, collective works and derivative works of any of the foregoing, all mask works of any of the foregoing, all moral rights in any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing (“Copyrights”); (iv) all Internet domain names, including web addresses, uniform resource locators (URLs), and websites associated therewith, and all registrations, applications for registration, and renewals of any of the foregoing (“Domain Names”); (v) all social media accounts, social media pages, and user names (including “handles”), and all content and data thereon or relating thereto; (vi) all trade secrets, know-how, formulae, algorithms, code, program, ideas, inventions (whether or not patentable), designs, discoveries, improvements, enhancements, technology, business and technical information (including customer lists, vendor lists and supplier lists), data, databases, data compilations and collections, patterns, drawings, blueprints, tools, instruments, devices, methods, processes, techniques, confidential information, proprietary information, and all other information and things that would constitute a “trade secret” under applicable Law (“Trade Secrets”); (vii) all software, computer programs, operating systems, applications, firmware, code, source code, object code, application programming interfaces, software development kits, data files, databases, database management systems, computerized databases, architecture, protocols, files, records, schematics, and other related specifications and documentation (“Software”); (viii) all other intellectual or industrial property and proprietary rights; and (ix) any and all rights in, arising out of, or associated with any of the foregoing in any jurisdiction throughout the world.
“Interim Financial Statements” is defined in Section 3.05(a).
“In-the-Money Option” means an Option having a per Company Share exercise price less than the Per Share Closing Consideration.
“[*****].
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of Company” or “Company’s Knowledge” means the actual knowledge of [*****].
“Labor Organization” is defined in Section 3.17(b).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leases” is defined in Section 3.09(b).

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“Letter of Transmittal” means a letter of transmittal substantially in the form of Exhibit G.
“Liability” means any liability, debt, obligation, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.
“LJ Holdcos” means the Company, MRP Acquisition Co., Inc., a Delaware corporation and direct subsidiary of the Company, and MRP Holdco, Inc., a Delaware corporation and indirect subsidiary of the Company.
“Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries holds any licensed rights or interests granted by other Persons.
“Losses” means, with respect to any Person, any losses, damages, liabilities, claims, judgments, fines, costs, deficiencies, Taxes, penalties or expenses (including interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses).
“Major Customers” is defined in Section 3.19(a).
“Major Suppliers” is defined in Section 3.19(b).
“Management Services Agreement” is defined in Section 2.07(e).
“Material Adverse Effect” means any event, occurrence, condition, effect, development or change (each a “Change” and collectively, “Changes”) that, individually or in the aggregate when considered with all other changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries or (b) the ability of Securityholders or the Company to perform their respective obligations under this Agreement to which the Company, its Subsidiaries or such Securityholders are party or consummate the Transactions; provided, however, that, for purposes of clause (a) of this definition only, “Material Adverse Effect” shall not include any event, occurrence, condition or change, directly or indirectly, arising out of or attributable to the following, unless, in the cases of the following clauses (i) through (iv), and (viii), such Changes would reasonably be expected to have a materially disproportionate impact on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries relative to other affected participants in the industries in which the Company and its Subsidiaries conducts business: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operates, including any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, in each case after the date of this Agreement; (vii) the public announcement of this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural disasters or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded).
“Material Contracts” is defined in Section 3.08(a).

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“Measurement Time” means 11:59 p.m., Eastern Time on the Closing Date.
“Merger” is defined in the recitals.
“Merger Consideration” is defined in Section 2.06.
“Merger Sub” is defined in the preamble.
“Merger Sub Ancillary Agreements” is defined in Section 4.02.
“MRP” means Motion Recruitment Partners LLC, a Delaware limited liability company and indirect subsidiary of the Company.
“MTIP Agreement” means a Medium Term Incentive Plan agreement between the Company and the MTIP Recipient, as may be modified from time to time.
“MTIP Aggregate Payment” means the aggregate payment, including the employer portion of any employment, payroll, social security, unemployment and other applicable Taxes with respect thereto, payable by the Company to the MTIP Recipient and to the applicable Governmental Authority pursuant to the MTIP Agreements.
“MTIP Recipients” means those individuals party to a MTIP Agreement, as set forth in Section 3.07(m) of the Disclosure Schedules.
“NISPOM” is defined in Section 3.14(c).
“Non-Party Affiliates” is defined in Section 9.08.
“Option” means an option to purchase Company Shares issued pursuant to the Company Equity Plan or any other incentive equity plan maintained by or on behalf of the Company and its Subsidiaries and outstanding immediately prior to the Effective Time.
“Option Closing Amount” means the aggregate amount of all Closing Option Merger Consideration payable to all Participating Optionholders in accordance with Section 2.04 (assuming for purposes of determining Participating Optionholders, all Optionholders have delivered an Option Surrender Agreement).
“Option Surrender Agreement” is defined in Section 2.04.
“Optionholder” means a holder of Vested In-the-Money Options (excluding all Out-of-the-Money Options and all Unvested Options).
“Optionholder Allocation” means the quotient determined by dividing (a) the Option Closing Amount by (b) the Closing Merger Consideration (as adjusted for the Closing Adjustment pursuant to Section 2.09(a)).
“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with prior practice.
“Organizational Documents” means, as applicable, articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of organization, bylaws, operating agreement, shareholders’ agreement, stockholders’ agreement, partnership agreement and other similar charter and governing documents.

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“Original Agreement” is defined in the recitals.
“Out-of-the-Money Option” is defined in Section 2.04.
“Outstanding Derivative Security” is defined in Section 3.02(d).
“Parent” is defined in the preamble.
“Parent Ancillary Agreements” is defined in Section 4.01.
“Parent Group” means Parent and its Subsidiaries, including (after Closing) the Surviving Corporation.
“Parent Indemnified Parties” is defined in Section 7.02.
“Participating Optionholder” means each Person who or which (a) is an Optionholder of record of the Company entitled to receive a portion of the Merger Consideration and (b) properly completes, fully executes and timely delivers an Option Surrender Agreement in accordance with this Agreement.
“Participating Securityholder” means each Participating Stockholder and each Participating Optionholder.
“Participating Stockholder” means each Person who or which (a) is a holder of record of Company Shares (other than Dissenting Shares and Cancelled Shares) and is entitled to receive a portion of the Merger Consideration in accordance with the provisions hereof and (b) properly completes, fully executes and timely delivers a Letter of Transmittal and all other Ancillary Agreements required to be delivered by such Person to Paying Agent and otherwise in accordance with this Agreement.
“Participation Percentage” for a given Participating Securityholder means a percentage calculated by multiplying 100% times the quotient determined by dividing (a) the aggregate amount of proceeds such Participating Securityholder is entitled to receive at Closing by (b) the aggregate amount of proceeds all Securityholders are entitled to receive at Closing, in each case, as set forth on the Funds Flow; provided, that for the avoidance of doubt, the aggregate Participation Percentages for all Participating Securityholders shall not exceed 100%.
“Parties” is defined in the preamble.
“Patent” is defined in the definition of Intellectual Property.
“Paying Agent” means Acquiom Financial LLC.
“Paying Agent Agreement” means a paying agent agreement among Paying Agent, Parent and the Securityholders’ Representative, substantially in the form attached as Exhibit H or such other form as may be mutually approved by the parties thereto.
“Payoff Letter” is defined in Section 2.07(b)(v).
“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” is defined in Section 3.09(a).

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Per Share Closing Consideration” means an amount in cash equal to (i) the Closing Merger Consideration divided by (ii) the Fully Diluted Share Number
“Per Share Portion” means, as of the time of determination, a fraction (a) the numerator of which is one and (b) the denominator of which is the Fully Diluted Share Number, in each case as set forth on the Funds Flow.
“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household (including any current, prospective or former customer, end user or employee), including all “personal information” or similar term(s) as defined under Privacy Laws.
“Personnel Security Clearance” has the meaning ascribed to such term at 32 C.F.R. § 117.3(b).
“Platform Agreement” has the meaning set forth in Section 3.10(l).
“Post-Closing Adjustment” is defined in Section 2.09(b)(ii).
“Post-Closing Adjustment Due Date” is defined in Section 2.09(c)(vi).
“Pre-Closing Tax Contest” is defined in Section 5.11(e)(i).
“Post-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) beginning the day after the Closing Date.
“PPP Loan” is defined in Section 3.26.
“Pre-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.
“Pre-Closing Tax Refund” is defined in Section 5.11(f).
“Pre-Closing Tax Returns” is defined in Section 5.11(a)(ii).
“Privacy Laws” means any and all applicable Laws, legal requirement or self-regulatory guideline governing the Processing of any Personal Information.
“Prior Acquisitions” means the transactions contemplated by the Contracts set forth on Section 3.08(a)(iii) of the Disclosure Schedule.
“Processing” means the use, storage, processing, security, transfer, safeguarding, destruction, or disclosure of Personal Information.
“Publicly Available Software” means any software that (a) is generally available to the public in source code form, or is distributed as free software or open source software or under similar licensing or distribution models (e.g., any software subject to the terms of, or terms substantially similar to the terms of, the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical)); or (b) requires as a condition of

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use, modification, or distribution of such software, that such software or other software incorporated into, derived from, or distributed with such software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.
“Qualified Benefit Plan” is defined in Section 3.16(b).
“R&W Policy” means a representations and warranties insurance policy in favor of Parent, and dated and effective as of the Closing Date, providing coverage of the indemnification obligations with respect to the representations and warranties of the Company made in this Agreement.
“R&W Policy Costs” means all costs and expenses associated with the R&W Policy (including all premiums, underwriting fees, surplus line taxes, premium taxes, brokerage fees and commissions), but excluding the costs of legal counsel in negotiating and advising with respect to such R&W Policy.
“Real Property” means the real property owned, leased or subleased by the Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.
“Related Party” is defined in Section 3.20.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Party” is defined in Section 9.11.
“Releasing Party” is defined in Section 9.11.
“Representative” means, with respect to any Person, any and all directors, officers, employees, managers, consultants, financial advisors, counsel, accountants and other brokers or agents of such Person.
“Resolution Period” is defined in Section 2.09(c)(ii).
“Restricted Cash” means any (a) cash and cash equivalents included on the balance sheet of the Company and its Subsidiaries that are not freely usable or distributable (excluding restrictions on, or Taxes resulting from, repatriation) by the Company and its Subsidiaries immediately following Closing due to restrictions or limitations on use or distribution by Law or Contract to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound, or (b) cash held for third parties, in either case, that would otherwise be included in Cash; provided, that for the avoidance of doubt, cash or cash equivalents shall not be considered as “Restricted Cash” solely because such cash or cash equivalents are held (x) in foreign bank accounts of a non-US Subsidiary; or (y) as security deposits of the Company or any of its Subsidiaries with respect to leased real property.
“Restrictive Covenants Agreements” is defined in the recitals.
“Review Period” is defined in Section 2.09(c)(i).
“Sanctioned Person” is defined in Section 3.22(c).
“Sales Tax Indemnity Escrow Amount” means [*****], in each case which shall remain in escrow until May 31, 2025, unless each such amount is released earlier based on the Accepted VDA Filing pursuant to Section 5.11(j). The Sales Tax Indemnity Escrow Amount shall be held by the Escrow Agent in separate accounts with respect to each specific Disputed Sales Tax Jurisdiction.

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“Section 280G” is defined in Section 5.05.
“Section 280G Approval” is defined in Section 5.05.
“Section 280G Payments” is defined in Section 5.05.
“Section 280G Waiver” is defined in Section 5.05.
“Section 409A” is defined in Section 3.16(i).
“Securities Act” means the Securities Act of 1933.
“Securityholders” means the Stockholders and the Optionholders.
“Securityholders’ Representative” is defined in the preamble.
“Securityholders’ Representative Expense Amount” means $1,000,000.
“Securityholders’ Representative Expense Fund” is defined in Section 2.07(a)(v).
“Seller Tax Returns” is defined in Section 5.11(a)(ii)(A).
“Software” is defined in the definition of Intellectual Property.
“Specified MSP Cash” means cash and cash equivalents held by the Company and its Subsidiaries for payment of third party expenses on behalf of customers of the Managed Service Provider business of the Company and its Subsidiaries.
“Specified Tail Policies” is defined in Section 5.06.
“[*****].
“[*****].
“[*****].
“Statement of Objections” is defined in Section 2.09(c)(ii).
“Stock Certificate” is defined in Section 2.03(d).
“Stockholder Allocation” means the quotient determined by dividing (a) the portion of the Closing Merger Consideration required to be paid to Paying Agent for the benefit of Participating Stockholders pursuant to Section 2.07(a)(i) by (b) the Closing Merger Consideration (as adjusted for the Closing Adjustment pursuant to Section 2.09(a)).
“Stockholder Approval” is defined in the recitals.
“Stockholders” means the holders of any Company Shares immediately prior to the Effective Time.
“Straddle Period” means any period for Taxes beginning on or before and ending after the Closing Date.
“Straddle Period Tax Returns” is defined in Section 5.11(a)(iii).

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“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors, managers or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Survival Expiration Date” is defined in Section 7.04(e).
“Surviving Corporation” is defined in Section 2.01(a).
“Target Working Capital” means $62,250,000.
“Tail Policy” has the meaning set forth in Section 5.06(a).
“Tax” or “Taxes” means (a) all national, federal, provincial, state, local, foreign, or other taxes, fees, assessments or charges of any kind whatsoever of any Governmental Authority, whether or not disputed (including, any income, gross receipts, branch, capital gains, sales, use, production, value added, ad valorem, net worth, alternative or add-on minimum, transfer, franchise, registration, profits, license, lease, service, service use, withholding, goods and services, payroll, social security, escheat, unclaimed property, disability, employer health care, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, or windfall profits (including any fee, assessment, levy, tariff, charge, or duty, in each case, in the nature of or in lieu of any tax), (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority (domestic or foreign).
“Tax Return” means any return (including any information return, claim for refund, tax credit, declaration, estimated Tax, incentive or benefit, or amended return), report, statement, schedule, notice, form, or other document or information, including any schedules or attachments thereto, and including any amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment, of any Tax.
“Third-Party Claim” is defined in Section 7.05(a).
“Transaction Expenses” means, to the extent not included in the calculation of Indebtedness, all liabilities (including legal, accounting, broker, M&A advisory, tax, financial advisory and other advisory, transaction, finders, expert, service-provider or consulting fees and expenses) of the Company, its Subsidiaries or Securityholders’ Representative that are incurred prior to and remain unpaid as of the Closing in connection with the pursuit, preparation, negotiation or execution of this Agreement and the Ancillary Agreements and the sale of the Company and its Subsidiaries, including the Transactions, including (a) the amount of all sales bonuses, incentive plan cash bonuses, transaction bonuses, success bonus, stay bonuses, change of control payments and benefits, severance payments and benefits, retention payments or other similar payments or benefits, including the employer portion of any employment, payroll, social security, unemployment and other applicable Taxes with respect to the amounts set forth in this clause (a) of this definition, the treatment of Options hereunder or any other compensatory amounts payable hereunder, (b) 50% of the costs, fees and expenses of the D&O Tail Policy, (c) 50% of the R&W Policy Costs, (e) 50% of Paying Agent fees and expenses, (f) 50% of the Escrow Agent fees and expenses and (g) 100% of all Transfer Taxes.
“Trade Secret” is defined in the definition of Intellectual Property.

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“Trademark” is defined in the definition of Intellectual Property.
“Transaction Tax Amount” means an amount equal to $750,000.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 5.09.
“Treasury Regulations” means final or temporary regulations promulgated under the Code.
“Unvested Option” means each Option that is not vested and outstanding immediately prior to the Effective Time and will not vest at the Effective Time as a result of the consummation of the Transactions.
“Vested In-the-Money Option” means each In-the-Money Option that is vested, unexercised and outstanding as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such In-the-Money Option triggered by the Transactions). For purposes of clarification, for any outstanding grants of an In-the-Money Option that is partially vested, only the vested portion of such grants shall be considered a Vested In-the-Money Option, and the unvested portions of such grants shall be considered an Unvested In-the-Money Option.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“[*****].
“WC Captive Consideration” shall be (i) an amount equal to $150,000 in cash if the Company and its Subsidiaries shall have obtained, prior to the Closing, the consent of Persons set forth on Section 5.12 of the Disclosure Schedules and (ii) if such consent shall not have been obtained, $0.
“Working Capital” shall have the meaning set forth in Exhibit I.
“[*****].
ARTICLE II
MERGER
Section 2.01    Merger and Effective Time.
(a)    Subject to the terms and conditions set forth herein, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
(b)    Upon the terms and subject to the conditions of this Agreement, Parent, Company and Merger Sub shall cause a certificate of merger in the form attached hereto as Exhibit J (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective on the date and at the time of filing of the Certificate of Merger in accordance with the DGCL, or at such later time which the Parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

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Section 2.02    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. In addition, without limiting the generality of the foregoing, and subject thereto, at the Effective Time:
(a)    General Effect. All the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
(b)    Certificate of Incorporation; Bylaws. (i) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time as set forth on Exhibit K, until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in the case of clause (ii), that the name of the corporation set forth therein shall be changed to the name of the Company.
(c)    Directors and Officers. Unless otherwise determined by Parent and notified to the Company prior to Closing, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation respectively, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.03    Effect of Merger on Stock of Company and Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, the Surviving Corporation or the holders an any of the following securities:
(a)    Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.
(b)    Cancellation of Certain Company Shares. All of the issued and outstanding Company Shares that are owned by the Parent, Merger Sub, the Company (as treasury stock or otherwise) (such shares, being the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
(c)    Treatment of Remaining Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than in the case of any Dissenting Shares and any Cancelled Shares) shall cease to be outstanding, shall automatically be canceled and retired, and shall convert into the right to receive, as to each Participating Stockholder, (i) a right to receive in cash an amount equal to his, her or its Closing Per Share Merger Consideration and (ii) a contingent right to receive in cash, his, her or its Per Share Portion of the Additional Merger Consideration, calculated as and when such amounts become payable, if any.
(d)    Stock Certificates. As of the Effective Time, all Company Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Company Shares (each, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the consideration pursuant to Section 2.03(c) upon physical or electronic surrender of such Stock Certificate in

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accordance with Section 2.12, without interest and subject to any adjustments set forth herein and applicable withholding rights in accordance with Section 2.11 and Section 2.12.
Section 2.04    Treatment of Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the Surviving Corporation or any holder of any Option that is outstanding immediately prior to the Effective Time, each Option, whether an Unvested Option, or a Vested In-the-Money Option shall be cancelled. Each holder of a Vested In-the-Money Option who delivers a properly completed and executed Option Surrender and Cancellation Agreement in the form attached hereto as Exhibit L (an “Option Surrender Agreement”), shall be entitled to receive with respect to each Vested In-the-Money Option held by such holder (a) a right to receive in cash an amount equal to the amount by which the Closing Per Share Merger Consideration exceeds the exercise price per share for such Vested In-the-Money Option and (b) a contingent right to receive in cash, his, her or its Per Share Portion of the Additional Merger Consideration, calculated as and when such amounts become payable, if any. Promptly following the date hereof (but in any event within five Business Days and prior to the solicitation of Securityholders pursuant to Section 2.12), the Company shall take such actions or cause such actions to be taken as are necessary to cause the transactions contemplated by this Section 2.04 and this Agreement to be accomplished and to ensure that all Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time, and the Company shall provide evidence of such actions to Parent promptly following the taking of such actions. For the avoidance of doubt, in the case of an Unvested Option or an Option having an exercise price per share equal to or greater than the proceeds payable in respect of the Company Share underlying such Option (each an “Out-of-the-Money Option”), such Options shall be cancelled without payment of any consideration in respect thereof.
Section 2.05    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.03, Company Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not (i) not waived such holder’s appraisal rights with respect to such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares), (ii) not voted in favor of adoption of this Agreement or consented thereto in writing or (iii) who was not entitled to vote on the adoption of this Agreement and not entitled to consent to the adoption of this Agreement but who has properly demanded, or is otherwise entitled to demand and properly demands, appraisal rights pursuant to, and who has complied in all respects with, the provisions of Section 262(a) of the DGCL shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such dissenting shareholder to be paid the fair value of such dissenting shareholder’s Dissenting Shares under Section 262 of the DGCL shall cease and such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.03(b), without interest thereon, at the times and in the manner provided for in this Agreement, upon surrender of the certificate or certificates that formerly evidenced such Company Shares, along with a duly completed and executed Letter of Transmittal. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of any of the Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the twenty-first day after the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in (but the Company and Securityholders’ Representative, as applicable, shall direct) all negotiations and proceedings with respect to such demands. Prior to the twenty-first day after the

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Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. As soon as practicable after the date hereof, the Company shall distribute a notice to each Stockholder which such notice shall comply with the requirements of Section 262(d)(2) and 228(e) of the DGCL.
Section 2.06    Merger Consideration. The aggregate base consideration for the Merger shall be the sum of $425,000,000 plus the Transaction Tax Amount plus an amount equal to the WC Captive Consideration, if any, payable in cash, and subject to adjustment pursuant to Section 2.09 hereof (the “Merger Consideration”). The parties acknowledge and agree that no portion of the Merger Consideration shall be allocable to the Restrictive Covenants Agreements.
Section 2.07    Transactions to be Effected at the Closing.
(a)    At the Closing, Parent shall deliver:
(i)    to Paying Agent, for further distribution to the Participating Stockholders, an amount in cash equal to (A) the Closing Per Share Merger Consideration, multiplied by (B) the total number of issued and outstanding Company Shares immediately prior to the Effective Time, by wire transfer of immediately available funds to an account or accounts designated in the Funds Flow;
(ii)    to the Escrow Agent, the Escrow Amount pursuant to the wire instructions provided by the Escrow Agent;
(iii)    to the applicable payees, by wire transfer of immediately available funds pursuant to the allocation and wire instructions provided by Securityholders’ Representative to Parent in the Funds Flow, the Estimated Transaction Expenses; provided, that any amounts contemplated by clause (a) of the definition of Transaction Expenses shall be paid to the Company, and Parent shall thereafter cause the Company to pay such amounts to the intended recipients thereof no later than the first regular payroll date after the Closing (or such other date as required by the terms of the applicable Benefit Plan pursuant to which such amount is being paid), provided that if the first regularly scheduled payroll is less than three Business Days following the Closing Date, then such amounts shall be paid on next regularly scheduled payroll thereafter;
(iv)    to the holders of outstanding Estimated Closing Indebtedness set forth on Section 2.07(a)(iv) of the Disclosure Schedule, by wire transfer of immediately available funds in the amounts and pursuant to wire instructions set forth in the applicable Payoff Letter delivered pursuant to Section 2.07(b)(v);
(v)    to the Securityholders’ Representative, the Securityholders’ Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement, the “Securityholders’ Representative Expense Fund”), to be held for the purpose of funding any expenses of the Securityholders’ Representative arising in connection with the administration of the Securityholders’ Representative’s duties in this Agreement after the Effective Time, and the relevant Ancillary Agreements;
(vi)    to the Company, the Option Closing Amount, for further distribution to the intended recipients thereof through its standard payroll procedures in accordance with Section 2.11 (Payroll Process) and in accordance with the terms and conditions of this Agreement;
(vii)    to Securityholders’ Representative, the Escrow Agreement and Paying Agent Agreement, each duly executed by Parent;

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(viii)    at the Closing, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and separately of Merger Sub (in form and substance reasonably satisfactory to the Securityholders’ Representative) certifying the names and signatures of the officers of Parent and Merger Sub, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder;
(ix)    at the Closing, certificates (in form and substance reasonably satisfactory to the Securityholders’ Representative) of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and separately of Merger Sub, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; and
(x)    a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to each of Parent and Merger Sub, issued by the Secretary of State of the State of Delaware.
(b)    The Company shall deliver or cause to be delivered to Parent:
(i)    at the Closing, resignations effective as of the Closing of each of the directors, officers and managers of the Company and its Subsidiaries, other than those directors, officers and managers notified by Parent to the Securityholders’ Representative not less than three Business Days prior to Closing, in form and substance reasonably satisfactory to Parent;
(ii)    at the Closing, an original signed statement stating that the Company is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) together with an original signed notice to be delivered to the IRS, and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company following the Closing in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each dated as of the Closing Date, duly executed by an authorized officer of the Company under penalties of perjury, and in form and substance reasonably acceptable to Parent;
(iii)    at the Closing, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company (in form and substance reasonably satisfactory to Parent) certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;
(iv)    at the Closing, certificates (in form and substance reasonably satisfactory to Parent) of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) and the Securityholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect, have not been rescinded or revoked, and are all the resolutions adopted in connection with the Transactions;
(v)    not less than five Business Days prior to the Closing Date, payoff letters or other evidence of the outstanding amounts of Indebtedness and the amounts to be paid in connection with the settlement, payoff and termination of such Indebtedness at Closing (evidencing, upon receipt of the amounts set forth in such payoff letter (reflecting a “per diem” amount as applicable), the (A) payoff of all such Indebtedness, (B) termination of all loan and collateral documentation evidencing such Indebtedness and (C) the release all Encumbrances securing such Indebtedness ) pursuant Section 2.07(a)(iv) (the ”Payoff

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Letters”) and all instruments and documents necessary to release any and all Encumbrances securing Closing Indebtedness, in each case, in form and substance reasonably satisfactory to Parent;
(vi)    not less than five Business Days prior to the Closing Date, evidence of the outstanding amounts of Transaction Expenses and the amounts to be paid in connection with the settlement, payoff and termination of such Transaction Expenses at Closing;
(vii)    not less than five Business Days prior to the Closing Date, the Estimated Closing Statement in accordance with Section 2.09(a));
(viii)    a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to the Company and each of its Subsidiaries, issued by the Secretary of State of the State of Delaware or, with respect to Subsidiaries of the Company, the Secretary of State or other competent Government Authority of the jurisdiction of such Subsidiary’s formation or incorporation (as applicable);
(ix)    evidence of the termination (in form and substance reasonably satisfactory to Parent) of each of those Contracts, liens and other transactions set forth on Section 2.07(b)(ix) of the Disclosure Schedule;
(x)    the approvals, consents and waivers set forth on Section 2.07(b)(x) of the Disclosure Schedule (in form and substance reasonably satisfactory to Parent); provided, however, that the Company shall only be required to use commercially reasonable efforts to obtain such consents;
(xi)    each Ancillary Agreement to which any of the Company, the Securityholders and Securityholders’ Representative is a party, duly executed by such party;
(xii)    evidence of the effectiveness of the D&O Tail Policy and the Specified Tail Policies upon the Closing; and
(xiii)    the Group Audited Financials.
(c)    Parent, the Company and Securityholders’ Representative shall direct Paying Agent to pay to each Stockholder as soon as practicable following Paying Agent’s receipt of all duly completed and executed documents necessary for such Stockholder to qualify as a Participating Stockholder, that portion of the Merger Consideration payable to such Participating Stockholder as reflected in the Funds Flow. No portion of the Merger Consideration shall be paid or payable to a Stockholder unless and until such Stockholder is a Participating Stockholder.
(d)    Effective as of the Closing, the Securityholders hereby agree with the Company that the Stockholders Agreement, dated as of April 17, 2018 (the “Company Stockholders Agreement”), by Littlejohn Fund V, L.P., Littlejohn Fund V-A, L.P. and among the Company and the Stockholders (as defined therein) shall terminate without further action of the parties thereto in accordance with Section 9 thereof and thereafter be of no further force or effect, other than the obligation in favor of the Company set forth in Section 5 therein which will survive solely with respect to this Transaction.
(e)    Effective as of the Closing, Littlejohn Fund V, L.P., Littlejohn Fund V-A, L.P., the Company and the Subsidiaries party thereto hereby agree that the Second Amended and Restated Management Services Agreement, dated as of December 20, 2019 (the “Management Services Agreement”), by and among Littlejohn Fund V, L.P., Littlejohn Fund V-A, L.P., the Company and the Subsidiaries party thereto shall terminate without further action of the parties thereto in accordance with Section 3 thereof and thereafter be of no further force or effect, and upon the Closing, no further amounts shall be due to Littlejohn & Co, LLC, its Affiliates or Representatives under the Management Services Agreement.

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Section 2.08    Escrow. At the Closing, Parent and the Securityholders’ Representative shall enter into the Escrow Agreement with the Escrow Agent, pursuant to which the Escrow Agent shall hold and disburse the Escrow Amount. At the Closing in accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds, (i) the Adjustment Escrow Amount, to be held for the purpose of securing the potential obligations of the Securityholders relating to the Post-Closing Adjustment, if any, pursuant to Section 2.09 and (ii) the Sales Tax Indemnity Escrow Amount, to be held for the purpose of securing the potential obligations of the Securityholders pursuant to Article VII. The Escrow Amount shall be disbursed only in accordance with the terms of this Agreement and the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the approval of the Escrow Agreement and all arrangements related thereto by the Securityholders.
Section 2.09    Merger Consideration Adjustment.
(a)    Closing Adjustment.
(i)    For purposes of Closing, the Company shall prepare and deliver to Parent at least five Business Days prior to the Closing Date, together with reasonable supporting documentation and any additional information reasonably requested by Parent (A) a statement setting forth the Company’s good faith estimate of the Estimated Cash, Estimated Transaction Expenses, Estimated Closing Indebtedness, and Estimated Closing Working Capital (calculated in accordance with Exhibit I), in each case, consistent with the terms set forth in this Agreement (the “Estimated Closing Statement”), and (B) a statement (the “Funds Flow”) that sets forth (i) the wire transfer or other payment instructions with respect to the payments to be made to the Company, Paying Agent, and the applicable recipients of Transaction Expenses and Closing Indebtedness, (ii) the number, series and class of Company Shares held by each Stockholder immediately prior to the Effective Time, (iii) the amount of Closing Merger Consideration payable to each such Stockholder at the Closing, (iv) for each Stockholder, such Stockholder’s Participation Percentage (assuming for such purposes all Stockholders are Participating Stockholders) and Per Share Portion, (v) for each Optionholder, (A) each Optionholder’s Participation Percentage and Per Share Portion, (B) the number of Company Shares underlying each Vested In-the-Money Option held by such Optionholder as of immediately prior to the Effective Time, (C) the exercise price per Company Share purchasable under each such Vested Option, and (D) the aggregate Option Closing Amount payable to such Optionholder, (vi) the amounts payable, with appropriate wire instructions, for each recipient of Transaction Expenses, and (vii) the amounts payable, with appropriate wire instructions for each holder of Closing Indebtedness to be repaid at Closing. The Company shall consider in good faith Parent’s comments to the Estimated Closing Statement and Funds Flow and make such modifications thereto (and to the Funds Flow resulting therefrom) as the Company determines in good faith are necessary to achieve conformity with the requirements of this Agreement. Each of the Parties hereby acknowledges and agrees that (i) the preparation and accuracy of the Funds Flow and the allocation and calculations set forth therein are the responsibility of the Company, the Securityholders’ Representative and/or the Stockholders of the Company involved in preparation thereof, and (ii) Parent and Merger Sub and their respective Affiliates and Representatives shall be entitled to rely thereon without independent verification, and to make payments in accordance therewith, without any obligation to investigate or verify the accuracy or correctness thereof or the calculations set forth therein. The Estimated Closing Statement shall be prepared and delivered in good faith, based on the books and records of the Company and its Subsidiaries and in accordance with this Agreement, GAAP and applicable Laws, and shall be accompanied by a statement and a certificate of the Securityholders’ Representative that the Estimated Closing Statement was prepared in accordance with the applicable provisions of Section 2.9 and the definitions and exhibits referred to herein. The amount included on the Estimated Closing Statement with respect to clause (b) of the definition of Indebtedness with respect to Excluded Earnouts shall be $0 (which for the avoidance of doubt, may be adjusted in the Post-Closing Adjustment to reflect the actual amount of Indebtedness due at or in connection with Closing with respect thereto).

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(ii)    The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus Target Working Capital. If the Closing Adjustment is a positive number, the Merger Consideration payable to the Securityholders at Closing shall be increased by the absolute value of the Closing Adjustment. If the Closing Adjustment is a negative number, the Merger Consideration payable the Securityholders at Closing shall be reduced by the absolute value of the Closing Adjustment.
(b)    Post-Closing Adjustment.
(i)    As soon as practicable, and otherwise within 75 days after the Closing Date, Parent shall prepare and deliver to Securityholders’ Representative a closing statement setting forth: (i) a calculation of Closing Working Capital (calculated in accordance with Exhibit I), (ii) a calculation of the Closing Indebtedness, (iii) a calculation of the Cash, (iv) a calculation of the aggregate amount of all Transaction Expenses, and (v) a calculation of the Post-Closing Adjustment (items (i) through (v) being collectively, the “Closing Statement”). The Closing Statement shall be prepared in accordance with this Section 2.09 and the definitions and exhibits referred to herein. The Parties acknowledge and agree that the purpose of determining the final calculation of Closing Working Capital and the corresponding adjustment to the Merger Consideration contemplated by this Section 2.09(b)(i) is to measure differences between Target Working Capital and the final calculation of Closing Working Capital, if any, and the adjustment procedures set forth in this Section 2.09(b)(i) are not intended to permit the introduction of different judgements, accounting methods, policies, practices, procedures, classifications, valuation practices or estimation methodologies for the purpose of determining the Closing Working Capital other than as set forth in this Section 2.09 and the related definitions herein.
(ii)    For purposes of this Agreement, “Post-Closing Adjustment” means an amount equal to (i) the Closing Working Capital minus the Estimated Closing Working Capital, plus (ii) the Estimated Closing Indebtedness minus the Closing Indebtedness plus (iii) the Estimated Transaction Expenses minus the Transaction Expenses, and plus (iv) the Cash minus the Estimated Cash. The Post-Closing Adjustment shall be subject to payment pursuant to Section 2.09(c)(vi).
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Statement, Securityholders’ Representative shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period and if there are any Disputed Amounts, until the applicable Determination, Securityholders’ Representative and its Representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Parent or its Representatives to the extent that they relate to the Closing Statement and to such historical financial information and documentation (to the extent in Parent’s possession or control) relating to the Closing Statement as Securityholders’ Representative or its Representatives may reasonably request for the purpose of reviewing the Closing Statement and, if applicable, preparing a Statement of Objections (defined below), and Parent shall cause the personnel of the Parent, the Company, and its or their Representatives to cooperate reasonably with such review by Securityholders’ Representative and its Representatives.
(ii)    Objection. On or prior to the last day of the Review Period, Securityholders’ Representative may object to the Closing Statement by delivering to Parent a written statement setting forth the objections of the Securityholders’ Representative in reasonable detail, indicating each disputed item or amount and the basis for the disagreement of the Securityholders’ Representative therewith (the “Statement of Objections”). If Securityholders’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Securityholders’ Representative. If Securityholders’ Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Securityholders’ Representative shall negotiate in good faith to resolve

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such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Parent and Securityholders’ Representative, shall be final and binding.
(iii)    Resolution of Disputes. If Securityholders’ Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Stout Risius Ross, LLC or, if Stout Risius Ross, LLC is unable to serve, Parent and Securityholders’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting solely as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (each such written determination, a “Determination”). The Determination must be based solely on presentations with respect to such disputed items by Parent and the Securityholders’ Representative to the Independent Accountant and not on the Independent Accountant’s independent review; provided, that such presentations shall be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accountant by Parent or the Securityholders’ Representative in connection with such presentations and any materials delivered to the Independent Accountant in response to requests by the Independent Accountant. In deciding any matter, the Independent Accountant: (a) may only assign values to items in dispute and such values must be the same as or between the values asserted by Parent and by the Securityholders’ Representative in the Closing Statement and the Statement of Objections, respectively, and (b) shall be bound by the express terms, conditions and covenants set forth in the Agreement. The Independent Accountants may consider only those items and amounts in Parent’s or the Securityholders’ Representative’s written submissions as set forth above. Absent manifest error, the determination made by the Independent Accountant of the items in dispute shall be conclusive, binding upon the Parties and their Affiliates and Representatives, nonappealable and considered final for all purposes hereunder and shall not be subject to further review. All communications (whether oral or in writing) among the Securityholders’ Representative and Parent, their respective counsel or representatives relating to, concerning or in connection with the Closing Working Capital and deliverables related thereto and the matters covered thereby are governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule) to the fullest extent permitted by Law.
(iv)    Fees of the Independent Accountant. To facilitate the engagement of the Independent Accountant, the Securityholders’ Representative and Parent will each execute the Independent Accountant’s standard engagement agreement and pay when due 50% of all amounts (including any retainer) owed thereunder. Upon resolution of the matter, there shall be an accounting between the Securityholders’ Representative and Parent, such that the fees and expenses of the Independent Accountant shall be borne by Securityholders’ Representative solely in its representative and not personal capacity from the Securityholders’ Representative’s Expense Fund, on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Securityholders (or Securityholders’ Representative on behalf of Securityholders) or Parent, respectively, bears to the aggregate amount actually contested by Securityholders’ Representative and Parent as determined by the Independent Accountant. By way of example and not by way of limitation, if the Securityholders’ Representative seeks a $70,000 upward adjustment to Working Capital and the Independent Accountant determines that there should be a $40,000 upward adjustment, then the Seller Parties shall be responsible for three-sevenths (3/7th) of the fees and expenses and Parent shall be responsible for four-sevenths (4/7th) of the fees and expenses.

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(v)    Determination by Independent Accountant. Each of Parent and the Securityholders’ Representative shall use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such Party shall be entitled, as part of its presentation, to respond to the presentation of the other Party and any question and requests of the Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement or the Post-Closing Adjustment shall be conclusive and binding upon the Parties absent fraud or manifest error.
(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, without interest, shall be due (x) within five Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above (as applicable, the “Post-Closing Adjustment Due Date”).
(vii)    If the Post-Closing Adjustment (as finally determined hereunder) is a positive amount, on or prior to the Post-Closing Adjustment Due Date:
(A)    Parent shall pay to Paying Agent (on behalf of each Participating Stockholder) an amount equal to the product of (y) the Post-Closing Adjustment multiplied by (z) the Participating Stockholders’ aggregate Participation Percentages, by wire transfer of immediately available funds to an account designated by Paying Agent, such amount to be paid by Paying Agent to Participating Stockholders in accordance with their respective Participation Percentages;
(B)    Parent shall pay to the Company (on behalf of each Participating Optionholder) an amount equal to the product of (y) the Post-Closing Adjustment multiplied by (z) the Participating Optionholders’ aggregate Participation Percentages, by wire transfer of immediately available funds to an account designated by the Company, such amount to be paid by the Company to Participating Optionholders in accordance with their respective Participation Percentages and the Company’s payroll procedures; and
(C)    Parent and Securityholders’ Representative shall deliver to the Escrow Agent joint instructions instructing the Escrow Agent to disburse promptly (x) the Stockholder Allocation of the Adjustment Escrow Amount to Paying Agent (on behalf of each Participating Stockholder) in an amount equal to the product of (1) the Stockholder Allocation of the Adjustment Escrow Amount multiplied by (2) the Participating Stockholders’ aggregate Participation Percentages, such amount to be paid by Paying Agent to Participating Stockholders in accordance with their respective Participation Percentages; and (y) the Optionholder Allocation of the Adjustment Escrow Amount to the Company (on behalf of each Participating Optionholder) in an amount equal to the product of (1) the Optionholder Allocation of the Adjustment Escrow Amount multiplied by (2) the Participating Optionholders’ aggregate Participation Percentages, such amount to be paid by the Company to each such Participating Optionholder in accordance with their respective Participation Percentages and the Company’s payroll procedures.
(viii)    If the Post-Closing Adjustment (as finally determined hereunder) is a negative amount, then Securityholders’ Representative and Parent shall deliver to the Escrow Agent in a timely manner joint instructions instructing the Escrow Agent to disburse on or prior to the Post-Closing Adjustment Due Date to Parent from the Adjustment Escrow Amount an amount equal to the lesser of (1) the absolute value of the Post-Closing Adjustment and (2) the Adjustment Escrow Amount. If the absolute value of the Post-Closing Adjustment is greater than the Adjustment Escrow Amount, then such excess amount would be paid by the Participating Securityholders in proportion to their Participation Percentages. If the

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absolute value of the Post-Closing Adjustment is less than the Adjustment Escrow Amount, then the balance of any Adjustment Escrow Amount thereafter remaining in escrow with the Escrow Agent will be delivered:
(A)    to Paying Agent (on behalf of each Participating Stockholder) an amount equal to the product of (y) the Stockholder Allocation of the remaining balance, if any, of the Adjustment Escrow Amount multiplied by (z) the Participating Stockholders’ aggregate Participation Percentages, such amount to be paid by Paying Agent to the Participating Stockholders in accordance with their respective Participation Percentages; and
(B)    to the Company (on behalf of each Participating Optionholder) an amount equal to the product of (y) the Optionholder Allocation of the remaining balance, if any, of the Adjustment Escrow Amount multiplied by (z) the Participating Optionholders’ aggregate Participation Percentages, by wire transfer of immediately available funds to an account designated by the Company, such amount to be paid by the Company to Participating Optionholders in accordance with their respective Participation Percentages and the Company’s payroll procedures.
(ix)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.09 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
Section 2.10    Closing. Unless this Agreement is earlier terminated pursuant to Article IX, the Merger contemplated hereby shall take place at a closing (the “Closing”) to be held at no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or, if permissible, waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or, if permissible, waiver of such conditions), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Securityholders’ Representative and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that in no event shall Closing occur prior to May 31, 2024.
Section 2.11    Payroll Process. Notwithstanding anything to the contrary herein, to the extent any payment to be made hereunder (whether payable on or after the Closing Date) constitutes a compensatory payment for applicable Tax purposes, such amount shall not be paid directly to the applicable recipient but shall instead be paid to the Company, to then be paid by the Company to such recipient through the payroll procedures of the Company (or any third party payroll agent of the Company or the Surviving Corporation) (with such payment by the Company to be reduced by any applicable deductions or withholdings for Taxes). For the avoidance of doubt, this Section 2.11 shall not apply to any payments of the Merger Consideration made hereunder to the Stockholders.
Section 2.12    Exchange; Surrender of Certificates.
(a)    At the Closing, Parent and the Securityholders’ Representative shall enter into Paying Agent Agreement with Paying Agent, pursuant to which Paying Agent shall effect the exchange of cash for Company Shares entitled to payment pursuant to Section 2.03. Paying Agent shall deliver promptly following the execution and delivery hereof a Letter of Transmittal to the holders of Company Shares, together with instructions for use in effecting the surrender of Company Shares in exchange for the cash amounts payable in accordance with Section 2.03 (but subject to Section 2.11). The adoption of this Agreement and the approval of the Merger by the Stockholders shall be deemed to constitute the form of the approval of the Letter of Transmittal. Each such Stockholder who or which makes the deliveries to Paying Agent required by the Letter of Transmittal prior to the Effective Time and otherwise qualifies as a Participating Stockholder shall be entitled to receive in exchange therefor the cash amounts payable in

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accordance with Section 2.03 (but subject to Section 2.11) on the same Business Day as the Effective Time, or as soon as possible thereafter (but in any event no later than one Business Day after the Effective Time). Each such Stockholder who or which makes the deliveries to Paying Agent required by the Letter of Transmittal at or after the Effective Time and otherwise qualifies as a Participating Stockholder shall be entitled to receive in exchange therefor the cash amounts payable in accordance with Section 2.03 (but subject to Section 2.11) as soon as possible thereafter (but in any event no later than three Business Day after delivery thereof is made).
(b)    The Company shall deliver, promptly following the execution and delivery hereof, an Option Surrender Agreement to each Optionholder, together with instructions for use in effecting the surrender of Vested Options in exchange for the cash amounts payable in accordance with Section 2.04 (but subject to Section 2.11). Each such Optionholder that makes the deliveries to the Company required by the Option Surrender Agreement prior to the Effective Time shall be entitled to receive the cash amounts payable in accordance with Section 2.04 (but subject to Section 2.11) no later than the first regularly scheduled payroll date following the Effective Time. Each such Optionholder that makes the deliveries to the Company required by the Option Surrender Agreement at or after the Effective Time shall be entitled to receive the cash amounts payable in accordance with Section 2.04 (but subject to Section 2.11) no later than the first regularly scheduled payroll date following such deliveries (provided that if the first regularly scheduled payroll is less than three Business Days following the Closing Date, then such amounts shall be paid on next regularly scheduled payroll thereafter).
(c)    The applicable portion of the Merger Consideration paid upon the physical or electronic surrender of a Stock Certificate in accordance with the terms of this Section 2.12 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Stock Certificate. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time any Stock Certificates are physically presented to the Surviving Corporation or Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.12.
(d)    If any Stock Certificate shall have been lost, stolen or destroyed, Paying Agent or the Surviving Corporation, as the case may be, shall pay to such holder the applicable portion of the Merger Consideration required pursuant to Section 2.03(c) in exchange for such lost, stolen or destroyed Stock Certificate, upon the making of an affidavit of that fact by the holder thereof in the form attached to the Letter of Transmittal.
(e)    Promptly following the date which is 12 months after the Closing Date, the Surviving Corporation shall instruct Paying Agent to deliver to the Surviving Corporation, by wire transfer of immediately available funds to an account or accounts specified by the Surviving Corporation, the undistributed portion of the Merger Consideration, Letters of Transmittal, and other documents in its possession relating to the Transactions. Thereafter, each Stockholder entitled to Merger Consideration who or which has not delivered a Letter of Transmittal or otherwise failed to qualify as a Participating Stockholder may deliver a Letter of Transmittal and any Ancillary Agreement or other instrument required to be delivered by such Stockholder to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor, and the Surviving Corporation shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement without any interest thereon. Neither the Surviving Corporation nor Paying Agent shall be liable to any Securityholder or former Securityholder with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law.

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Section 2.13    Earn-Out(a)    .
(a)    Subject to the limitations and qualifications set forth in this Section 2.13, Parent shall pay or cause to be paid such additional amounts, if any, as Additional Merger Consideration in accordance with this Section 2.13. No later than 75 days after the Earn-Out Period, Parent shall deliver to Securityholders’ Representative a written statement certified by an officer of Parent (the “Earn-Out Statement”) setting forth Parent’s calculation of the Earn-Out Gross Profit and the Earn-Out Payment, if any, associated therewith and a description of whether the Earn-Out Condition has been satisfied. If an Earn-Out Payment is required, Parent shall, or shall cause the Company to, make the Earn-Out Payment in accordance with Section 2.13(c). The Earn-Out Statement will be calculated in accordance with Exhibit E.
(b)    On or prior to the 45th day following Parent’s delivery of the Earn-Out Statement, Securityholders’ Representative may elect in its sole discretion to deliver a dispute notice to Parent with respect to the Earn-Out Statement setting forth in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith (each, a “Dispute Notice”). Following the timely delivery of a Dispute Notice with respect to the Earn-Out Statement, Securityholders’ Representative and Parent shall follow the procedures set forth in Sections 2.09(b) and 2.09(c) mutatis mutandis as if references to defined terms therein refer to analogous terms set forth in this Section 2.13, as applicable, to determine whether the Participating Securityholders are entitled to an Earn-Out Payment or an increased Earn-Out Payment, as applicable. If no Dispute Notice is timely delivered to Parent, then the Earn-Out Statement and all calculations set forth therein will be deemed final and binding for all purposes.
(c)    If an Earn-Out Payment is required under Section 2.13(a) or the application of the procedures described in Section 2.13(b) results in a final determination the Participating Securityholders are entitled to an Earn-Out Payment or an increased Earn-Out Payment then, within 10 days, Parent shall pay (i) to Paying Agent an amount equal to the Stockholder Allocation of the Earn-Out Net Payment by wire transfer of immediately available funds, to an account designated by Paying Agent, for subsequent payment by Paying Agent to Participating Stockholders in accordance with their respective Participation Percentages and (ii) to the Company or any of its Subsidiaries (as applicable) an amount equal to the Optionholder Allocation of the Earn-Out Net Payment, (iii) the MTIP Aggregate Payment, if any, to the MTIP Recipients pursuant to their respective MTIP Agreement, in each case, with respect to the Participating Optionholders and MTIP Recipients, by wire transfer of immediately available funds, to an account designated by the Company, for subsequent payment by the Company to Participating Optionholders in accordance with their respective Participation Percentages, and to the MTIP Recipients pursuant to their respective MTIP Agreements, in each case, through the Company’s standard payroll procedures and (iv) to any payees of expenses set forth in the Earn-Out Funds Flow, an amount equal to the total expenses required to be paid from the Earn-Out Payment (if any), as designated on the Earn-Out Funds Flow. In the event that the Securityholders’ Representative delivers a Dispute Notice under Section 2.13(b), then Parent shall pay the undisputed portion of any Earn-Out Payment as required by this Section 2.13(c) with any additional Earn-Out Payments identified in the Dispute Notice, if any, to be paid hereunder after resolution of such dispute pursuant to Section 2.13(b). The Securityholders’ Representative shall, three Business Days prior to any Earn-Out Payment hereunder, deliver a statement to Parent setting forth the amount of Earn-Out Net Payment, the payees and amounts of each of the components thereof, and any details required by Parent, the Company or the Paying Agent to make the payments with respect thereto (such notice, the “Earn-Out Funds Flow”), and such amounts shall be paid (or caused to be paid) by Parent in accordance with the procedures set forth in this Agreement.
(d)    The Parties shall treat any payments made pursuant to this Section 2.13 as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law. The Earn-Out Payment, if paid, shall be deemed to include imputed interest to the extent required by the Code.

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(e)    Upon reasonable prior written notice, Parent shall make the books and records of the Company relevant to the calculations set forth in this Section 2.13 available for inspection during normal business hours and upon reasonable prior written notice to Securityholders’ Representative and its advisors for the verification of any such calculation and for purposes of confirming compliance with this Section 2.13; provided, however, such review shall be at the Securityholders’ Representative’s sole cost and expense; provided further that any such advisors shall have executed written confidentiality agreements with the Company (or its designated Affiliates, as determined by Parent) in form and substance reasonably acceptable to the Company (or such Affiliates).
(f)    Each Party hereby acknowledges and agrees, on behalf of itself and its Affiliates and its and their respective successors and assigns (including with respect to the Securityholders’ Representative, on behalf of the Securityholders), as follows:
(i)    After the Closing and during the Earnout Period, Parent shall, and shall cause the Company and its Subsidiaries to, conduct and operate the business of the Company and its Subsidiaries in the ordinary course of business and in accordance with past practices; provided, that this sentence shall not prohibit (i) the taking of any actions by Parent, the Company or its Subsidiaries that are specifically excluded from the restrictions set forth in Section 2.13(f)(ii), (ii) collaboration between Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other, with respect to client development and the pursuit of client opportunities, (iii) essential actions and changes in response to general market conditions impacting Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation and its Subsidiaries). After the Closing and during the Earnout Period, Parent shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts to cause the Company and its Subsidiaries not to, take any action that would reasonably be expected to, at the time of the taking of such action after taking into account facts and circumstances available with respect to such action, reduce the Excess Gross Profit or the likelihood of achieving the maximum Earn-Out Payment, including, without limitation, any of the actions prohibited by the provisions of Section 2.13(f)(ii). Within 10 days following the Securityholders’ Representative obtaining actual and direct knowledge of the occurrence of any actions taken by Parent or its Subsidiaries (or the Company and its Subsidiaries) that it believes to be a breach of this Section 2.13(f)(i) or Section 2.13(f)(ii), the Securityholders’ Representative shall deliver written notice to Parent notifying Parent of the breach of this Section 2.13(f)(i) or Section 2.13(f)(ii), and Parent shall have 30 days from Parent’s receipt of such notice to cure such actions or events. If Securityholders’ Representative fails to give such notice, it shall be deemed to have consented to such actions for all purposes hereunder.
(ii)    After the Closing and during the Earnout Period, Parent shall not (without the prior written consent of the Securityholders’ Representative): (A) relocate or reallocate or otherwise move any employees of the Surviving Corporation and its Subsidiaries who are front-line producers (i.e., commission earning personnel who are sales people or recruiters) from their current role in the Company and its Subsidiaries to a different role in divisions or Subsidiaries of Parent that are not divisions or Subsidiaries of the Surviving Corporation and its Subsidiaries (provided, this clause (A) shall not prohibit the promotion (to the extent such promotion is made within the Company or any Subsidiary and entails a substantially similar job function) or termination of any such individuals in connection with ordinary course promotions or terminations or in response to general market conditions impacting Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation and its Subsidiaries)); (B) assign or reallocate to Parent or any of its Subsidiaries any customers of the Company and its Subsidiaries (as of the Closing) which, with respect to this clause (B), moving, assigning or relocating customers shall (i) include moving of revenue from such customers away from the Surviving Corporation or any its Subsidiaries to Parent or any of its Subsidiaries but (ii) shall not include ordinary course increases in sales by Parent or its Subsidiaries to any customers who, as of the Closing, are customers of both (x) Parent or any of its Subsidiaries, and (y) the Company and its Subsidiaries; (C) affect material changes in the Company’s and its Subsidiaries’ compensation structures that were put in place prior to January 31, 2024, where such changes would have a material impact on such recipients’ incentives to focus on increasing gross profit of the Surviving Corporation and its Subsidiaries;

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(D) implement a strategy to transition away from IT staffing being the Surviving Corporation’s and its Subsidiaries’ core service offering, (E) implement a significant change in go-to-market strategy for the Company or any Subsidiary; (F) record as revenue for Parent and its Subsidiaries, new revenue wins that have been generated by the Surviving Corporation and its Subsidiaries; provided, that this clause (F) shall not prohibit Parent and its Subsidiaries from recording to Parent and its Subsidiaries revenue of Parent and its Subsidiaries that has resulted from a collaboration with the Surviving Corporation and its Subsidiaries if neither the Company nor any Subsidiary provides any material service or incurs any material cost with respect to generating such revenue; provided, further, that if the Company or any Subsidiary does provide any material service or incur any material cost with respect to such collaboration and the generation of such revenue, such revenue shall be apportioned (for purposes of calculating revenue attributable to Earn-Out Gross Profit) between Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), on the one hand, and the Surviving Corporation and its Subsidiaries, on the other hand, to reflect the portion of such services and the amounts of such costs that are incurred or provided by Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), on the one hand, and the Surviving Corporation and its Subsidiaries, on the other hand (and the portion of such revenue included in the calculation of Earn-Out Gross Profit shall be apportioned accordingly); (G) implement changes to the Surviving Corporation’s and its Subsidiaries’ internal systems, record keeping practices and system projects that could materially impede the ability of the Surviving Corporation and its Subsidiaries to calculate or determine Earn-Out Gross Profit; provided, however, this clause (G) shall not prevent or prohibit (i) essential changes (including with respect to record keeping and accounting) that are reasonably required in connection with accounting compliance, revenue consolidation or information security to comply with any Laws applicable to Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), none of which changes will materially impair the calculation or determination of Earn-Out Gross Profit, (ii) planning for the implementation of any such changes after the Earn-Out Period, and (iii) leveraging client-facing technology to provide value to clients of the Surviving Corporation, Parent and each of their Subsidiaries, none of which leveraging will materially impair the calculation or determination of Earn-Out Gross Profit; (H) implement changes to marketing spend and job board spend from the amounts set forth in the Surviving Corporation’s 2024 annual budget or current run rate (whichever is smaller) which for the avoidance of doubt, shall not prohibit negotiating lower unit prices with third party vendors and leveraging opportunities to reduce such amounts; (I) except as may be required to comply with applicable Law, require changes in the terms of any Contracts with material customers of the Surviving Corporation and its Subsidiaries that require the introduction into such contracts significant unusual, “off-market” or other material economic terms that could reasonably be expected to cause significant client attrition. Notwithstanding the foregoing, Parent’s planning for the implementation or taking of any of the foregoing actions or plans after the expiry of the Earn-Out Period shall not be a breach hereof. Except as set forth in Sections 2.13(f)(i), 2.13(f)(ii), and 2.13(f)(v), Parent and its Subsidiaries shall have the sole and exclusive authority to operate the business of the Company and its Subsidiaries in its sole discretion.
(iii)    Any amount that becomes payable to the Securityholders pursuant to this Section 2.13, and the Securityholders’ right to such amounts, are an integral part of the aggregate consideration payable by Parent in connection with the Transactions and constitute consideration paid for the Company Shares and Vested In-the-Money Options.
(iv)    The right to receive any Earn-Out Payment is solely an unsecured contractual right and is not a security for purposes of any federal or state securities Laws.
(v)    The obligation to pay or cause to be paid any Earn-Out Payment (collectively, an “Earn-Out Consideration Payment Obligation”) will not be represented by any form of certificate or instrument.

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(vi)    In the event that Parent takes, or causes the Company or any of its Subsidiaries to take, any of the following actions during the Earn-Out Period, the Securityholders’ Representative shall have the right to, within 60 days following the Securityholders’ Representative becoming aware of the occurrence of any of the following events, deliver written notice to Parent notifying Parent of the breach of this Section 2.13(f)(vi), and electing that the total Earn-Out Payment (in an amount equal to $60,000,000) shall become accelerated and payable in full (x) with respect to a breach of Section 2.13(f)(vi)(A), 10 days after Parent’s receipt of such notice and (y) with respect to a breach of Sections 2.13(f)(vi)(B) or 2.13(f)(vi)(C), 20 days after Parent’s receipt of such notice if such breach has not been cured prior to the expiry of such 20 day period: (A) Parent sells, directly or indirectly, all or substantially all of the equity interests in MRP and its Subsidiaries (taken as a whole) or all or substantially all of the assets of MRP and its Subsidiaries taken as a whole, in each case to any one more third parties (other than Affiliates of Parent and its Subsidiaries, provided, that notwithstanding the foregoing, a sale of all or substantially all of the equity interests in Parent and its Subsidiaries (taken as a whole) or all or substantially all of the assets of Parent and its Subsidiaries (taken as a whole) shall not be treated as a sale of all or substantially all of the equity interests or assets of MRP and its Subsidiaries, (B) Parent, the Company or any of the Company’s Subsidiaries assigns a material amount of customer contracts entered into by the Company or any Subsidiary to other business units or Subsidiaries of Parent or its Subsidiaries that materially impacts the achievement of the Earn-Out Condition, (C) the Company or any Subsidiary engages in any corporate restructuring or reorganization of the legal corporate entity structure of Parent and its Subsidiaries including MRP and its Subsidiaries (excluding any ongoing reorganization, restructuring internally among the Company and its Subsidiaries or the winding up, liquidation or dissolution of the Company or any of its Subsidiaries) that materially impacts the achievement of the Earn-Out Condition, other than as may be consented to by the Securityholders’ Representative.
(vii)    Any Earn-Out Payment is not guaranteed, that the conditions to receipt of any Earn-Out Payment are set at levels that reflect strong future performance, and that Parent, the Company and its and their Subsidiaries and Representatives may make business decisions in good faith that they believe to be appropriate at the time.
(viii)    Any Earn-Out Consideration Payment Obligation shall at all times remain a promise to pay, and shall not at any time constitute or be deemed to be any equity security in Parent or the Surviving Corporation and its Subsidiaries, nor be converted into or exchanged (directly or indirectly) for any equity interest in Securityholders or any of the Surviving Corporation or any of its Subsidiaries, nor entitle the holder thereof to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights or powers common to holders of Parent’s or any of its Affiliates’ equity interests, other than the right to receive payment of monies as described in this Section 2.13.
Section 2.14    Withholding. Parent, Merger Sub, the Surviving Corporation, or any of their Affiliates, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable to any Person under this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Tax Laws. Except with respect to any withholding with respect to the Company’s failure to deliver the certification pursuant to Section 2.07(b)(ii) and withholding with respect to any payment treated as compensation for tax purposes, the Person entitled to deduct or withhold pursuant to the preceding sentence shall provide written notice of its intent to deduct or withhold (including a reasonable explanation of the basis for such deduction or withholding) to the applicable Person in respect of which such deduction or withholding will be made at least five (5) Business Days prior to any such deduction or withholding. To the extent any amounts are so deducted and withheld and timely paid to the appropriate Governmental Authority, any such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. The Parties, including any of their Affiliates and the Surviving Corporation, shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any

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certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.
ARTICLE III
Representations and Warranties of Company
Except as set forth in the Disclosure Schedules, Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.
Section 3.01    Organization, Authority and Qualification of the Company. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation as set forth on Section 3.01 of the Disclosure Schedules, and has all necessary company or corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the business of the Company and its Subsidiaries. This Agreement and each of the Ancillary Agreements to which the Company or any of its Subsidiaries is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Company Ancillary Agreements”) has been duly executed and delivered by the Company and its Subsidiaries, as applicable, and (assuming due authorization, execution and delivery by Stockholders, Parent, Merger Sub and any other Persons who or which are party hereto and thereto) this Agreement and each of the Company Ancillary Agreements constitutes a legal, valid and binding obligation of Company and its Subsidiaries, enforceable against such Company or Subsidiary, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Company and its Subsidiaries has all requisite corporate, limited liability company, or similar organizational power and authority to execute and deliver this Agreement and each of the Company Ancillary Agreements to which it is (or with respect to the Company Ancillary Agreements to be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation by the Company of the Transactions have been duly authorized and approved by the Company’s board of directors, and no other corporate action on the part of the Company or, except for the Stockholder Approval, its stockholders is necessary to authorize the execution, delivery and performance of this Agreement or any Company Ancillary Agreements, and the consummation by the Company of the Transactions.
Section 3.02    Capitalization.
(a)    Section 3.02(a) of the Disclosure Schedules sets forth all of the authorized, issued and outstanding Equity Interests of the Company and the record owners thereof as of the date hereof. The Company Shares reflected in Section 3.02(a) of the Disclosure Schedules constitute, in the aggregate, 100% of the total issued and outstanding capital stock in the Company that will be issued and outstanding immediately before the Closing, subject to the exercise of any of the Options set forth in Section 3.02(c) of the Disclosure Schedule, being exercised after the date hereof and prior to the Closing Date. As of the Closing, the Company Shares will be duly authorized and will be validly issued, fully-paid and non-assessable.

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(b)    The Company Shares when issued, sold and delivered, were or will be issued in compliance with applicable Laws, and were or will be otherwise validly issued, duly authorized and free and clear of any Encumbrances (other than those arising under applicable securities Laws, the Company’s Organizational Documents, the Company Stockholders Agreement or this Agreement or the Company Ancillary Agreements). The Company Shares have not been and will not be issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which the Company or any Stockholder is a party and are not subject to or in violation of any preemptive rights of any Person.
(c)    Except as set forth in Section 3.02(c) of the Disclosure Schedules, there are no (A) outstanding or authorized options, warrants, calls, puts, contracts, rights of exchange, plans, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the purchase, issuance or sale of any Equity Interests in the Company or obligations, contingent or otherwise, of the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or otherwise acquire any capital stock (including the Company Shares), (B) voting trusts, proxies or other arrangements between or among any equityholder of the Company or any of its Subsidiaries or any other Person with respect to the voting or transfer of any Equity Interests of the Company or any of its Subsidiaries, (C) outstanding or authorized equity appreciation, phantom equity, profit participation, stock appreciation, profit share, profits interests or similar rights with respect to the Company or any of its Subsidiaries, (D) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Company or any of its Subsidiaries may vote, (E) declared or unpaid dividends on any Equity Interests of the Company or any of its Subsidiaries, (F) agreements or understandings to which the Company or any of its Subsidiaries are party providing preemptive rights in respect of the Equity Interests of the Company or any of its Subsidiaries, (G) agreements or understandings to which the Company or any of its Subsidiaries is a party creating any Encumbrances on, or relating to the ownership or transfer of, any Equity Interests of the Company or any of its Subsidiaries, (H) except as set forth in the Organizational Documents of the Company and its Subsidiaries and the Company’s Stockholders Agreement, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party which obligate any of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any of the Company or any of its Subsidiaries and (I) except for the Company’s Stockholders Agreement, there are no existing rights under any agreement or understanding to which the Company or any of its Subsidiaries is a party with respect to registration under the Securities Act of any Equity Interests of the Company or any of its Subsidiaries.
(d)    Section 3.02(d) of the Disclosure Schedules sets forth a true and complete list of each outstanding option and warrant to acquire Company Shares (a ”Outstanding Derivative Security”) and separately identifies (i) the name of the holder of each Outstanding Derivative Security; (ii) the maximum number of Company Shares that are subject to each Outstanding Derivative Security, (iii) whether such Outstanding Derivative Security is accelerated and vested in connection with the Merger, and (iv) the cash exercise price per Company Share purchasable under each Outstanding Derivative Security. With respect to the Outstanding Derivative Security, (x) except as set forth in Section 3.02(d) of the Disclosure Schedules, each grant of an Outstanding Derivative Security was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (y) all Outstanding Derivative Securities issued under the Company Equity Plan have an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date, as determined in accordance with Section 409A of the Code and (z) each such grant if made under the Benefit Plan was made in accordance with the terms of the Benefit Plan under which it was granted and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities laws. The terms of the Company Equity Plan permit the treatment of Options as provided herein, without the consent or approval of any Optionholders, the Stockholders or any other Person other than the board of directors of the Company, which board approval was obtained prior to the execution and delivery hereof by

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the Company. Each exercise of Options and the payment of cash in respect thereof materially complied with and will comply with the terms of the Company Equity Plan, the award agreements applicable to such Options and all applicable Laws. Except as set forth on Section 3.02(c) of the Disclosure Schedule, none of the Company and its Subsidiaries are, and immediately following the Effective Time none of the Company or its Subsidiaries shall be, subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Interest or make or pay any dividends or distributions in respect of any Equity Interests.
Section 3.03    Subsidiaries. Section 3.03 of the Disclosure Schedule sets forth (a) the name and jurisdiction of incorporation, formation or organization (as applicable) of each of the Company’s Subsidiaries and (b) the names of the holder(s) of one hundred percent of the authorized, issued and outstanding Equity Interests of each of the Company’s Subsidiaries (beneficially and of record). All of the outstanding Equity Interests of the Company’s Subsidiaries are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Equity Interests), and the Company’s Subsidiaries do not have any issued or outstanding Equity Interests other than those listed on Section 3.03 of the Disclosure Schedule. Except as set forth on Section 3.03 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, or holds the right to acquire any Equity Interest in any other Person. True and complete copies of the Organizational Documents of the Company and its Subsidiaries have been furnished to Parent prior to the date hereof and such documents are in full force and effect, and none of the Company or any of its Subsidiaries is in material violation or default thereunder.
Section 3.04    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries or by which its or their properties or assets are bound; (c) except as set forth on Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of (with or without due notice or lapse of time or both), constitute a default under or result in the acceleration, modification, cancellation or termination of any Material Contract or Permit; or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Encumbrances); except, in the cases of clauses (c) and (d), where the violation, breach, conflict, default, acceleration, modification, cancellation, termination or Encumbrance or failure to give notice, take action or obtain consent would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries, or to the Company’s Knowledge with respect to the Securityholders, in connection with the execution and delivery of this Agreement and the Company Ancillary Agreements and the consummation of the Transactions, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any Stockholder, or to the Company’s Knowledge, any of their respective Affiliates is a party to or bound by any written or oral agreement or understanding with respect to a Transaction other than this Agreement, and all of them have terminated all discussions with third parties (other than Parent) regarding Competing Transactions. None of the Company or any of its Subsidiaries, or, to Company’s Knowledge, any Stockholder, or to the Company Knowledge, any of their respective Affiliates has breached any exclusivity, no shop or similar obligation to any third party in connection with the negotiation of the Transactions or any other Competing Transaction.

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Section 3.05    Financial Statements; Financial Matters.
(a)    Section 3.05 of the Disclosure Schedules sets forth true and correct copies of the:
(i)    consolidated audited financial statements of MRP and its Subsidiaries consisting of the balance sheet of MRP and its Subsidiaries as of December 31, 2021, December 31, 2022 and December 31, 2023 and the related consolidated statements of income and retained earnings, owners’ equity and cash flow for the twelve-month periods then ended (the “Audited Financial Statements”);
(ii)    consolidated unaudited financial statements of MRP and its Subsidiaries consisting of the balance sheet of MRP and its Subsidiaries as of February 29, 2024 and the related consolidated statements of income and retained earnings, owners’ equity and cash flow and the notes thereto for the two-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)    Except as set forth in Section 3.05 of the Disclosure Schedules, the Financial Statements (including any notes thereto) have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The books and records of the Company and its Subsidiaries reflect all information used in the preparation of the Financial Statements, and such books and records have been provided to Parent or are held in the books and records of the Company and its Subsidiaries (and not with the books and records of any Securityholder of the Company or their Affiliates or Representatives). The Financial Statements fairly present, in all material respects, in accordance with GAAP (subject to the exceptions disclosed on Section 3.05 of the Disclosure Schedules) the financial condition of the Company and its Subsidiaries, taken as a whole, as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of MRP and its Subsidiaries as of December 31, 2023 included in the Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(c)    All of the accounts receivable of the Company and its Subsidiaries are valid and enforceable claims, except to the extent of the reserve therefor in the Financial Statements. Since the Balance Sheet Date, each of the Company and its Subsidiaries has collected its accounts receivable in the Ordinary Course of Business and has not accelerated any such collections. None of the Company or any of its Subsidiaries has any account receivable or loans receivable from any Person who is an Affiliate of the Company or any of its Subsidiaries.
(d)    All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is materially delinquent in its payment outside of the Ordinary Course of Business. Since the Balance Sheet Date, each of the Company and its Subsidiaries has paid its accounts payable in the Ordinary Course of Business. None of the Company or any of its Subsidiaries has any account payable or note payable to any Person who is an Affiliate of the Company or any of its Subsidiaries.
(e)    None of the Company or any of its Subsidiaries has entered into any transactions involving the use of special purpose entities for any off-balance sheet activity. The revenue recognition policies of the Company and its Subsidiaries, and the application of those policies, are in compliance with the applicable standards under GAAP in all material respects with respect to the Company and the Subsidiaries taken as a whole and such polices have not changed in any material respect in the prior two years.
(f)    The Company and its Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary

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to permit preparation of audited financial statements in accordance with GAAP in all material respects to the Company and its Subsidiaries taken as a whole, and to maintain accountability for assets, (ii) access to material assets is permitted only in accordance with management’s authorization, (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (iv) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and its Subsidiaries (including their personnel and independent accountants who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries) have not identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (y) any fraud, whether or not material, that involves the management of the Company and its Subsidiaries or any of its personnel or (z) any claim or allegation regarding any of the foregoing.
(g)    Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Tax Returns, none of the LJ Holdcos have (and they shall not prior to Closing) conducted any business, and has never owned, leased or used any asset other than the equity interests, directly and indirectly, of MRP and its Subsidiaries, and any distributions related to the equity interests of MRP and its Subsidiaries. The LJ Holdcos do not have any material liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, other than any liabilities for which the Securityholders will be responsible pursuant to this Agreement, and as of immediately prior to the Closing the LJ Holdcos shall not own, lease or use any asset other than the equity interests in the Company and its Subsidiaries.
Section 3.06    Undisclosed Liabilities. The Company has no material Liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet, or (ii) that have arisen since the date of the Balance Sheet Date in the Ordinary Course of Business (none of which is a Liability resulting from material noncompliance with any applicable Laws or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim or lawsuit) and which are not, individually or in the aggregate, material to the Company or any of its Subsidiaries. There have been no instances of fraud or corporate misappropriation that involve (i) any employee or member of management of the Company or any of its Subsidiaries who has a material role in the Company or any of its Subsidiaries’ system of internal control over financial reporting or (ii) to the Company’s Knowledge, any other employee or member of management.
Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.07 of the Disclosure Schedules, from the Balance Sheet Date until and including the date of this Agreement, the Company and its Subsidiaries have operated in the Ordinary Course of Business in all material respects, and there has not been, with respect to the Company or any of its Subsidiaries, any:
(a)    event, occurrence or development that has had a Material Adverse Effect;
(b)    modification, amendment or waiver of the Organizational Documents of the Company or any of its Subsidiaries;
(c)    mortgage or pledge of any of its properties or the creation of any Encumbrance on any of its or their properties or assets, except for Permitted Encumbrances;
(d)    split, combination or reclassification of Company Shares;

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(e)    authorization, issuance, sale or other disposition of any Equity Interest in the Company or any of its Subsidiaries, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interest in the Company or any of its Subsidiaries;
(f)    declaration or payment of any dividends or distributions on or in respect of any Equity Interest in the Company or any of its Subsidiaries or redemption, purchase or acquisition of any such Equity Interest;
(g)    material change in any method of accounting or accounting practice, principle or policy of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(h)    making of any material Tax election inconsistent with past practice, amending of any Tax Return, change in any material Tax accounting method, becoming party to any closing agreement with any Governmental Authority with respect to a material amount of Taxes, the surrender of any Tax refund or credit, the consent or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, the settlement of any claim for or assessment of Taxes, the failure to pay any material Tax that became due and payable (including estimated Tax payments), the incurrence of any liability for material Taxes outside of the ordinary course of business or the filing of a material Tax Return in a manner inconsistent with past practice;
(i)    issuance, creation, incurrence, assumption or guarantee of any Indebtedness (excluding any usage of the Company’s or Subsidiaries’ existing revolver facility or line of credit set forth on Section 3.07(i) of the Disclosure Schedule in each case in the Ordinary Course of Business) for borrowed money, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business or with respect to immaterial or obsolete assets;
(j)    sale, transfer, assignment, lease, sublease, license or other disposition of any of the assets, tangible or intangible (other than Intellectual Property, which is the subject of Section 3.07(k) below), owned, leased, or licensed by the Company, except in the Ordinary Course of Business;
(k)    sale, lease, license, sublicense, assignment, transfer, abandonment, lapse, expiration, or other disposition of any Company Owned Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business to end users of the products and/or services of the Company and its Subsidiaries);
(l)    except as required by or permitted by the terms of any existing Benefit Plan set forth on Section 3.16(a) of the Disclosure Schedules or applicable Law, any (i) material increase or grant of any material increase in the compensation or benefits of any Employees (or any other current or former employees), directors or individual service providers of the Company or any of its Subsidiaries, other than as provided for in the Ordinary Course of Business, (ii) material increase or grant of any new right to severance, change in control, transaction or retention pay or benefits to any current or former employee, director or individual service provider of the Company or any of its Subsidiaries, (iii) grant of (A) any equity or equity-based awards to any current or former employee, director or individual service provider of the Company or any of its Subsidiaries or (B) any cash bonus, equity or equity-based awards to any current or former employee, director or individual service provider of the Company or any of its Subsidiaries not otherwise included in Transaction Expenses or Working Capital, (iv) action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan, (v) loan or advance of money or other property by the Company or any of its Subsidiaries to any current or former Securityholder, employee, director or individual service provider of the Company or any of its Subsidiaries

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or (vi) termination (other than for cause) or hiring of any employee or engagement of any individual service provider with total compensation on an annualized basis that would exceed $200,000;
(m)    adoption, amendment (except as required by applicable Law) or modification of any Benefit Plan (or any plan, agreement, program, policy, practice, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof), except in the Ordinary Course of Business and the effect of which, in the aggregate, would not increase the obligations of the Company or any of its Subsidiaries by more than ten percent of its existing annual obligations to such plans;
(n)    waiver or release of any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor of any of the Company or its Subsidiaries;
(o)    implementation of any employee layoffs or employee furloughs (which for the avoidance of doubt, does not include terminations of individual employees in the Ordinary Course of Business), facility closures, early retirement programs or other voluntary or involuntary employment termination programs;
(p)    engagement in any material internal employment related investigation, or receipt of any material internal employee complaint, including regarding discrimination, retaliation or harassment matters;
(q)    modification, extension or entry into any collective bargaining agreement or relationship with any labor organization or experienced any labor dispute or any claim of unfair labor practices (including any internal employee complaint, including regarding discrimination, retaliation or harassment matters) or experienced any union organizing activity;
(r)    entrance into a settlement agreement with any current or former director, officer or employee;
(s)    (i) initiation of, or threatening in writing to initiate, any Action with an individual in an amount in excess of $50,000, (ii) settlement or otherwise compromised any material Action or threatened Action that does not solely involve the payment of money in an amount not greater than $50,000, or (iii) made or filed any claim concerning any such damage, destruction or loss, or any condemnation or other taking, in each case, with respect to any property or asset;
(t)    (i) merger or consolidation with, or acquisition or investment in by purchase of the equity or a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, (ii) engagement in any new line of business, or (iii) entry into any partnership or joint venture;
(u)    (i) recapitalization or reorganization, or (ii) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law (provided, that for purposes of Section 6.01, this clause (u) shall exclude the Transactions);
(v)    entrance into, agreement to or permittance of any material modification, amendment or extension, termination (or the delivery or receipt of notice of termination), impairment or lapse of any Material Contract (or Contract that would constitute a Material Contract if in effect as of the date hereof);
(w)    release, assignment, settlement, or agreement to settle any Action or material dispute with any customer or vendor;
(x)    abandoned any material Permit or Governmental Order or allowed any of the foregoing to terminate, lapse or expire to the detriment of the Company or its Subsidiaries;

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(y)    creation, incurrence, or permission to arise of any Encumbrance on any of the Company or any of its Subsidiaries’ assets, tangible or intangible, other than Permitted Encumbrances or in the Ordinary Course of Business;
(z)    capital expenditure (or series of related capital expenditures) or commitments therefor in excess of $100,000 in the aggregate;
(aa)    creation of any subsidiary or entrance into a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses;
(bb)    (i) material delay or postponement of any material payment of any accounts payable or other payables or (ii) acceleration or delay of the collection of accounts receivable or cash contributions of any type;
(cc)    action or failure to take any action that would reasonably be expected to accelerate to pre-Closing periods any sales to customers that would otherwise be expected to occur after the Closing;
(dd)    action or failure to take any action that would reasonably be expected to accelerate to post-Closing periods any sales to customers that would otherwise be expected to occur prior to the Closing;
(ee)    making of any charitable contributions or pledges in excess of $100,000 in the aggregate or made any political contribution;
(ff)    entrance into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or competing anywhere in the world;
(gg)    material modification or termination of any Insurance Policy of the Company (or insurance policy that would constitute an Insurance Policy if maintained by the Company on the date hereof); or
(hh)    any agreement to do any of the foregoing.
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound (and for purposes of this Section 3.08, the term “Contract” shall refer only to Contracts to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound) (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules and the Company IP Agreements listed in Section 3.10 of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)    each Contract (or series of Contracts with a customer or entity affiliated with such customer) involving annual payments by or to the Company or any of its Subsidiaries in excess of $2,000,000;
(ii)    all Contracts that relate to the sale of any of the Company or any of its Subsidiaries’ assets or properties, other than in the Ordinary Course of Business, for consideration in excess of $100,000;
(iii)    all Contracts (other than a Benefit Plan) that (A) relate to the acquisition or disposition of any business, capital stock, material amount of assets, or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case, of any other Person, or (B) that relates to the acquisition of any business, capital stock, material amount of assets, or any real property that otherwise contains any earn-out, deferral of purchase price, seller note or contingent post-closing payment obligation to

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which the Company or any of its Subsidiaries is bound or which is accelerated and payable in connection with the Transactions;
(iv)    any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;
(v)    any Contract relating to the borrowing or lending of money or to mortgaging, pledging, or otherwise placing or granting an Encumbrance on any portion of the assets of the Company or any of its Subsidiaries, or otherwise related to Indebtedness;
(vi)    any Contract with a Related Party;
(vii)    any Contract pursuant to which the Company or its Subsidiaries has advanced or loaned or agreed to advance or loan, any amount to any Person, other than advances of business expenses to employees in the Ordinary Course of Business;
(viii)    any Contract (A) related to the guaranty of any obligation of any third party to any Person or (B) any Contract requiring the indemnification of any Person, excluding with respect this clause (B), Contracts with customers or suppliers of the Company and its Subsidiaries entered into in the Ordinary Course of Business;
(ix)    any joint venture, joint marketing (including any pilot program), partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or Liabilities with any Person or any development, data-sharing, marketing, or similar Contract relating to any product or service to which any of the Company or its Subsidiaries is a party;
(x)    each limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance, collaboration and other similar Contract or agreement (however named) that involves sharing profits or losses by the Company with any other Person;
(xi)    each Contract (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person in any line of business, to compete with any Person or the manner or locations in which any of them may engage or solicit any Person for a customer, vendor or other business relationship (other than employment), or (B) materially prohibiting or limiting the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services;
(xii)    except for agreements relating to trade receivables, all Contracts relating to Transaction Expenses or the incurrence, assumption, guarantee or payoff of any Indebtedness of the Company or to any mortgage, lien or security interest in the assets or properties of the Company;
(xiii)    any Contract under which the Company or any of its Subsidiaries has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company or any of its Subsidiaries’ employees in the Ordinary Course of Business not in excess of $100,000 individually or $100,000 in the aggregate);
(xiv)    all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Securityholder or any Affiliate of any Securityholder or any other Related Party, on the other hand;
(xv)    any Contract that purports to limit either the type of business in which the Company or any of its Subsidiaries may engage or the manner or geographic area in which any of them may engage in any business, anywhere in the world or during any period of time, including any Contract (A) containing any

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non-competition obligations enforceable against the Company or any of its Subsidiaries, (B) containing any “most favored nation,” “most favored pricing”, “key man” or similar obligation enforceable against the Company or any of its Subsidiaries, (C) requiring the purchase of all or substantially all of the Company or any of its Subsidiaries’ requirements of a particular product or service from a particular vendor or supplier or that contains “take or pay” provision, or (D) containing any covenant restricting the ability of the Company or any of its Subsidiaries to solicit for employment, hire, engage or employ any Person, other than in the Ordinary Course of Business;
(xvi)    any Contract (A) that involves the granting by any Person to the Company or any of its Subsidiaries of exclusive or preferred rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or service to the Company or any of its Subsidiaries or that otherwise involves the granting by the Company or any of its Subsidiaries to any Person of exclusive or preferred rights or (C) granting to any Person a right of first refusal or right of first offer on the sale of any part of the business or assets of the Company or any of its Subsidiaries;
(xvii)    any Contract or plan (including any equity incentive plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests (including phantom equity) of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such securities or options, warrants or other rights therefor;
(xviii)    all collective bargaining agreements or Contracts with any labor organization, union, works council, group of employees, association or any collective bargaining representative to which the Company is a party;
(xix)    all employment Contracts between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, providing for the payment of base salary consideration (excluding any bonus or employee benefit compensation) in excess of $100,000 which, in each case, cannot be terminated by Company without penalty or without more than 30 days’ notice;
(xx)    any power of attorney or other similar agreement or grant of agency other than with respect to powers of attorney granted by the Company or any of its Subsidiaries’ to accountants and similar third party service providers engaged in connection with the preparation of Tax Returns for the Company and its Subsidiaries for the purpose of discussing Tax matters with any Governmental Authority on behalf of the Company and its Subsidiaries;
(xxi)    any restrictive covenant agreements with any of the Company’s or its Subsidiaries employees (or any forms thereof and confirmation of the employees party thereto);
(xxii)    any arbitration agreements and/or waivers of class, collective or representative actions with any employees of the Company or its Subsidiaries (or any forms thereof and confirmation of the employees party thereto);
(xxiii)    any Contract for the acquisition or disposition of assets or properties of any Person (other than the Company or any of its Subsidiaries), including any option to acquire or sell any such assets or properties, other than (A) those Contracts that have been fully performed by the Company or any of its Subsidiaries; and (B) those Contracts solely for the purchase or sale of goods or services in the Ordinary Course of Business;
(xxiv)    any Contract providing for severance, change of control, bonus, commission, retention or any agreement providing for the payment of any cash or other compensation or benefits upon the termination of the engagement or employment or upon the consummation of or in connection with the Transactions;

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(xxv)    any pending settlement Contract arising out of any action or claim asserted by any Person (including any Governmental Authority);
(xxvi)    any Contract that requires the Company or any of its Subsidiaries to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business); and
(xxvii)    to the extent not listed pursuant to subsections (i) through (xxvii) above, all other Contracts with Major Customers or Major Suppliers.
(b)    Except as set forth on Section 3.08(b) of the Disclosure Schedules, each of the Company and its Subsidiaries is not in breach of, or default under any Material Contract, except for such breaches or defaults that would not be material to the Company and its Subsidiaries and, except as set forth on Section 3.08(b) of the Disclosure Schedules, to the Knowledge of Company, none of the other parties to any Material Contract is in breach in any material respect thereunder, nor, to the Knowledge of Company, has any event occurred that would constitute a material default or breach, or permit termination or acceleration thereof. No other party to any Material Contract has (i)  exercised or threatened in writing (or, to the Knowledge of the Company, orally) to exercise any termination rights with respect to any such Material Contract or (ii) provided written (or, to the Knowledge of the Company, oral) notice that such party does not intend to renew any such Material Contract. The Company has made available to Parent true, correct and complete copies of each of the Material Contracts, together with all amendments, modifications or supplements thereto, and each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).
(c)    With respect to Government Contracts, the Company and its Subsidiaries have not, to the Company’s Knowledge, (i) breached or violated any Law, clause, provision or requirement pertaining to any Government Contract, (ii) been suspended or debarred from bidding on Government Contracts by a Governmental Authority, or declared nonresponsible or ineligible for, government procurement, (iii) had any adverse findings in audits or investigations by any Governmental Authority with respect to any Government Contract that remain unresolved, (iv) had any Government Contract terminated by any Governmental Authority, prime contractor or subcontractor for default or failure to perform, (v) received any material written notice of breach, cure, show cause or default from any Governmental Authority, prime contractor or subcontractor with respect to any Government Contract, or (vi) made any mandatory or voluntary disclosure to any Governmental Authority. All representations, certifications and statements executed and submitted by the Company and its Subsidiaries in connection with Government Contracts were correct in all material respects as of their respective effective dates. The Company and its Subsidiaries and, to the Company’s Knowledge, its officers, directors, employees, and agents, have complied in all material respects with applicable procurement Laws governing the awarding and performance of Government Contracts, and no Governmental Authority or any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, either in writing or, to the Knowledge of the Company, orally, that the Company or its Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract. Neither the Company and its Subsidiaries nor any of its or their officers, directors, employees, or agents has, to the Company’s Knowledge, had access to confidential or non-public information in connection with Government Contracts to which they were not lawfully entitled. To the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to a claim against the Company or any of its Subsidiaries under the False Claims Act or any similar state or local Laws. Section 3.08(c) of the Disclosure Schedules sets forth each Government Contract that was set aside or otherwise awarded in consideration of the Company and its Subsidiaries’ status

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as a small business or minority-owned business enterprise (veteran owned, woman-owned, etc., as warranted).
Section 3.09    Title to Assets; Real Property; Condition of Assets.
(a)    The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all Real Property and material tangible personal property and other assets used or held for use in the Company’s business. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those items specifically set forth in Section 3.09(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business;
(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, that do not individually or in the aggregate materially impair the continued use, occupancy or operation of the property to which they relate in the business of the Company as currently conducted; or
(v)    other non-monetary imperfections of title, if any, that do not individually or in the aggregate materially impair the continued use, occupancy or operation of the property or assets to which they relate in the business of the Company as currently conducted.
(b)    Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and lists, as of the date of this Agreement, all leases for each such parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.
(c)    Except as set forth in Section 3.09(c) of the Disclosure Schedules, none of the Company or its Subsidiaries owns any Real Property.
(d)    Except as set forth in Section 3.09(d) of the Disclosure Schedules, to the Knowledge of Company and to the extent currently in use by the Company and its Subsidiaries, the Real Property and buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material assets or items of tangible personal property of the Company and its Subsidiaries are, in all material respects, structurally sound, in good operating condition and repair, are adequate for the uses to which they are being put. None of the Company and its Subsidiaries’ assets are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company and its Subsidiaries are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted on the date hereof.

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Section 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedules contains a true and complete list of all: (i) Patents included in the Company Owned Intellectual Property; (ii) Trademark registrations and applications for registration included in the Company Owned Intellectual Property; (iii) Copyright registrations and applications for registration included in the Company Owned Intellectual Property, indicating for each of clauses (i) through (iii) the applicable jurisdiction, application number (and registration or issuance number, if appliable) and date filed (and date registered or issued, if applicable); (iv) Domain Names included in the Company Owned Intellectual Property, indicating for each the domain name registrar, domain name registrant, and the creation and current expiration dates of the domain name registration (the items scheduled in Section 3.10(a)(i) through (iv) of the Disclosure Schedules collectively, the “Company Registered Intellectual Property”); (v) unregistered Trademarks included in the Company Owned Intellectual Property that are material to the Company’s and its Subsidiaries’ businesses as currently conducted; (vi) all invention disclosure documents and unfiled Patent applications included in the Company Owned Intellectual Property; (vii) all unregistered Copyrights included in the Company Owned Intellectual Property that are material to the Company’s and its Subsidiaries’ businesses as currently conducted; (viii) all Software included in the Company Owned Intellectual Property; and (ix) all Licensed Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (such Licensed Intellectual Property, the “Exclusively Licensed IP”). Except as set forth in Section 3.10(a) of the Disclosure Schedules, all Company Registered Intellectual Property is enforceable (other than that which consists of applications that have not yet given rise to any enforceable rights), valid, and subsisting, in each case, in those jurisdictions in which such Company Registered Intellectual Property has been registered or applied for by the Company or its Subsidiaries, and, to the Company’s Knowledge, all other Company Owned Intellectual Property, and all Exclusively Licensed IP, is enforceable, valid, and subsisting. All required fees, payments, and filings related to the Company Registered Intellectual Property have been timely paid to and filed with the relevant Governmental Authorities and authorized registrars, and all Company Registered Intellectual Property is otherwise in good standing and in full force and effect.
(b)    Section 3.10(b) of the Disclosure Schedules contains a true and complete list of all Company IP Agreements (other than Company Incidental IP Agreements).
(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedules:
(i)    (A) The Company, inclusive of its Subsidiaries, is the sole and exclusive legal and beneficial (and, with respect to the Company Registered Intellectual Property, record) owner of all right, title, and interest in and to the Company Owned Intellectual Property, and the Company and its Subsidiaries have valid and enforceable rights to use all other Intellectual Property (including Licensed Intellectual Property) as used in the business of the Company and its Subsidiaries, in each case, free and clear of all Encumbrances with respect to the rights, titles, and interests of the Company and its Subsidiaries (other than Permitted Encumbrances) and (B) all such Company Owned Intellectual Property (including all such Company Registered Intellectual Property) and all such other Intellectual Property (including all such Licensed Intellectual Property) collectively constitute all Intellectual Property used or held for use in or necessary for the conduct and operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted;
(ii)    The Company and its Subsidiaries have entered into binding, valid, and enforceable written contracts with each current employee, independent contractor, and individual consultant, in each case, who have invented, created, or developed any material Company Owned Intellectual Property, whereby each such employee, independent contractor, or consultant: (A) acknowledges the Company’s and/or Subsidiary’s exclusive ownership of all right, title, and interest in and to all Intellectual Property invented, created, or developed by such employee, independent contractor, or consultant (whether alone or jointly with

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any other such employee(s), independent contractor(s), consultant(s), or other Person(s)) during the course, or otherwise within the scope, of his or her employment or engagement, subject to required State law limitations; and (B) grants or agrees to grant to the Company and/or its Subsidiary an assignment of all right, title, and interest such employee, independent contractor, or consultant may have in or to such Intellectual Property. The Company has provided true and complete copies of all forms of such contracts used by the Company. No breach of any such contract by any such former or current employee, independent contractor, or individual consultant has occurred or been threatened. No former or current employee, independent contractor, or individual consultant owns any rights, titles, or interests in or to any Intellectual Property that constitutes or should constitute any Company Owned Intellectual Property.
(iii)    All assignments and other instruments necessary to establish, record, and perfect the Company’s or its Subsidiary’s ownership interest in the Company Registered Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(iv)    Other than the Company and its Subsidiaries, no Person has any legal or equitable ownership right, title, or interest in or to, or otherwise claims any ownership rights, titles, or interests in or to, any Company Owned Intellectual Property, and no Person is entitled to receive, or has made any demand for, any payments, royalties, or other compensation for or in connection with any such Company Owned Intellectual Property. No former or current shareholder, partner, principal, member, manager, director, officer, employee, agent, or representative of the Company, and no former or current independent contractor or individual consultant, has any legal or equitable ownership right, title, or interest in or to, or otherwise claims any ownership rights, titles, or interests in or to: (A) any Company Owned Intellectual Property; (B) any Licensed Intellectual Property; or (C) any other Intellectual Property used or held for use in or necessary for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted.
(v)    Upon the Closing and immediately thereafter, all Company Owned Intellectual Property and all Licensed Intellectual Property will, in each case, be owned by, or licensed or sublicensed by or to, or held by the Company and its Subsidiaries in the same manner and on the same terms as such Company Owned Intellectual Property and such Licensed Intellectual Property were owned by, or licensed or sublicensed by or to, or held by the Company and its Subsidiaries immediately prior to the Closing Date, and will be free and clear of any and all Encumbrances with respect to the rights, titles, and interests of the Company and its Subsidiaries (other than Permitted Encumbrances). Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, or the imposition of any Encumbrance other than Permitted Encumbrances over, or give rise to any obligation to assign, transfer, or license, or require the consent of any other Person in respect of, in each case, the Company’s and its Subsidiaries’ respective rights to own or use any Company Owned Intellectual Property or any Licensed Intellectual Property in the Company’s and its Subsidiaries’ respective businesses as currently conducted.
(d)    The Company’s and its Subsidiaries’ conduct and operation of their respective businesses, including the manufacture, development, marketing, licensing and sale of goods and services by or on behalf of the Company or any of its Subsidiaries, does not infringe, misappropriate, or otherwise violate, and, for the past three years, has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property of any Person. Except as set forth on Section 3.10(d) of the Disclosure Schedules, during the three year period preceding the Closing, none of the Company and its Subsidiaries have received written notice (or to the Company’s Knowledge oral notice) that any Person is, or in the past three years has been, misappropriating, infringing, diluting, or otherwise violating any Company Owned Intellectual Property (or to the Company’s Knowledge any Exclusively Licensed IP).

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(e)    (i)    Except as set forth in Section 3.10(e)(i) of the Disclosure Schedules, during the past five years, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, threatened in writing, or, to the Company’s Knowledge, threatened orally (including in the form of notices, demand letters, unsolicited offers to obtain a license, or other communications): (A) alleging any infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Owned Intellectual Property (or, to the Company’s Knowledge, of any Exclusively Licensed IP); (C) challenging the Company’s or its Subsidiaries’ respective rights, titles, or interests in or to any Company Owned Intellectual Property or any Licensed Intellectual Property; or (D) by the Company or its Subsidiaries (or, to the Company’s Knowledge, by the owner of any Exclusively Licensed IP), alleging any infringement, misappropriation, or other violation by any Person of any Company Owned Intellectual Property (or any Exclusively Licensed IP, as applicable). To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
(ii)    Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership, legality, validity, patentability, registrability, use, or enforceability of: (A) any Company Owned Intellectual Property; or (B) any Licensed Intellectual Property; or (C) any other Intellectual Property used or held for use in or necessary for the conduct of the Company’s or its Subsidiaries’ respective businesses as currently conducted.
(f)    The Company and its Subsidiaries have taken reasonable measures to maintain and enforce the Company Owned Intellectual Property (and, as applicable, the Exclusively Licensed IP), and to protect and preserve the confidentiality of all Trade Secrets included therein, including by: (i) requiring all Persons having access to any and all such Trade Secrets to execute binding, enforceable, and written confidentiality agreements that include terms sufficient to protect and preserve the confidentiality of any and all such Trade Secrets, and the Company’s and its Subsidiaries’ respective proprietary interests therein; and (ii) using reasonable efforts to prevent disclosure of any and all such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a confidentiality agreement described in the foregoing clause (i). To the Company’s Knowledge, there has been no disclosure of any such Trade Secrets to any employee, independent contractor, consultant, or other Person who has not executed a confidentiality agreement described in the foregoing clause (i), and no breach of any such confidentiality agreement by any party thereto has occurred or has been threatened.
(g)    The Company and its Subsidiaries take and have taken reasonable measures to maintain and protect the performance, confidentiality, integrity, and security of the Company IT Systems (and all Software, information, and data stored or contained therein or transmitted thereby) that are owned by them or otherwise in their respective possession or under their respective control. The Company IT Systems (i) are sufficient (including with respect to working condition and capacity) for the operation of Company’s and its Subsidiaries’ respective businesses as currently conducted and (ii) do not, to the Company’s Knowledge, contain any defect, viruses, worms, Trojan horses, bugs, faults or other devices, errors or contaminants that could or do: (i) materially disrupt or adversely affect the functionality of any Company IT Systems; or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Company’s Knowledge, in the last three years, there have been no (i) security breaches or unauthorized use, access or intrusions of any Company IT Systems or (ii) failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the Company IT Systems that have caused or resulted in a material disruption to the operation of the Company’s and its Subsidiaries’ respective businesses that have not been resolved. The Company and its Subsidiaries have reasonable back-up and disaster recovery arrangements with respect to the Company IT Systems.

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(h)    Except as set forth in Part 1 of Section 3.10(h) of the Disclosure Schedules, no Software included in the Company Owned Intellectual Property contains, incorporates, integrates into, aggregates, compiles with, or derives in any manner (in whole or in part) from, any Publicly Available Software. No Publicly Available Software is used in whole or in part by the Company or its Subsidiaries in the development of any Software in a manner that (i) may subject any source code of Software that is owned or purported to be owned, or that is out-licensed or distributed, by the Company or any of its Subsidiaries to any Publicly Available Software license, or that (ii) will otherwise restrict the Company’s ability to use, sell, distribute, or modify such Software in any way. Except as set forth in Part 2 of Section 3.10(h) of the Disclosure Schedules, to the Knowledge of Company, neither the Company nor its Subsidiaries have incorporated into any product (including any Software product) or service developed, sold, manufactured, licensed, or delivered by the Company or its Subsidiaries (each, including any Company product or service under development, a “Company Product”), or otherwise accessed, used, or distributed any Publicly Available Software, in whole or in part, in a manner that may (x) require or condition the use, hosting, or distribution of any Company Owned Intellectual Property (including any Software that is owned or purported to be owned by the Company or its Subsidiaries) or the disclosure, licensing, or distribution of any source code for any portion of such Company Owned Intellectual Property (including any Company Source Code); or (y) otherwise imposes any restriction, limitation, or condition on the right or ability of the Company or its Subsidiaries to use, host, or distribute any Company Owned Intellectual Property (including any Company Source Code or any Software that is owned or purported to be owned by the Company or its Subsidiaries).
(i)    Except as set forth in Section 3.10(i) of the Disclosure Schedules, no (i) funding from any Governmental Authority; or (ii) facilities of a university, college, other educational institution or research center.
(j)    Except as set forth in Section 3.10(j) of the Disclosure Schedules, neither the Company, nor its any of its Subsidiaries, nor any other Person acting on its or their behalf, has disclosed, delivered, or licensed to any Person, or agreed to disclose, deliver, or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than to employees, independent contractors, and consultants of either the Company or any of its Subsidiaries, who, in each case, are using such Company Source Code solely to provide services to the Company or any of its Subsidiaries, and have executed binding, enforceable, and written confidentiality agreements that include terms sufficient to protect and preserve the confidentiality of all such Company Source Code and all Trade Secrets therein, and the Company’s and its Subsidiaries’ respective proprietary interests therein). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to result in the disclosure, delivery, or license of any Company Source Code by the Company, its Subsidiaries, or any Person acting on its or their behalf, to any other Person. Section 3.10(j) of the Disclosure Schedules also identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, any Company Source Code with an escrow holder or any other Person (other than independent contractors and consultants of either the Company or any of its Subsidiaries, who, in each case, are using such Company Source Code solely to provide services to the Company or any of its Subsidiaries, and have executed binding, enforceable, and written confidentiality agreements that include terms sufficient to protect and preserve the confidentiality of all such Company Source Code and all Trade Secrets therein, and the Company’s and its Subsidiaries’ respective proprietary interests therein), and describes whether the consummation of the Transactions, in and of itself, would reasonably be expected to result in the release from escrow any Company Source Code.
(k)    Section 3.10(k) of the Disclosure Schedules lists all agreements pursuant to which the Company or any of its Subsidiaries has any current development or other professional services obligations to any other Person with respect to Intellectual Property. Except as listed in Section 3.10(k) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries have entered into any agreement with any other

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Person to provide to such Person custom coding software development or other custom development, including the development of algorithms, with respect to any Company Product.
(l)    Section 3.10(l) of the Disclosure Schedules contains a true and complete list of all social media accounts used in the Company’s and its Subsidiaries’ respective the businesses. The Company and its Subsidiaries have complied in all respects with all terms of use, terms of service, and other contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services (collectively, “Platform Agreements”). For the past three years, there have been no Actions, whether settled, pending, threatened in writing, or, to the Company’s Knowledge, threatened orally, alleging any: (i) breach or other violation of any Platform Agreement by the Company or its Subsidiaries; (ii) defamation or violation of publicity rights of any Person; or (iii) any other violation by the Company or its Subsidiaries in connection with their use of social media.
Section 3.11    Data Privacy.
(a)    In the three years immediately prior to the date hereof, the Company has (i) implemented and maintained commercially reasonable administrative, technical and organizational safeguards designed to protect the Company IT Systems that are owned by the Company or otherwise in its possession or under its control, and all Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company has implemented and maintains similar safeguards. The Company has conducted commercially reasonable security testing or audits on the Company IT Systems and has addressed any material security issues or vulnerabilities identified.
(b)    Within the three-year period immediately prior to the date hereof, there have been no security breaches or unauthorized use, access or intrusions of any Company IT Systems, or to the Company’s Knowledge, of the IT Systems of MAC Casualty Ltd, that have required any notifications thereof to any individuals or to any Governmental Authorities. Within the three year period immediately prior to the date hereof, the Company has not provided or been legally required to provide notice to any Person in connection with the unauthorized disclosure of Personal Information.
(c)    The Company is not subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information prior to the Closing.
(d)    The Company and its Subsidiaries are, and have been for the past three years, in material compliance with all applicable Privacy Laws. There are no Actions against the Company or its Subsidiaries pending, or to the Knowledge of the Company or its Subsidiaries, threatened to be brought or filed, in connection with the Processing of Personal Information or any other privacy-related matter arising under applicable Privacy Laws. There are no, and for the past three years there have been no, investigations, reviews, audits or inquiries by a Governmental Authority related to Privacy Laws, and, to the Company’s Knowledge, no such investigation, review, audit, inquiry, disclosure, fine or penalty is pending or threatened. To the Company’s Knowledge, there are no Actions against MAC Casualty Ltd pending, or to the Knowledge of the Company or its Subsidiaries, threatened to be brought or filed, in connection with MAC Casualty Ltd Processing of Personal Information on behalf of Company.
(e)    The Company and its Subsidiaries have Processed Personal Information in compliance with applicable Privacy Laws and have a valid legal basis for Processing Personal Information that is compliant with Privacy Laws. To Company’s Knowledge, any third party who has provided any Personal Information to the Company has done so in compliance with applicable Privacy Laws, including the existence of a valid legal basis for Processing or sharing Personal Information.

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Section 3.12    Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), true and complete copies of which have been made available to Parent. Such Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid and there are no material defaults under any such Insurance Policy by the Company or, to the Company’s Knowledge, the applicable insurer. The Company has not received any written notice of cancellation relating to the Insurance Policies, and there are no material actions pending under any such Insurance Policies for which coverage has been denied by the applicable insurance carrier.
Section 3.13    Legal Proceedings; Governmental Orders.
(a)    Except as set forth on Section 3.13(a) of the Disclosure Schedules, there are no, and for the past four years prior to the date of this Agreement there have been no, material Actions pending or threatened in writing (or, to Company’s Knowledge, orally) against or by the Company or any of its Subsidiaries, or against any officer, director or Employee of the Company or any of its Subsidiaries solely to the extent relating to such Person’s duties owed to the Company or any of its Subsidiaries. There is no action by the Company or any of its Subsidiaries pending or which the Company or any of its Subsidiaries intends to initiate (including actions pending or threatened in writing or, any basis therefor) involving the prior employment of any of the Company or any of its Subsidiaries’ employees, their services provided in connection with the Company or any of its Subsidiaries’ business, any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers to any of their former employers or their obligations under any agreements with prior employers. To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, the commencement of any Action against the Company or any of its Subsidiaries. Except as set forth on Section 3.13(a) of the Disclosure Schedule, the Company or its Subsidiaries have not engaged in any legal action to recover monies due it or for damages sustained by it or them. The Company has made available to Parent copies of all pleadings and other material documents relating to each active Claim and settlement listed on Section 3.13(a) of the Disclosure Schedule
(b)    There are no, and for the past five years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of its or their properties or assets.
Section 3.14    Compliance with Laws; Permits.
(a)    Except as set forth on Section 3.14(a) of the Disclosure Schedules and as to compliance with Privacy Laws that are addressed in Section 3.11 above, the Company and each of its Subsidiaries is, and for the past four years has been, in material compliance with all Laws applicable to it or its business, properties or assets, and none of the Company or any of its Subsidiaries has received written notice of any violations of any Law or Governmental Order.
(b)    Section 3.14(b) of the Disclosure Schedules sets forth all material Permits required for the Company and each of its Subsidiaries to conduct its business or otherwise held by or for the benefit of the Company and each of its Subsidiaries, each of which is valid and in full force and effect, and, to the Knowledge of Company, none of the same will automatically lapse or terminate or require renewal or a new application, as a consequence of the change of control resulting from the consummation of the Transactions, in each case, except where the failure to obtain such Permits would not reasonably be expected to be material to the Company and its Subsidiaries’ business taken as a whole. The Company and its Subsidiaries have been in material compliance with all Permits and have not received written notice of the cancellation, suspension, revocation, invalidation or non-renewal of any Permit.

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(c)    The Company and its Subsidiaries possess all Personnel Security Clearances and Facility Clearances required to perform the Government Contracts, and all such Personnel Security Clearances and Facility Clearances are valid and in full force and effect. Company and its Subsidiaries are in compliance with applicable facility and personnel security clearance requirements set forth in the National Industrial Security Program Operating Manual Supplement (“NISPOM”) (set forth at 32 C.F.R. Part 117) and any Government Contracts, including the provisions of all applicable DD254s. Neither Company nor any of its Subsidiaries has received notice of and, to the Knowledge of Company, there is no proposed or threatened termination of any Personnel Security Clearances or Facility Clearances required to perform the Government Contracts. Except as may be prohibited by the NISPOM, Section 3.14(c) of the Disclosure Schedules sets forth (i) all of the Personnel Security Clearances held by the Company or its Subsidiaries with respect to Employees by clearance level and (ii) each Facility Clearance by clearance level with respect to the Company or any of its Subsidiaries (other than any Facility Clearances that are not permitted to be disclosed under any applicable Law).
Section 3.15    Environmental Matters.
(a)    To Company’s Knowledge, the Company and its Subsidiaries are in compliance with all Environmental Laws and within the past five years have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Company and its Subsidiaries have obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.15(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company as presently conducted.
(c)    To Company’s Knowledge, within the past five years there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any of its Subsidiaries or any Real Property currently leased by the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received an Environmental Notice that any Real Property currently operated or leased in connection with the business of the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company or any of its Subsidiaries.
(d)    The Company has previously made available to Parent in the Data Room or otherwise any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries or any currently operated or leased Real Property which are in the possession or control of the Company or any of its Subsidiaries.

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Section 3.16    Employee Benefit Matters.
(a)    Section 3.16(a) of the Disclosure Schedules contains a true and correct list of each Benefit Plan. “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other written or oral plan, contract, program, fund, or arrangement of any kind, whether or not subject to ERISA, involving direct or indirect compensation or benefits, including insurance coverage, retirement, pension, profit sharing, supplementary retirement, employment, consulting, deferred compensation, incentive, bonus, tax gross-up, employee loan, stock option, restricted stock, stock appreciation right, phantom stock interests, change in control, severance or other termination pay or benefits, salary continuation, retention, vacation, paid time off, health, welfare, disability, retiree medical or life insurance and fringe-benefit in each case, covering one or more Employees or former employees of the Company, its ERISA Affiliates or any Acquired Companies, current or former directors, officers, consultants, or individual independent contractors of the Company, its ERISA Affiliates or any Acquired Companies or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, its ERISA Affiliates or any Acquired Companies, or under which the Company, its ERISA Affiliates or any Acquired Companies has or may have any Liability, including indirect or successor Liability on account of any ERISA Affiliate or Acquired Company.
(b)    Each Benefit Plan and related trust is and at all times has been established, maintained, funded, operated and administered, and the Company, each ERISA Affiliate and each Acquired Company has performed all of its obligations under each Benefit Plan, in accordance with its terms and the requirements of all applicable Laws (including ERISA, the Code, and all privacy, security and data protection laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred and no circumstances exist that could reasonably be expected to cause to give rise to disqualification or loss of Tax-exempt status of any such Qualified Benefit Plan or trust. Further, no circumstances exist which could result in any Internal Revenue Service-required correction or penalties with respect to any Qualified Benefit Plan. The Company, each ERISA Affiliate, and each Acquired Company have complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and applicable Laws. With respect to any Benefit Plan, to Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company, any ERISA Affiliate or Acquired Company to a Tax under Section 4971 of the Code or the assets of the Company, any ERISA Affiliate or Acquired Company to a lien under Section 430(k) of the Code. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Benefit Plan.
▪(c)    With respect to each Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) each writing that sets forth the terms of each Benefit Plan, including, plan documents, plan amendments, any related trust documents, insurance contracts or other funding arrangements, annual reports and summary annual reports, the current summary plan description and any subsequent summaries of material modifications, and all amendments thereto, (ii) a written description of any Benefit Plan that is not otherwise in writing, (iii) the IRS Form 5500 filed in each of the most recent three plan years with respect to each Benefit Plan, including all schedules thereto, (iv) the three most recent years’ actuarial reports, financial statements and the opinions of independent accountants

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with respect to each Benefit Plan, (v) all administrative services agreements with respect to each Benefit Plan, (vi) all material correspondence between the Company, any ERISA Affiliate or Acquired Company and the Internal Revenue Service, the U.S. Department of Labor (the “DOL”) or any other Governmental Authority, and (vii) with respect to each Qualified Benefit Plan, the most recent IRS determination letter or opinion letter and the most recent three years’ discrimination testing reports.
(d)    Except as set forth in Section 3.16(d) of the Disclosure Schedules, neither the Company, the Acquired Companies, nor any ERISA Affiliates has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) a pension plan subject to Title IV of ERISA, (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code or (vi) a Benefit Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Neither the Company nor any ERISA Affiliate or Acquired Company has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (B) engaged in any transaction which would give rise to a Liability of the Company, any ERISA Affiliate or Acquired Company under Section 4069 or Section 4212(c) of ERISA.
(e)    Except as set forth in Section 3.16(e) of the Disclosure Schedules and other than as required under COBRA or other applicable Law, and at the sole expense of the participant, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance or any other welfare benefit following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(f)    Except as set forth in Section 3.16(f) of the Disclosure Schedules: (i) other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Benefit Plan or any fiduciary thereof is pending or, to Company’s Knowledge, is threatened, and no event has occurred, or circumstance exists that could reasonably be expected to give rise to any such claim or proceeding; (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority, and (iii) no Qualified Benefit Plan has been subject to a correction under the Employee Plan Compliance Resolution System as described in Revenue Procedure 2021-30 (or any successor Revenue Procedure) and no Benefit Plan has been submitted to the DOL under its voluntary fiduciary correction program.
(g)    Except as set forth in Section 3.16(g) of the Disclosure Schedules, neither the execution of this Agreement or the consummation of the Transactions (either alone or in combination with another event) could: (i) cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Benefit Plan or constitute a “deemed severance” or “deemed termination” under any Benefit Plan otherwise with respect to any Employee or current or former employee, director or former director or consultant, or (ii) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement.
(h)    Except as set forth in Section 3.16(h) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate or Acquired Company has made or become obligated to make, nor will it or they as a result of the consummation of the Transactions become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof), or subject to excise tax under Section 4999 of the Code, or any corresponding provision of foreign, state or local Law, nor will the Company, any ERISA Affiliate or Acquired Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

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(i)    Except as set forth in Section 3.16(i) of the Disclosure Schedules, the Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise. Each Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects.
(j)    Except as set forth in Section 3.16(j) of the Disclosure Schedules, the Company, each ERISA Affiliate and Acquired Company (as applicable) (A) has since January 1, 2015 accurately and timely applied the process set forth under the Affordable Care Act to determine whether it is an Applicable Large Employer and has accurately and timely applied a compliant method of identifying Full-Time Employees and (B) has for all months since January 1, 2015 during which it was an Applicable Large Employer made offers of coverage that are Affordable and provides Minimum Value in accordance with Code Section 4980H and the regulations and guidance issued thereunder to all Full-Time Employees of the Company, each ERISA Affiliate and Acquired Company. The Company, each ERISA Affiliate and Acquired Company and each self-insured Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) have since January 1, 2015, accurately and timely complied in all material respects with the mandatory reporting requirements of Code Section 6055 and Code Section 6056, as applicable, and with all applicable health coverage reporting requirements mandated by state law. Further, neither the Company nor any ERISA Affiliate or Acquired Company will owe any excise taxes set forth in Code Section 4980H for any month after December 2014. For purposes of this section, the terms “Applicable Large Employer,” “Full-Time Employee,” “Affordable” and “Minimum Value”, as used in this Section 3.16(j), have the meanings ascribed to them under the Affordable Care Act.
(k)    The Company or each ERISA Affiliate and Acquired Company, as applicable, have the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. No individual classified as a non-employee for purposes of receiving employee benefits (such as an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Benefit Plan.
(l)    Neither the Company nor any ERISA Affiliate or Acquired Company is (i) the owner of a life insurance arrangement on the life of any person or (ii) is a party to a split dollar life insurance arrangement, as defined in Treasury Regulations 1.61-22(h).
(m)    Neither the Company nor any ERISA Affiliate or Acquired Company is or has been a member of an affiliated service group within the meaning of Section 414(m) of the Code. Nor is any individual a leased employee within the meaning of Section 414(n) of the Code with respect to the Company, any ERISA Affiliate or Acquired Company.
(n)    Each Benefit Plan available to current and former employees of the Company and its Subsidiaries who reside outside of the United States (i) that is required to be registered has been so registered, (ii) has been maintained in good standing with applicable regulatory authorities and (iii) has been maintained in all material respects in accordance with its terms.
(o)    Each Benefit Plan that is a group health plan (as defined in Section 733(a) of ERISA) has at all times complied in all material respects with the applicable requirements of (i) the health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder, (ii) the Consolidated Appropriations Act, 2021, including all regulations and guidance issued thereunder and (iii) the CARES Act, the Families First Coronavirus Response Act and the Coronavirus Response and Relief Supplemental Appropriations Act of 2021, including all regulations and guidance issued thereunder, and any other applicable COVID-19 pandemic response

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measures taken by a Governmental Authority. Further, (iv) the Company, each ERISA Affiliate and Acquired Company have paid all amounts required to be paid in accordance with Code Section 4376 (Patient-Centered Outcome Research Institute Fee) for plan years ending prior to the Closing Date; and (v) all amounts required to be paid on behalf of any Benefit Plan that is a self-insured group health plan (if any) in accordance with Section 1341 of the Affordable Care Act have been paid.
Section 3.17    Employment Matters.
(a)    Section 3.17(a) of the Disclosure Schedules sets forth a true, correct, and complete list of all (i) employees of the Company, and (ii) independent contractors (other than those employed or retained by third-party corporate entities) and consultants of the Company and its Subsidiaries, showing employing entity, date of hire, hourly rate or salary or other basis of compensation, including annual bonus payments, full-time or part-time status, exempt or non-exempt status, paid-time-off accrued as of a recent date, leave of absence status and, if on a leave of absence, the type of leave, and job function or scope of duty. To the Company’s Knowledge, as of the date of this Agreement, no director, officer, or other key employee of the Company or its Subsidiaries intend to terminate his or her employment relationship with the Company. The Company and its Subsidiaries have taken commercially reasonable steps to have all employees of the Company and its Subsidiaries execute an arbitration agreement that includes an express waiver of any class, collective or representative claims.
(b)    The Company and its Subsidiaries are not a party to, or bound by, any collective bargaining or other agreement with a labor union or labor organization representing any of its Employees, and no Employee is represented by any labor organization with respect to such Employee’s employment with the Company or its Subsidiaries. No union, labor organization, or group of employees of the Company and its Subsidiaries (“Labor Organization”) has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. For the past three years, there has been no organizing activity involving the Company or its Subsidiaries pending or threatened by any Labor Organization. For the past three years, there have been no (i) strikes, work stoppages, slowdowns, lockouts, picketing sessions, or other material labor disputes pending or threatened against or involving the Company or its Subsidiaries concerning any employee or Labor Organization. In the past three years there have been no unfair labor practice charges, grievances, or complaints pending or threatened by or on behalf of any Labor Organization or employee or former employee of the Company or its Subsidiaries against the Company.
(c)    The Company and its Subsidiaries are, and have been for the past three years, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company and its Subsidiaries, including the classification and payment of employees under the Fair Labor Standards Act and similar state laws. The Company and its Subsidiaries are and have been for the past three years in material compliance with all applicable laws pertaining to the engagement, classification, payment, and termination of independent contractors or consultants. Except as set forth in Section 3.17(c) of the Disclosure Schedules, there are no Actions against the Company or its Subsidiaries pending, or to the Knowledge of the Company or its Subsidiaries, threatened to be brought or filed, in connection with (i) the employment or termination of any current or former employee of the Company, including any claim relating to unpaid wages, misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws, unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws; (ii) the failure to employ any individual by the Company; or (iii) the engagements, classification, payment, or termination of independent contractors or consultants. The Company has not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages), the misclassification of

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employees as independent contractors, or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. The Company has not engaged in any unlawful labor or employment practices. Except and as set forth in Section 3.17(c), of the Disclosure Schedules, the Company is not utilizing, and is not engaging, any individual in the United States of America classified as an independent contractor who receives an IRS Form 1099 to provide services to any client or customer of the Company or its Subsidiaries or to perform duties under any Contract with a client or customer of the Company or its Subsidiaries.
(d)    No judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects the ability of the Company or its Subsidiaries to manage its employees, service providers, or job applicants.
(e)    Within the past six months: (i) there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or its Subsidiaries; (ii) the Company and its Subsidiaries have not been affected by any transaction that would trigger the application of the WARN Act or similar state or local laws; and (iii) the Company and its Subsidiaries have not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or similar state or local Laws. The Company and its Subsidiaries are, and have been for the past three years, in material compliance with the WARN Act or similar state or local laws and have no plans to undertake any actions that would trigger the WARN Act or similar state or local laws. Except as set forth in Section 3.17(e) of the Disclosure Schedules, the Company has not, within the past six (6) months, implemented any employee layoffs, employee furloughs, facility closures, early retirement programs or other voluntary or involuntary employment termination programs.
(f)    The current employees of the Company and its Subsidiaries who work in the United States are authorized and have provided documentation to work in the United States. The Company and its Subsidiaries have never been notified of any pending or threatened investigation by any branch or department of Department of Homeland Security, U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company, and the Company and its Subsidiaries have never received any “no match” notices from ICE, the Social Security Administration, or the IRS.
(g)    All employees of the Company and its subsidiaries whose work authorization is an employer sponsored status (such as H-1B or TN) have valid status and the Company has complied with all employer obligations. All employees of the Company and its subsidiaries who hold H-1b status have been paid the required wage for the type of work they have been doing in the geographical area where they have worked and the Company or its subsidiaries employing the H-1B workers have amended the H-1B petitions when employees have had material changes to their employment such as a change in occupation or a change in geographical worksite.
(h)    The Company and its subsidiaries are, and have been for the past three years, in material compliance with all applicable State Laws governing participation in E-Verify.
(i)    If the Company and its subsidiaries place workers employed by third parties at client sites or otherwise use the services of workers employed by third parties, Company has contractual terms in place requiring those third party employers to fully comply with U.S. immigration laws and regulations, including but not limited to the I-9 regulations governing identity and work authorization verification, the E-Verify regulations and state laws mandating E-Verify, and the employer-sponsored work visa regulations such as those governing the H-1B program.

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(j)    Except as otherwise set forth in Section 3.17(j) of the Disclosure Schedules, in the past five years, (i) no allegations of sexual harassment or sexual misconduct have been made against any current or former officer of the Company or its Subsidiaries, (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive or other employee of the Company or its Subsidiaries and (iii) the Company has not engaged in any internal employment-related investigation, or received any internal employee complaint, involving the employment relationship or the terms and conditions of the employment relationship, including any investigation or complaint relating to discrimination, retaliation or harassment. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations of, or against, any employee of the Company. The Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. The Company and its Subsidiaries have not incurred, and no circumstances exist under which the Company would reasonably be expected to incur, any Liability arising from such allegations.
(k)    The representations and warranties set forth in this Section 3.17 are the Company’s and its Subsidiaries’ sole and exclusive representations and warranties regarding employment matters except for any representations and warranties in Section 3.07 or in Section 3.08 to the extent they relate to employment matters or employment agreements included in the Material Contracts.
Section 3.18    Taxes.
(a)    Except as set forth in Section 3.18 of the Disclosure Schedules:
(i)    The Company and its Subsidiaries have timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed under applicable Laws, each such Tax Return is true, complete and correct in all material respects, and the Company and its Subsidiaries have retained all supporting documentation for positions taken on each such Tax Return for which the statute of limitations period on assessment has not expired. All income and other material Taxes due and payable by the Company or any of its Subsidiaries (whether nor not shown on any Tax Return) have been timely paid in full or accrued (or adequate reserves have been established therefor in accordance with GAAP). The time for filing any Tax Return by the Company or any of its Subsidiaries has not been extended to a date later than the Closing Date.
(ii)    The Company and its Subsidiaries have withheld from its current or former employees, independent contractors, agents, nonresident, stockholders, equityholders, creditors, or other third parties, and timely paid to the appropriate Governmental Authority, all material Tax amounts required to be withheld or collected under applicable Law, and the Company and its Subsidiaries have retained all supporting documentation for positions taken on each Tax Return reporting such material Tax amounts for which the statute of limitations period on assessment has not expired. Neither the Company nor any of its Subsidiaries has received within the last three years any written notice from a Governmental Authority that it is in violation (or with notice that it will be in violation) of any applicable Laws relating to the withholding of Taxes from its current or former employees, independent contractors, agents, nonresident, stockholders, equityholders, creditors, or other third parties and payment of such withholdings to the appropriate Governmental Authority. The Company and its Subsidiaries have properly characterized individuals as either employees or independent contractors for Tax purposes and within the last three years neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority disputing such classification.
(iii)    Each of the Company and its Subsidiaries has collected all material sales, use, ad valorem, value-added, goods and services and other similar material Taxes required to be collected with

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respect to sales or leases made or services provided to its customers, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority as required by applicable Laws or has been furnished properly completed exemption certificates, input credit documentation, or other documentation to the extent such Taxes have not been collected.
(iv)    In each case within the last three years, (a) no U.S. or other federal, state, local or foreign Tax audits or other Tax Actions are being conducted, nor (b) has the Company or any of its Subsidiaries received any (i) written notice from any Governmental Authority that any such Tax audit or other Tax Action is pending, or to the Company’s Knowledge, threatened or contemplated, (ii) written request for information related to Tax matters to which a response has not been provided, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries with respect to any Taxes due from, or any Tax Return filed or required to be filed by, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency. The Securityholders’ Representative has delivered to Parent accurate and complete copies of all examination reports issued by a Governmental Authority, and statements of deficiencies, in each case issued by a Governmental Authority and assessed against or agreed to by the Company or any of its Subsidiaries with respect to Taxes since the last day of the Tax year of the Company or any of its Subsidiaries that is six years prior to the date of this Agreement.
(v)    All material Tax deficiencies that have been claimed, proposed or asserted, in each case in writing, against the Company or any of its Subsidiaries by a Governmental Authority have been fully paid or finally settled.
(vi)    No written claim has been made during the past four years by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
(vii)    Neither the Company nor any Subsidiary is a party to or bound by any written Tax sharing agreement or similar written Contract with respect to Taxes, and, after the Closing Date, neither the Company nor any of its Subsidiary will be bound by any such written Tax sharing agreement or similar written Contract in effect prior to the Closing or have any Liability thereunder for any amounts due in respect of any Pre-Closing Tax Period.
(viii)    Neither the Company nor any of its Subsidiaries is, or has ever been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(ix)    None of the Company’s Subsidiaries is, nor has at any time within the last three years been, a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(x)    There are no Encumbrances upon the interests in, or any properties or assets of, the Company or any of its Subsidiaries arising from any failure or alleged (by a Governmental Authority) failure to pay any Tax, other than Permitted Encumbrances.
(xi)    Neither the Company nor any of its Subsidiaries, nor Parent, nor any of its Affiliates will be required to include any item of income in, or exclude any deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of Tax accounting, or use of an improper method of Tax accounting, for a period ending on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing; (iii) intercompany transactions as described in Treasury

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Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax Law) effected on or prior to the Closing or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law) in existence on or prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid or deposit amount received on or prior to the Closing; or (vi) any election under Section 965(h) of the Code made prior to the Closing.
(xii)    During the past two years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 or Section 361 of the Code.
(xiii)    Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Authority, (ii) has had (or currently has) a permanent establishment in any country other than the country of its organization, or has ever been (or currently is) subject to Tax in a jurisdiction outside the country of its organization, (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, (iv) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than a group the common parent of which is the Company), (v) has any Liability for any unpaid Taxes of any other Person pursuant to Treasury Regulations Sections 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by assumption, by Contract, or by operation of Law (other than a group the common parent of which is the Company), (vi) has engaged in any "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1), or a "tax shelter" within the meaning of Section 6662 of the Code, or (vii) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.
(xiv)    All transactions between the Company, any of its Subsidiaries, and any related party have been on arm’s length terms for purposes of the relevant transfer pricing Tax Laws.
(b)    For purposes of this Section 3.18, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any of its Subsidiaries.
(c)    Notwithstanding any other provision in this Agreement, the representations and warranties contained in this Section 3.18 and Section 3.16 are the only representations and warranties given hereunder with respect to Tax matters relating to the Company, no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto, such representations and warranties may only be relied upon for any Tax period (or portion thereof) ending on or before the Closing, and not for any Tax periods (or portions thereof) beginning on or after the Closing, all Tax representations and warranties shall be made and interpreted with respect to Tax Laws as they existed on or prior to the Closing, and nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount or usability of any net operating loss, capital loss, Tax basis or other Tax attributes.
Section 3.19    Major Customers; Suppliers.
(a)    Section 3.19(a) of the Disclosure Schedules accurately sets forth (i) the top 20 customers of the Company and its Subsidiaries (collectively, “Major Customers”), as measured by the dollar amount of the aggregate revenue generated by each such Major Customer for the 2023 calendar year, and (ii) the amount of revenue for each Major Customer during such periods. Except as set forth in Section 3.19(a) of the Disclosure Schedules, (i) no Major Customer has terminated or materially reduced its relationship with the Company or any of its Subsidiaries and the Company or any of its Subsidiaries has not received any written

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(or, to the Company’s Knowledge, oral) notice that any Major Customer intends to cease to use the Company or any of its Subsidiaries’ goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, (ii) no Major Customer has refused to pay any material amount due to the Company, (iii) no Major Customer has indicated that it desires or intends to effect a material change in the contract that would reduce the profit margin that the Company is expected to achieve on such contract or otherwise change the material terms of such Contract, and (iv) during the past three years there has been no Action pending or threatened in writing (or, to the Company’s Knowledge, orally) by or against the Company or any of its Subsidiaries to or by any Major Customer.
(b)    Section 3.19(b) of the Disclosure Schedules sets forth (i) the top 20 suppliers or vendors of the Company and its Subsidiaries (collectively, “Major Suppliers”), as measured by the dollar amount of the aggregate fees paid by the Company or any of its Subsidiaries to such Major Supplier for the 2023 calendar year, and (ii) the amount of purchases from each Major Supplier during such periods. Except as set forth in Section 3.19(b) of the Disclosure Schedules, (i) no Major Supplier has terminated or materially reduced its relationship with the Company or any of its Subsidiaries and the Company or any of its Subsidiaries have not received any written (or, to the Company’s Knowledge, oral) notice that any Major Supplier intends to cease after the date hereof, to supply the Company or any of its Subsidiaries’ with goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, (ii) no Major Supplier has indicated that it intends to effect a material change in the Contract that would reduce the profit margin that the Company is expected to achieve on such contract or otherwise change the material terms of such Contract or change the type of Contract by which the Company purchases good or services from the Major Supplier, and (iv) during the past three years there has been no Action pending or threatened in writing (or, to the Company’s Knowledge, orally) by or against the Company or any of its Subsidiaries to or by any Major Supplier.
Section 3.20    Related Party Transactions. Except as set forth on Section 3.20 of the Disclosure Schedules, none of the Securityholders nor any officer, director, manager, direct or indirect equity holder, employee, immediate family member or Affiliate of any of the Securityholders or the Company (each, a “Related Party”) is currently, nor during the three years prior to the date hereof, has been a party, to any transaction or agreement with the Company or any of its Subsidiaries or has any material interest in any material assets, properties or rights that are required for or used by the Company or any of its Subsidiaries in connection with the conduct of its business, excluding any of the foregoing relating to ownership of the Company Shares and Options and Ordinary Course of Business activities as a member or manager of the Securityholders, or employment by the Company or any of its Subsidiaries.
Section 3.21    Brokers. Except for Robert Baird & Company and as set forth in Section 3.21 of the Disclosure Schedules (whose commissions and expenses constitute Transaction Expenses and are set forth in the Funds Flow), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.22    Certain Payments; Sanctions and Export Controls.
(a)    Neither the Company or any of its Subsidiaries nor any of its or their equityholders, investors, directors, managers, officers, employees, or, to the Company’s Knowledge, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries has directly or indirectly (i) made, offered, paid, received, accepted or promised to make, offer, pay, receive or accept any contribution, gift, bribe, rebate, payoff, influence payment, kickback loan or transfer of any other thing of value, including any reward, advantage or benefit of any kind, or any contribution, gift, entertainment, or other expenditure to any Person, private or public, regardless of form, whether in money, property or services, in each case in violation of the Anti-Corruption and Anti-Money Laundering Laws, (ii)

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established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been accurately recorded in the books and records of the Company or its Subsidiaries, (iii) established or maintained any unlawful fund of corporate monies or other properties, or (iv) otherwise violated the Anti-Corruption and Anti-Money Laundering Laws.
(b)    The Company and each of its Subsidiaries are not (nor are any of its or their directors (or equivalent), managers, officers, employees, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries) a Governmental Authority or instrumentality of a Governmental Authority. None of the Company or any of its Subsidiaries (nor have any of its or their directors (or equivalent), managers, officers, employees, or to the Company’s Knowledge, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries) been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority, made any voluntary disclosure, or been assessed any fine or penalty related to or under the Anti-Corruption and Anti-Money Laundering Laws, and, to the Company’s Knowledge, no such investigation, review, audit, inquiry, disclosure, fine or penalty is pending or threatened.
(c)    Neither the Company or any of its Subsidiaries nor any of its or their directors, managers, officers, employees, distributors, consultants, or other third parties acting for or on behalf of the Company or any of its Subsidiaries (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws maintained by the United States, including those administered by the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce, or by the United Nations Security Council, the European Union, or His Majesty’s Treasury (a “Sanctioned Person”), or (ii) in the past three years has violated any Laws related to economic sanctions. None of the Company’s equityholders or investors is a Sanctioned Person. The Company and its Subsidiaries is and for the past three years has been in possession of and in compliance with any and all licenses, registrations, and Permits that may be required for its lawful conduct under economic sanctions, import, and export control Laws, including the Export Administration Regulations. The Company and its Subsidiaries have not made any voluntary disclosure to any Governmental Authority relating to economic sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.
Section 3.23    Bank Accounts; Powers of Attorney. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of all banks in which the Company or any of its Subsidiaries has depository bank accounts, safe deposit boxes or trusts, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. Except for the executive officers of the Company or any of its Subsidiaries set forth on Section 3.23 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.
Section 3.24    PPP Loan. Except as set forth on Section 3.24 of the Disclosure Schedules, none of the Company or its Subsidiaries has ever obtained a “Paycheck Protection Program” loan through the U.S. Small Business Administration under the CARES Act.
Section 3.25    No TID U.S. Business. The Company does not produce, design, test, manufacture, fabricate, or develop one or more critical technologies, as defined in 31 C.F.R. § 800.215. The Company does not perform the functions as set forth in column 2 of appendix A to 31 C.F.R. § Part 800 with respect to covered investment critical infrastructure, as defined in 31 C.F.R. § 800.212. The Company does not maintain or collect, directly or indirectly, sensitive personal data (as defined in 31 C.F.R. § 800.241) of U.S. citizens.
Section 3.26    PPP Loan. The Company and its Subsidiaries have obtained a “Paycheck Protection Program” loan through the U.S. Small Business Administration (a “PPP Loan”) under the CARES Act. The

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lender with respect to the PPP Loan was JP Morgan Chase and the PPP Loan was in the amount of $3,384,000. The PPP Loan was forgiven in full (including all interest) on June 21, 2021, and, to the Knowledge of the Company, the Company’s or its Subsidiaries’ eligibility for the PPP Loan or forgiveness is not being audited by any Governmental Authority. At the time of submission of the PPP Loan application and through the date of forgiveness of the PPP Loan, the Company and its Subsidiaries complied with all of the applicable criteria for the PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act. All certifications and representations made by the Company or any of its Subsidiaries in the application materials and supporting documentation with respect to the PPP Loans delivered by the Company or any of its Subsidiaries to the financial institutions providing the PPP Loans were made in good faith, were accurate true and correct in all material respects when made including certifications made by the Company in the PPP Borrower Application Form (Small Business Administration Form 2483) and in the PPP Loan Forgiveness Application (Small Business Association Form 3508). The Company and its Subsidiaries used the proceeds of the PPP Loan solely for the allowable uses set forth in the CARES Act and implementing regulations and guidance from the Small Business Administration and the U.S. Department of the Treasury. No proceeds of the PPP Loan were applied to payment of any employee wages that were also claimed by the Company or any of its Subsidiaries under any employee retention credit programs under the CARES Act. The Company and its Subsidiaries has provided Parent with a true, correct and complete copy of the notice of forgiveness of the PPP Loan. Except for the PPP Loan, the Company and its Subsidiaries has not, directly or indirectly, sought, pursued, applied for, obtained, received, accepted or otherwise availed themselves of any loan, grant, funding, Tax benefit or other benefits, relief, programs, assistance or arrangements pursuant to (a) the CARES Act, (b) any government program established or expanded thereunder, related thereto or funded thereby or (c) any other legislation enacted, any rule or regulation promulgated or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, (ii) Paycheck Protection Program established by the CARES Act, and (iii) any program or facility established or expanded by the Federal Reserve in response to COVID-19.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.
Section 4.01    Organization and Authority of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Parent. This Agreement and each of the Ancillary Agreements to which Parent is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Parent Ancillary Agreements”) has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by Company and its Subsidiaries, Securityholders’ Representative or any other Persons that are party hereto and thereto or bound hereby or thereby) this Agreement and each of the Parent Ancillary Agreements constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the Parent Ancillary Agreements to which it is (or with respect to the Parent Ancillary Agreements to

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be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions.
Section 4.02    Organization and Authority of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Merger Sub has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance by Merger Sub of its obligations hereunder and thereunder and the consummation by Parent of the Transactions have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement and each of the Ancillary Agreements to which Merger Sub is (or with respect to Ancillary Agreements to be entered into at Closing, will be) a party (collectively, “Merger Sub Ancillary Agreements”) has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by Company and its Subsidiaries, Securityholders’ Representative or any other Persons that are party hereto and thereto or bound hereby or thereby) this Agreement and each of the Merger Sub Ancillary Agreements constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Merger Sub Ancillary Agreements to which it is (or with respect to the Merger Sub Ancillary Agreements to be entered into at Closing, will be) party, to perform its obligations hereunder and thereunder and to consummate the Transactions.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Merger Sub and Parent of this Agreement, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provision of their Organizational Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Merger Sub or Parent; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Merger Sub, or Parent is a party, except in the case of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Merger Sub’s or Parent’s ability to consummate the Transactions. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such filings as were completed prior to Closing by Parent as required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as were obtained by Parent prior to Closing, or the failure to so obtain would not have a material adverse effect on Parent’s ability to consummate the Transactions.
Section 4.04    Investment Purpose. Parent is accepting and acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any public distribution thereof. Parent acknowledges that none of the Company Shares is registered under the Securities Act, or any state securities laws, and that the Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Parent is able to bear the economic risk of holding the Company Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.
Section 4.06    Sufficiency of Funds. At time of Closing, Parent shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the Transactions.
Section 4.07    Solvency. Assuming (i) that the representations and warranties in Article III are true and correct, (ii) the performance and compliance in all respects by the Company, the Securityholders’ Representative and Stockholders of their respective obligations hereunder (iii) that immediately prior to giving effect to the Transactions the Company is solvent (iv) any estimates, projections or forecasts of the Company made available to Parent prior to the execution and delivery of this Agreement have been prepared based upon assumptions of the management of the Company that were, at the time made, and continue to be, reasonable, and (v) the satisfaction of the conditions in Article VI, immediately after giving effect to the Transactions, the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a present fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) not have an unreasonably small amount of capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent and its subsidiaries, including the Company. In connection with the Transactions, Parent has not incurred, and has no current plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 4.08    Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by any member of the Parent Group and their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
Section 4.09    Parent Acknowledgment; No Other Representations or Warranties; Release of Other Claims.
(a)    In connection with entering into this Agreement and each Ancillary Agreement and consummating the Transaction, Parent hereby acknowledges and agrees, and represents and warrants, on behalf of itself and its Affiliates that, as of the date hereof and as of the Closing:
(b)    Parent and its Affiliates and Representatives have been permitted access to all books, records (including Tax Returns and other Tax records), Contracts, facilities, properties, and assets of the Company and its Subsidiaries that Parent and its Affiliates and Representatives have desired or requested to see or review, and Parent and its Affiliates and Representatives have had an opportunity to meet with all officers, knowledgeable employees and other Representatives of the Company and its Subsidiaries that Parent and its Affiliates and Representatives have desired or requested in order to discuss the respective businesses of the Company and its Subsidiaries. Parent confirms that it and its Representatives have made an independent investigation, analysis and evaluation of the Company, its Subsidiaries and their respective businesses.
(c)    None of the Securityholders’ Representative, the Securityholders, the Company, its Subsidiaries, any Affiliate of any of the foregoing, or any Representative of any of the foregoing (collectively, the “Covered Persons”) has acted as a fiduciary or financial or investment adviser to Parent. None of the Covered Persons has made, or shall be deemed to have made, to Parent or to any other Person (and Parent is not relying (for purposes of entering into this Agreement or otherwise) upon) any representation or warranty, whether express or implied, whether written or oral, and whether at law or in equity, as to this Agreement, the Ancillary Agreements, the Transaction, the Company, its Subsidiaries, their respective assets and liabilities, or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives (including in any virtual

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dataroom, confidential information memorandum, or meetings with the Company’s management or the Securityholders’ Representative), in each case, other than the express representations and warranties made by such Covered Persons in this Agreement or in any certificate or instrument delivered hereto or thereto. Parent has consulted with its own legal, regulatory, tax, business, investment, financial, accounting, and other advisers to the extent that it has deemed necessary, and Parent has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by the Securityholders, the Company or any of its Subsidiaries. Parent is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement, and Parent is entering into or delivering this Agreement and each Ancillary Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks. Parent acknowledges and agrees that, except to the extent specifically set forth in Article III, Parent is acquiring the Company and is thereby acquiring the assets of the Company and its Subsidiaries, without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis. Notwithstanding anything in this Section 4.09 to the contrary, nothing in this Section 4.09 shall limit the ability to make a claim for Fraud.
(d)    In connection with Parent’s investigation of the Company and its Subsidiaries, Parent has received from the Company or its Representatives, as the case may be, certain projections, estimates and other forecasts and certain business plan information. Without limiting the generality of this Section 4.09, Parent acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and that Parent is familiar with such uncertainties. Accordingly, Parent acknowledges, agrees and confirms that none of the Covered Persons makes or shall be deemed to have made any representation or warranty to Parent, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans and the consummation of the transactions contemplated herein by Parent and Merger Sub are not done in reliance upon any representation or warranty by, or information from, the Securityholders Representative, the Securityholder, the Company or any Subsidiary or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, except for the representations and warranties specifically and expressly set forth in Article III (in each case, as modified by the Disclosure Schedules), any certificate or instrument delivered pursuant hereto or in any Ancillary Agreement to which such Persons are party, and except as contemplated by Article VII or with respect to Fraud, none of the Securityholders Representative, the Securityholder, the Company or any Subsidiary or any of their respective Affiliates, employees or representatives will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to such Person or its representatives or Parent’s or Merger Sub’s use of any such information, including information provided or made available to Parent or Merger Sub or its representatives in any data room, or any other document or information in any form provided or made available to Parent or Merger Sub or their representatives with respect to the Merger and the other transactions contemplated herein.
ARTICLE V
Covenants
Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as permitted or required by this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Securityholders’ Representative and the Company shall (and the Company shall cause its Subsidiaries to): (a) conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business and in compliance with applicable Law; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. From the date hereof until the Closing Date, except as consented to in writing

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by Parent (which consent, other than with respect to Section 3.07(b), Section 3.07(c), Section 3.07(d), Section 3.07(e), Section 3.07(f), Section 3.07(g), Section 3.07(h), Section 3.07(i), Section 3.07(j), Section 3.07(k), Section 3.07(t), and Section 3.07(u), shall not be unreasonably withheld, conditioned or delayed), Securityholders’ Representative and the Company shall not (and the Company shall cause the Subsidiaries of the Company not to):
(a)    take (or fail to take) any actions or otherwise cause or allow any changes, events or conditions to occur, which, if taken or occurring between the Balance Sheet Date and the date of this Agreement, would have been required to be disclosed pursuant to Section 3.07;
(b)    enter into, terminate or amend any MTIP Agreements other than as permitted under Section 5.13; or
(c)    terminate or make any change or amendment to a Material Contract, or take or omit to take any action to allow to lapse or become impaired in any material respect, a Material Contract.
Section 5.02    Access to Information. From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries to: (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and its Subsidiaries exclusive of any privileged communication; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Company and its Subsidiaries’ senior management to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Representatives of the Company and its Subsidiaries, under the supervision of the Company and its Subsidiaries’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. All requests by Parent for access pursuant to clause (a) above shall be submitted or directed exclusively to the Company and its Subsidiaries or such other individuals as Company and its Subsidiaries may designate in writing from time to time.
Section 5.03    Consents and Filings; Reasonable Efforts; Audited Financials.
(a)    Within five Business Days following the execution of this Agreement, the Company shall hold a special stockholder meeting (or effect a written consent of the Stockholders, as the case may be) to irrevocably approve and adopt this Agreement and the consummation of the Transactions, including the Merger and in accordance with the Stockholder Approval. Upon holding such meeting (or execution of such consent) the Securityholders’ Representative shall deliver to Parent such Stockholder Approval.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Transactions and to obtain satisfaction or waiver of the conditions precedent to the consummation of the Transactions, including: (a) obtaining all of the necessary Permits from, or the giving of notice to, Governmental Authorities and other third parties, and (b) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided that in no event shall Parent be required to pay any fee, penalty or other consideration to obtain any Consent required under any Contract for the consummation of the Transactions or to commence, continue, defend or otherwise litigate any Action in connection with the consummation of the Transactions.

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(c)    Unless previously filed, as soon as reasonably practicable and in any event within five Business Days following the execution and delivery of this Agreement, the Company and Parent will each file, or cause to be filed, a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use this respective commercially reasonable efforts to make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require Parent or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring Parent or any of its Affiliates (including for this purpose the Company and its Subsidiaries) to divest (including through the granting of any license rights) or hold separate any assets or to take any other action that would have an adverse effect on the business. Assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or prospects of Parent or any of its Affiliates (including for this purpose the Company and its Subsidiaries).
Section 5.04    No Solicitation. From the date of this Agreement until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Article VIII none of the Company or any of its Subsidiaries shall take, nor shall any of the Company or any of its Subsidiaries permit any of their respective Representatives to take (directly or indirectly), any of the following actions with any Person other than Parent: (i) solicit, entertain, initiate, facilitate or knowingly encourage any proposal or offer from, or participate or engage in or conduct any discussion or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Competing Transaction for the Company or any of its Subsidiaries, (ii) provide any information with respect to the Company or any of its Subsidiaries to any Person other than Parent, relating to (or which the Company or any of its Subsidiaries reasonably believes would be used for the purpose of formulating) an offer or proposal with respect to, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Competing Transaction, (iii) approve or agree to or enter into an agreement with any Person other than Parent providing for a Competing Transaction, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Competing Transaction other than the Transactions or (v) authorize or permit the Company or any of its Subsidiaries’ Representatives to take any such action. The Company shall promptly notify Parent after receipt by the Company or any of its Subsidiaries of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that informs or has informed the Company or any of its Subsidiaries that it is considering making or has made such a proposal or inquiry. Each of the Company and its Subsidiaries shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.
Section 5.05    Section 280G As soon as practicable after the execution of this Agreement, the Company shall (i) use commercially reasonable efforts to obtain and, upon obtaining, and in no event later than seven Business Days prior to the Closing, deliver to Parent waivers, in form and substance reasonably satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment (as defined below) (each, a “Section 280G Waiver”), which determination shall be made by the Company and shall be subject to review and the reasonable approval by Parent, and (ii) after obtaining all such Section 280G Waivers, in no event later than seven business days prior to Closing, solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments or benefits provided that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval (the “Section 280G Approval”) shall be sought by the Company in a manner which satisfies all applicable requirements of

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Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to Closing, the Company shall deliver to Parent evidence satisfactory to Parent that (i) a stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote, or (ii) that the Section 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the Transactions that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a Section 280G Waiver, such “parachute payments” shall not be made or provided. The Company agrees that in the absence of such stockholder approval, no Section 280G Payments shall be made. The form and substance of all stockholder approval documents contemplated by this Section 5.06, including the Section 280G Waivers, the Section 280G Approval and the disclosures related thereto, as well as any Section 280G Payment calculations, shall be subject to the prior review and reasonable approval of Parent.

Section 5.06    Insurance.
(a)    Effective as of the Closing Date, the Company and its Subsidiaries shall purchase and maintain in effect for a period of not less than six years after the Closing Date, “tail” policies of directors’ and officers’ liability insurance with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date with coverage substantially the same as the Insurance Policies (the “D&O Tail Policy”). The Securityholders shall be responsible for 50% of the costs, fees, expenses and premiums of the D&O Tail Policy, which shall be included in Transaction Expenses. Effective as of the Closing Date, the Company and its Subsidiaries shall purchase and maintain in effect for a period of not less than two years after the Closing Date, cyber liability insurance and technology errors and omissions insurance, each with coverage substantially the same as the Insurance Policies (the “Specified Tail Policies”). The Parent shall be responsible for 100% of the costs, fees, expenses and premiums of the Specified Tail Policies.
(b)    For six years after the Closing Date, Parent shall cause the Company and the Subsidiaries to indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, managers, officers and employees of the Company and each Subsidiary to the same extent such Persons are indemnified or have the right to advancement of expenses as of the Effective Date by the Company and the applicable Subsidiary pursuant to the Company’s and such Subsidiary’s certificate of incorporation and bylaws or similar organizational documents and the indemnification agreements set forth on Section 5.06(b) of the Disclosure Schedule, if any, in existence on the Effective Date with, or for the benefit of, any such directors, managers, officers and employees for acts or omissions occurring on or prior to the Closing Date.
(c)    Notwithstanding Section 9.08, the provisions of this Section 5.06 are intended to be for the benefit of, and will be enforceable by, each indemnified party referenced in this Section 5.06, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. In the event Parent or the Company or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provisions shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 5.06.
(d)    Notwithstanding any provision of this Agreement to the contrary, in no event shall any Person be entitled to indemnification or be exculpated for any act or omission of such Person that constituted, or resulted in, any breach of this Agreement.

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Section 5.07    Press Releases and Public Announcements. No Party shall, or shall permit its Affiliates or Representatives to, issue any press release or make any public filing, announcement, or disclosure (whether written, oral, or electronic) relating to the Transactions without the prior written approval of Parent and the Securityholders’ Representative, except as required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make such release, filing, announcement, or disclosure shall provide Parent and the Securityholders’ Representative, as the case may be, with reasonably advance written notice of, and an opportunity to review, discuss, and comment on, such proposed release, filing, announcement, or disclosure. Notwithstanding anything to the contrary contained herein, any Stockholder that is a private equity or other investment fund may disclose information regarding this Agreement and the Transactions on a confidential basis to current or prospective investors in such Stockholder or its Affiliates in connection with customary reporting, marketing, and informational activities; provided that any such disclosure shall not include (or shall be redacted as appropriate to prevent) the disclosure of material, non-public information with respect to Parent and its Affiliates.
Section 5.08    Further Assurances. Following the Closing, each Party shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably requested in order to carry out the provisions hereof and give effect to the Transactions.
Section 5.09    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, goods and services, and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and any Ancillary Agreement (including any real property transfer Tax and any other similar Tax) shall be borne one hundred percent (100%) by the Securityholders on a several basis, and the Securityholders shall, at their own expense, timely file, and the Parent and its Affiliates will cooperate in filing, all Tax Returns related to such Transfer Taxes.
Section 5.10    Representations and Warranties Insurance. On or prior to the Closing, Parent shall purchase insurance coverage under an R&W Policy. Parent shall have sole discretion in determining the underwriter for such R&W Policy. Parent shall cause the R&W Policy to expressly provide that the insurer thereunder waives any subrogation rights against the Stockholders (other than against a Stockholder in connection with Fraud by such Stockholder) with respect to any Claim made by any insured thereunder, (other than in connection with Fraud by such Stockholder) in connection with any Losses. Parent agrees that the terms of the R&W Policy may not be amended, waived or terminated in any manner that would allow the insurer to pursue, directly or indirectly, any subrogation rights against the Stockholders (except in the event of Fraud). 50% of the R&W Policy Costs shall be borne by Parent, and the remaining 50% shall be deemed a Transaction Expense.
Section 5.11    Certain Tax Matters.
(a)    Tax Year; Tax Returns.
(i)    Closing of Tax Year.
(A)    Parent and the Stockholders agree that, as a result of the Merger and the Company (and its applicable Subsidiaries) becoming a member of the U.S. consolidated group of which Parent is a member effective as of the end of the day on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), the taxable year of the Company (and its applicable Subsidiaries) for U.S. federal Tax purposes (and for purposes of similar provisions under state, local, and foreign Tax Law) will terminate at the close of the Closing Date and if the Company (and its applicable Subsidiaries) is permitted but not required, under any applicable Tax Law, to treat the

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Closing Date as the last day of a Taxable period, each party, as applicable, shall, and shall cause its Affiliates to, treat the Closing Date as the last day of that Taxable period.
(B)    In the case of any Subsidiary owned by the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, the Tax year or period for such Subsidiary shall be deemed to close as of the end of the Closing Date for U.S. federal income tax purposes.
(ii)    Pre-Closing Tax Returns and Straddle Period Tax Returns. Parent shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all (A) Tax Returns for the Company and its Subsidiaries for all Pre-Closing Tax Periods due after the Closing Date (taking into account any extensions of time to file such Tax Returns) (“Pre-Closing Tax Returns”) and (B) Tax Returns for the Company and its Subsidiaries for a Straddle Period (“Straddle Period Tax Returns”); provided, that each Pre-Closing Tax Return and Straddle Period Tax Return will be submitted to the Securityholders’ Representative not less than 30 days (or such reasonable shorter period of time given the nature and frequency for filing) any such Pre-Closing Tax Return or Straddle Period Tax Return (and, in each case, any related workpapers reasonably requested by the Securityholders’ Representative that are prepared by Company, any Subsidiary or Parent or their respective Affiliates, or if by their respective Representatives, then upon Securityholder Representatives execution of customary agreements regarding non-reliance and confidentiality) prior to the due date for filing such Tax Returns (taking into account filing extensions) for Securityholders’ Representative’s review and comment, and Parent shall take into account, or cause to be taken into account, any reasonable changes to such Tax Returns which are delivered to Parent in writing within 20 days (or such reasonable shorter period of time given the nature and frequency for filing any such Pre-Closing Tax Return or Straddle Period Tax Return) following the date of submission of any such Tax Return (and, in each case, any related workpapers reasonably requested by the Securityholders’ Representative that are prepared by Company, any Subsidiary or Parent or its Affiliates, or if by their respective Representatives, then upon Securityholder Representatives execution of customary agreements regarding non-reliance and confidentiality) to the Securityholders’ Representative. Such Pre-Closing Tax Returns and Straddle Period Tax Returns shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries unless otherwise required by applicable Law or except to the extent required to reflect the consummation of the Transactions. Parent shall timely file and sign, or cause to be timely filed and signed, all Pre-Closing Tax Returns and Straddle Period Tax Returns as have been prepared in accordance with this Section 5.11(a)(ii). Parent shall bear the preparation and filing expense for all Pre-Closing Tax Returns and Straddle Period Tax Returns for the Company and its Subsidiaries except that, at least 10 days prior to the respective due date of the Income Tax Returns for the Company and its Subsidiaries for the 2023 tax year and the 2024 pre-acquisition short tax year, the Securityholders’ Representative shall pay Parent the reasonable third party out-of-pocket costs and expenses incurred by Parent and its Affiliates to prepare and file Income Tax Returns for the Company and its Subsidiaries for the 2023 tax year and the 2024 pre-acquisition short tax year (whether federal, state, local, or foreign) (not to exceed, however, the third party out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries for the preparation and filing of all Income Tax Returns for the Company or any of its Subsidiaries for the 2022 tax year multiplied by two). With respect to all Pre-Closing Tax Returns and Straddle Period Tax Returns filed or caused to be filed by Parent, Parent shall provide the Securityholders’ Representative with a copy of such filed Pre-Closing Tax Returns and Straddle Period Tax Returns within 15 days of the filing date.
(iii)    Allocation of Certain Taxes. In the case of any Straddle Period, the amount of any Taxes (but excluding, for the avoidance of doubt, Transfer Taxes which shall be governed by Section 5.10) measured by income, receipts or payroll of the Company or any of its Subsidiaries for the portion of the Straddle Period that ends on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (in the case of any Taxes attributable to the ownership of any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), as if the taxable period

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of that entity ended as of the close of business on the Closing Date), and the amount of any other Taxes of the Company or any of its Subsidiaries for a Straddle Period which relate to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.
(b)    Tax Cooperation. Parent, Securityholders’ Representative, Securityholders and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any Action with respect to Taxes [*****]. Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Securityholders, the Company and its Subsidiaries , and their respective Affiliates, agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period until the later of: (a) six years following the Closing Date; (b) 60 days following the expiration of the applicable statute of limitations (including any extensions thereof) of the respective taxable periods; and (c) the time period contained in any record retention agreements entered into with any taxing authority.
(c)    Tax Sharing Agreements. All written Tax sharing agreements or similar written agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder or under any payables or receivables arising therefrom or thereunder.
(d)    [Intentionally Deleted.]
(e)    Tax Contests.
(i)    Parent will have the right to control all Actions with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries; provided that the Securityholders’ Representative may, at its own expense and upon providing advance written notice to Parent, control all Actions that are solely with respect to Taxes of the Company or its Subsidiaries for a taxable period that ends on or prior to the Closing Date (a “Pre-Closing Tax Contest”). With respect to any Pre-Closing Tax Contest, (i) the Securityholders’ Representative may not settle any Pre-Closing Tax Contest without the prior written consent of Parent (which consent Parent will not unreasonably withhold, condition or delay), (ii) the Securityholders’ Representative will keep Parent reasonably informed of all material communications with any Governmental Authorities, and (iii) Parent may participate in such Pre-Closing Tax Contest at its sole expense. With respect to any Actions with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period that is not a Pre-Closing Tax Contest, (i) Parent may not settle, or allow to be settled, any such Action without the prior written consent of Securityholders’ Representative (which consent Securityholders’ Representative will not unreasonably withhold, condition or delay), (ii) Parent will keep Securityholders’ Representative reasonably informed of all material communications with any Governmental Authorities, and (iii) Securityholders’ Representative may participate in such Pre-Closing Tax Contest at its sole expense.
(ii)    Parent and the Securityholders will promptly provide each other with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Governmental

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Authorities that relate to any matter described in Section 5.11(e)(i) and keep each other reasonably informed of the details and status of such matter (including providing copies of all material written correspondence regarding such matter); provided that any failure to so notify the Securityholders’ Representative shall not preclude the Stockholders from any obligation or liability for Taxes in accordance with this Section 5.11, except, and only to the extent, that the Securityholders are materially prejudiced by reason of such failure to provide timely notice.
(f)    Pre-Closing Tax Refunds. After the Closing Date, except to the extent attributable to the carryback of any Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period, any Tax refunds or credits of Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (including any refunds of estimated Tax payments) that are received by Parent, the Company or any of its Subsidiaries, or any of their Affiliates after the Closing shall be for the account of Securityholders to the extent that such Tax refunds or credits of Taxes are of Taxes (i) actually paid by the Company or any of its Subsidiaries prior to the Closing, (ii) accounted for as a liability in the calculation of Closing Working Capital or Indebtedness or otherwise included as liability in the calculation of or as an adjustment to the Merger Consideration as finally determined in Section 2.09(b) or with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof by the Company or any of its Subsidiaries with respect to the Pre-Closing Tax Period, or (iii) which Parent has been indemnified by the Securityholders under this Agreement (items (i) through (iii), individually and collectively, a “Pre-Closing Tax Refund”). Parent shall pay over to Securityholders’ Representative (on behalf of Securityholders) any such Pre-Closing Tax Refund within ten (10) Business Days after receipt thereof or entitlement thereto; provided, however, that notwithstanding anything herein to the contrary, Parent shall have no obligation to make any payment under this Section 5.11(f) with respect to any Pre-Closing Tax Refund to the extent such refund is taken into account as an asset in the calculation of Closing Working Capital or Indebtedness or otherwise included as an asset in the calculation of or as adjustment to the Merger Consideration as finally determined Section 2.09(b); provided, further, that if the 2023 CRA Audit results in a Pre-Closing Tax Refund, the Parent shall be entitled to deduct from such Pre-Closing Tax Refund its third-party out-of-pocket costs and expenses (and any related Taxes of Parent or its Affiliates) incurred by Parent or any of its Affiliates directly in connection with obtaining or receiving such Pre-Closing Tax Refund; and provided, further, if there is any subsequent reduction by a taxing authority of any amounts with respect to which a payment has been made to the Securityholders’ Representative under this Section 5.11(f) (including, for the avoidance of doubt, if Parent is required to repay to any Governmental Authority any amounts described in this Section 5.11(f)), then the Securityholders’ Representative shall pay Parent an amount equal to such reduction plus any interest or penalties imposed by a taxing authority with respect to such reduction. For the avoidance of doubt, neither Parent nor the Company nor any of its Subsidiaries nor any Affiliate thereof shall have any obligation to pay the Securityholders for the utilization of any net operating loss carryforward, Tax basis, capital loss carryforward or similar Tax attributes (including, for the avoidance of doubt, any deductions carried forward or deferred by reason of Section 163(j) of the Code or otherwise) that originates in a Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date. Parent shall (and shall cause Company and its Subsidiaries and its and their Affiliates to) reasonably cooperate with Securityholders’ Representative in obtaining such Pre-Closing Tax Refunds (except that, if the Securityholders’ Representative objects to the amount of third-party out-of-pocket costs and expenses (and any related Taxes of Parent or its Affiliates) directly incurred by Parent or any of its Affiliates in connection with defending the 2023 CRA Audit, Parent shall bear the sole cost and expense of the 2023 CRA Audit, shall be solely responsible for defending such audit, and shall be entitled to retain for its own benefit 100% of any Pre-Closing Tax Refund arising therefrom), it being understood that if reasonably possible, any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities.
(g)    Prohibited Actions. Following the Closing, other than as required by applicable Law or expressly provided herein, Parent shall not, and shall cause the Company and its Subsidiaries, and each of its and their Affiliates to not, without the prior written consent of the Securityholders’ Representative (which

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consent shall not be unreasonably withheld, conditioned or delayed): (i) make any election under Code Sections 336(e) or 338 or any other Tax election with respect to the Pre-Closing Tax Period, in each case for or with respect to the Company or its Subsidiaries; (ii) make or cause to be made any extraordinary transaction or event on the Closing Date after the Closing for or with respect to the Company or its Subsidiaries; or (iii) take an action that could reasonably be expected to form the basis for a claim of indemnification for Taxes against the Securityholders pursuant to this Agreement by more than a de minimis amount.
(h)    Survival. Notwithstanding anything herein to the contrary, the covenants contained in this Section 5.11 shall survive until 90 days after the expiration of the applicable statute of limitations (including extensions thereof).
(i)    [*****]
Section 5.12    Insurance Program. The Company, its Subsidiaries and the Securityholders’ Representative shall use their commercially reasonable efforts to obtain all necessary consents and approvals prior to Closing with respect to the matter set forth on Section 5.12 of the Disclosure Schedule.
Section 5.13    MTIP Agreements As soon as practicable after the execution of this Agreement and in no event later than five Business Days prior to the Closing, the Company shall use commercially reasonable efforts to amend the MTIP Agreements to provide, among any other amendments, that each MTIP Agreement shall automatically be terminated and of no further force or effect whatsoever, without further action and without any requirement of consent by the MTIP Recipient, effective upon (i) the expiration of the Earn-Out Period, in the event that the MTIP Recipient is not entitled to receive any portion of any MTIP Aggregate Payment pursuant to the MTIP Agreement and Section 2.13(c) of this Agreement, (ii) the termination of employment of each MTIP Recipient prior to the payment of the applicable portion of any MTIP Aggregate Payment to such MTIP Recipient hereunder, or (iii) the payment of the applicable portion of any MTIP Aggregate Payment, in the event that the MTIP Recipient is entitled to receive any portion of the MTIP Aggregate Payment. The form and substance of all amendments to the MTIP Agreements contemplated by this Section 5.13, shall be subject to the prior review and approval of Parent (which shall not be unreasonably conditioned, delayed, or withheld), and the Company and the Securityholders’ Representative shall accommodate any reasonable requests by Parent with respect to the contents thereof.
Section 5.14    LJ Cooperation.
(a)    Within 10 calendar days following the execution and delivery of this Agreement, the Company shall, and the Securityholders’ Representative shall cause the Company to, engage Grant Thornton LLP to conduct an audit of the Company and its Subsidiaries on a consolidated basis) for the calendar years ending December 31, 2022 and December 31, 2023 and prepare audited financial statements with respect to those years (the “Group Audit” and the financials with respect thereto, the “Group Audited Financials”). The Company shall provide in its engagement terms with Grant Thornton LLP that such the Group Audit shall be concluded as soon as possible. The Securityholders’ Representative shall confirm to Parent the engagement of Grant Thornton and provide a draft of the engagement letter with Grant Thornton to Parent for Parent’s review and comment, shall reflect in such engagement letter any reasonable comments as may be requested by Parent, and provide a copy of the executed engagement letter to Parent after execution thereof. The costs, fees and expenses of Grant Thornton LLP with respect to such Group Audit shall be borne by Parent upon the conclusion of such Group Audit. In no event shall any employee of Parent or its Subsidiaries (as of prior to Closing) be required to sign an audit representation letter with respect to the Group Audit, and the Securityholders’ Representative shall sign (or cause its Representative or any other employee of the Company or any of its Subsidiaries having knowledge of the contents thereof to sign) such letter. The Securityholders’ Representative shall keep Parent informed as to the progress of the Group Audit and provide a draft of the Audited Financial Statements to Parent when available.

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(b)    The Securityholders’ Representative shall (or shall cause its general partner, other management entity or its applicable Representatives, as applicable to), after the date hereof, reasonably cooperate with the Company and its Subsidiaries (at the Securityholders’ Representative sole cost and expense) with respect to the provision of any notice, documentation or calculation required pursuant to the Contracts with respect to the Prior Acquisitions, which shall include making available to Parent, the Company and its Subsidiaries any necessary financial, investment return or other data Parent, the Company and its Subsidiaries may reasonably request to comply with the obligations of the Company and its Subsidiaries with respect to such Contracts which such information shall be kept confidential by Parent, the Company, the Subsidiaries and their Representatives. Notwithstanding the foregoing, nothing in this Section 5.14(b) is intended to modify, amend or limit the obligations of the Securityholders and the Securityholders’ Representative under Section 7.02(g) hereof. The Securityholders’ Representative agrees to retain (or cause its Representatives to retain) all books and records related to the ownership of the Company by the Securityholders’ Representative and its Affiliates or any other investment fund affiliated or managed by Littlejohn for a period of six years after the Closing Date. Prior to the Closing Date, to the extent permissible and consented to by Parent, the Securityholders’ Representative shall provide, or cause the Company and its Subsidiaries to provide, any requisite notice of the consummation of the Transaction, as required pursuant to the terms of the documents and agreements governing the Prior Acquisitions.
(c)    Promptly following the date hereof, the Company and the Securityholders Representative shall provide Parent with a copy of the consolidated unaudited financial statements of the Company and its Subsidiaries consisting of the balance sheet of the Company and its Subsidiaries as of March 31, 2024 and the statements of income and retained earnings, owners’ equity and cash flows for three months then ended. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company and the Securityholders’ Representative shall provide Parent with (i) a copy of the consolidated unaudited financial statements of the Company and its Subsidiaries consisting of a balance sheet and related consolidated statements of income and retained earnings, owners’ equity and cash flows for each full calendar month ending after the date hereof within 30 days of the end of such calendar month, and (ii) a “flash” snapshot summary of the foregoing financials within 20 days of the end of each such calendar month.
(d)    To assist Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation and its Subsidiaries) in preparation of its and their audited financial statements with respect to the fiscal year ending December 31, 2024 (the “Parent Audit”), the Securityholders’ Representative shall after the Closing until the completion of the Parent Audit: (a) afford the Surviving Corporation and its Representatives reasonable access to the books, records and other documents and data related to the LJ Holdcos that is in the Securityholders’ Representative’s possession (or in the possession of its general partner, other management entity or their Representatives, as applicable) that are reasonably necessary to conduct such Parent Audit (including access to the records, documents and workpapers provided to Grant Thornton as part of the Group Audit for the calendar years ending December 31, 2023 and December 31, 2022); (b) furnish the Surviving Corporation and its Representatives with such financial, operating and other data and information related to the Company that is in the Securityholders’ Representative’s possession (or in the possession of its general partner, other management entity or their Representatives, as applicable) as Parent or any of its Representatives may reasonably request in connection with such Parent Audit; and (c) instruct the senior management of the Securityholders’ Representative (or its general partner, other management entity or Representatives, as applicable) to cooperate (reasonably, during normal business hours and upon reasonable advanced written notice) with the Surviving Corporation and its Representatives with respect to such audit. Parent shall reimburse the Securityholders’ Representative for any material reasonable, out-of-pocket, pre-approved expenses, fees, or costs that it incurs in connection with this Section 5.14(d).

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ARTICLE VI
Conditions to Closing
Section 6.01    Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment (or, to the extent permitted by Law, waiver by the Company and Parent), at or prior to the Closing, of each of the following conditions:
(a)    The applicable ultimate parent entities, pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions, nor shall any Action brought or initiated by any Governmental Authority relating to any of the foregoing be pending or threatened.
Section 6.02     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Company contained in Article III (other than the Fundamental Representations but including Section 3.04 (No Conflicts; Consents) and Section 3.17(a) (Taxes) of the Company) must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except (A) where the failure of such representations and warranties set forth in Article III to be so true and correct, individually or in the aggregate, would not have, or would not be reasonably expected to have, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Fundamental Representations (other than Section 3.04 (No Conflicts; Consents) and Section 3.17(a) (Taxes)) of the Company shall be true and correct in all respects (other than de minimis deviations which are immaterial) on and as of the date hereof and on the Closing Date with the same effect as though made at and as of such date.
(b)    The Company and the Securityholders’ Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Parent shall have received a certificate, dated the Closing Date and signed by an authorized officer of the Company, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.
(d)    Parent shall have received from the Company or the Securityholders’ Representative the deliverables described in Section 2.07(b).
(e)    The Stockholder Approval shall have been obtained and delivered to Parent within five Business Days after the date hereof, and shall at all times thereafter remain in full force and effect.
(f)    The Restrictive Covenants Agreements shall have been delivered to Parent and shall at all times thereafter remain in full force and effect.
(g)    No more than 5% of the Company’s Stockholders (on a fully diluted basis and assuming for such purposes, all Optionholders exercised all of their Options into Company Shares) shall have demanded appraisal of such Stockholders’ Company Shares pursuant to Section 262 of the DGCL.
(h)    There shall not have occurred a Material Adverse Effect.

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Section 6.03    Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub contained in Article IV must be true and correct in all respects (without giving effect to any materiality or material adverse effect or similar qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties set forth in Article IV to be so true and correct, individually or in the aggregate, would not have, or would not be reasonably expected to have, a material adverse effect on Parent or Merger Sub, respectively.
(b)    Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(c)    The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
(d)    The Company shall have received from Parent the deliverables and payments described in Section 2.07(a).
ARTICLE VII
Indemnification
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall terminate at, and shall not survive, the Closing. Notwithstanding anything in this Article VII to the contrary, nothing in this Article VII shall limit the rights of Parent to pursue recoveries under the R&W Policy or claims for Fraud. The covenants and agreements herein that are intended to survive the Closing shall survive the Closing in accordance with their terms.
Section 7.02    Indemnification by Securityholders. Subject to the other terms, conditions and limitations of this Article VII, from and after the Closing, and without limiting Parent’s recourse under the R&W Policy, each of the Securityholders shall, severally but not jointly, in accordance with such Securityholder’s Participation Percentage, indemnify, defend and hold harmless Parent and its Affiliates (which shall include the Company and its Subsidiaries after Closing) and their respective officers, employees, directors, and managers (collectively, the “Parent Indemnified Parties”) against, and shall hold Parent Indemnified Parties harmless from, any and all Losses suffered, incurred or sustained by, or imposed upon, Parent Indemnified Parties based upon, arising out of, or with respect to:
[*****].

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Section 7.03    Indemnification by Parent. Subject to the other terms, conditions and limitations of this Article VII, from and after the Closing, Parent shall indemnify, defend and hold harmless each of the Securityholders and their respective officers, employees, directors, and managers (the “Company Indemnified Parties”) against, and shall hold the Company Indemnified Parties harmless from and against, any and all Losses, suffered, incurred or sustained by, or imposed upon, the Company Indemnified Parties based upon, arising out of, or with respect to any inaccuracy in or breach of any of the representations or warranties made by Parent or Merger Sub in Article IV of this Agreement. The aggregate amount of all Losses for which Parent shall be liable pursuant to this Section 7.03 shall not exceed an amount equal to the Merger Consideration.
Section 7.04    Certain Limitations. A Company Indemnified Party or Parent Indemnified Party making a claim under this Article VII is referred to as the “Indemnified Party”, and a party against which such claims are asserted and that is obligated to provide indemnification under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    The Parent Indemnified Parties sole source of payment for any claims for indemnification owed to a Parent Indemnified Party pursuant to: [*****], as then held by the Escrow Agent pursuant to the Escrow Agreement. In no event, shall any Indemnifying Party have any liability for Indemnified Sales Taxes other than with respect to amounts paid from the respective Sales Tax Indemnity Escrow Amount as specified herein. It is the intention of the parties that in the event that any Parent Indemnified Party suffers any Losses with respect to Indemnified Sales Taxes subject to Section 7.02, that (x) the Indemnifying Parties would suffer 80% of such Losses (as paid solely from the applicable Sales Tax Indemnity Escrow Amount) and (y) the Indemnified Parties would suffer 20% of such Losses (without any right to indemnity hereunder). Any Losses owed to the Parent Indemnified Parties in respect of any claim for indemnification under Section 7.02(e) shall be recoverable from the Securityholders by Parent (on behalf of the Parent Indemnified Party); provided, however, in no event shall the Losses indemnified pursuant to Section 7.02(e), exceed an aggregate amount in excess of the [*****].
(b)    [*****].
(c)    Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that no Person will be required to use such commercially reasonable efforts if the cost to mitigate such Loss would be detrimental in any material respect to such Person compared to the benefits that could reasonably be expected to occur as a result of such mitigation efforts, and any costs incurred to mitigate any such Loss shall be indemnifiable Losses hereunder, in each case, without regard to any to any potential claims or recovery hereunder.
(d)    Notwithstanding anything to the contrary herein, (i) the indemnification obligations under Sections 7.02(a)-(e) and Section 7.02(g) shall terminate on the date that is the one-year anniversary of the Closing Date (the “Survival Expiration Date”) and (ii) the indemnification obligations under Section 7.02(f) shall terminate on the date that is 18 months after of the Closing Date, except, (i) in each of the foregoing clauses (i) and (ii) for pending claims for indemnification under this Article VII brought prior to such expiration (which shall terminate upon final resolution of each such pending claim, if any).
Section 7.05    Indemnification Procedures.
(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a

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“Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (each, a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of, or otherwise affect, its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days after its receipt of a Claim Notice, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not have the right to assume the defense of a Third-Party Claim to the extent that: the relief sought by such Third-Party Claim includes an injunction or equitable relief against the Indemnified Party or the Third Party Claim is asserted by any Governmental Authority. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it (at its sole cost and expense, unless (A) the named parties to such proceeding (including any impleaded parties) include the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would not be permitted under applicable standards of professional conduct or such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnifying Party, or (B) if so requested to participate by Indemnifying Party, and then in each such case, the fees, costs and expenses of such counsel shall be indemnifiable amounts hereunder) subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to (or is not entitled to) compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to such commercially reasonable obligations of confidentiality and privilege as may be required by the disclosing party) records relating to such Third-Party Claim.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the defending party shall not enter into settlement of any Third-Party Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim solely for money damages without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and its Affiliates and provides, in customary form, for the unconditional release of each Indemnified Party and its Affiliates from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 20 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of, or otherwise affect, its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include

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copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstances alleged to give rise to the Direct Claim, and provide reasonable assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify the Indemnified Party for the full amount of all Losses related to or resulting therefrom, subject to the limitations set forth herein. If the Securityholder Representative delivers a response to Parent within the applicable response period indicating that it disputes one or more of the matters identified in such Direct Claim, then either the Securityholder Representative or Parent may resort to other legal remedies, subject to the limitations set forth in this Article VII.
(d)    Once a Loss is agreed to in writing by the Indemnifying Party or finally adjudicated by a court of competent jurisdiction to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations to pay such indemnified Losses within five Business Days of such agreement or final, non-appealable adjudication, by payment by wire transfer of immediately available funds.
Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under Article VII of this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
Section 7.07    Exclusive Remedy. The Parties hereto agree that from and after the Closing, the sole and exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity or Law, are the indemnification, payment and reimbursement obligations of the parties set forth in Section 2.09, this Article VII and Section 5.11, and the Parent Indemnified Parties expressly waive any and all rights and remedies under the Comprehensive Environmental Response, Compensation and Liability Act and other Environmental Laws in connection with any Losses relating to this Agreement (including the Disclosure Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby. The provisions of this Section 7.07 shall not, however, affect or limit, and none of the Parent Indemnified Parties shall be deemed to have waived any claims with respect to (a) any cause of action under Section 9.12 to obtain an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof, (b) any claim for Fraud, (c) the ability of a Parent Indemnified Party to recover under the R&W Policy, (d) the ability of Parent to recover with respect to the provisions of Section 2.09, (e) the ability of Parent to recover with respect to breaches of Sections 5.11, s 5.14(b) and 5.14(d). No Indemnified Party shall be entitled to be compensated more than once for the same Loss. No Indemnified Party will be entitled to indemnification pursuant to Article VII for exemplary damages or punitive damages.
Section 7.08    Other Releases of Indemnity Escrow Funds. Immediately following the Survival Expiration Date, [*****], shall be released to the Securityholders by payment to (i) the Paying Agent (for distribution to the Stockholders) and (ii) the Company (for distribution to the Optionholders), pursuant to joint written instructions by the Securityholders Representative and the Parent in accordance with the Escrow Agreement and in accordance with the procedures set forth in this Agreement. With respect to amounts delivered to the Company (on behalf of the Optionholders) pursuant to this Section 7.08, the Company shall pay such amounts to the Optionholders (less applicable withholding), in accordance with the Escrow Agreement and the procedures set forth in this Agreement as promptly thereafter as practicable, but in no event later than 5 Business Days following the date on which the Company receives such amounts from the Escrow Agent, through the payroll of the Company or any of its Subsidiaries in accordance with the its payroll procedures and in accordance with Section 2.11.

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ARTICLE VIII
Termination
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Company and Parent;
(b)    by Parent by written notice to the Company if:
(i)    Parent is not then in breach of any provision of this Agreement or any Ancillary Agreement that would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) and there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement made by Company or Securityholders’ Representative pursuant to this Agreement that would give rise to the failure of any of the conditions to the obligations of Parent specified in Article VI and such breach, inaccuracy or failure is not cured by Company or Securityholders’ Representative within 30 days after the Company’s receipt of written notice thereof or is incapable of being cured by the Company by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Parent or any of its Affiliates to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Securityholders’ Representative by written notice to Parent if:
(i)    The Company and Securityholders’ Representative are not then in breach of any provision of this Agreement or any Ancillary Agreement that would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) and there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement made by Parent pursuant to this Agreement or any Ancillary Agreement that would give rise to the failure of any of the conditions to the obligations of the Company specified in Article VI and such breach, inaccuracy or failure is not cured by Parent within 30 days after the Parent’s receipt of written notice thereof or is incapable of being cured by the Parent by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company, Stockholders or Securityholders’ Representative to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it or them prior to the Closing; or
(d)    by Parent or the Company in the event that:
(i)    there shall be any Law that makes consummation of the purchase and sale of the Company Shares contemplated by this Agreement illegal or otherwise prohibited;
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the purchase and sale of the Company Shares or Options contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(iii)    the Closing has not occurred before 11:59 p.m. (Eastern Time) on August 31, 2024 (the “Drop Dead Date”); provided that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.01(d)(iii) if such party’s breach of this Agreement or any Ancillary

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Agreement (or in the case of the Securityholders’ Representative a breach by the Company or a Stockholder) has prevented the consummation of the Transactions on or prior to the Drop Dead Date.
Section 8.02    Effect of Termination. In the event of the valid termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of any Party except:
(a)    as set forth in Section 5.08, this Section 8.02 and Article IX (other than Section 9.11) hereof; and
(b)    that nothing herein shall relieve any Party from liability for any breach of any covenant or agreement hereof prior to the effective date of termination.
ARTICLE IX
Miscellaneous
Section 9.01    Expenses. Except as otherwise expressly provided herein (including Section 5.07(b), Section 5.11 and Section 5.12 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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If to Securityholders’ Representative or the Company prior to Closing:	Littlejohn Fund V, L.P. c/o Littlejohn & Co. LLC 8 Sound Shore Drive Greenwich, CT 06830 Email: [*****] Attention: Drew Greenwood
with a copy (which shall not constitute notice) to:	Baker & Hostetler LLP 45 Rockefeller Plaza New York, New York 10111 Email: [*****] Attention: Salomon Sassoon
If to Parent or Merger Sub (or the Company, after the Closing):	Kelly Services, Inc. 999 West Big Beaver Road Troy, Michigan 48084 Attention: Yana Krivozus, Melanie Simms Email: [*****]
with a copy (which shall not constitute notice) to:	Jasso Lopez PLLC 950 E. State Hwy 114, Suite 160 Southlake, Texas 76092 Email: [*****] Attention: Erik Lopez

Section 9.03    Interpretation. In this Agreement: (i) any reference to an “Article”, “Section”, “Schedule” or “Exhibit” refers to the corresponding Article, Section, Schedule or Exhibit of or to this Agreement, unless the context indicates otherwise; (ii) the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement; (iii) all words should be construed to be of such gender or number as the circumstances require; (iv) the words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance; (v) where a person or entity “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the person or entity is legally obligated to do so in accordance with this Agreement; (vi) except as expressly set forth herein, any reference to a statute or regulation is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time; (vii) any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented or modified from time to time through such date; (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (ix) unless otherwise specified herein, each instance in which a person or entity is permitted or required to exercise judgment, discretion or decision-making or otherwise elect to take or not to take any action, including any grant or withholding of permission, waiver or consent or making any other determination, acceptance, rejection or declaration, shall be deemed to permit such person or entity to do so in his, her or its sole and absolute discretion without any requirement of reasonableness and subject to any conditions, and in accordance with such timeframe, as such person or entity may require; (x) except as set forth in subsection (xvii) below, the words “herein,” “hereof,” “hereunder” or “hereto” refer to this Agreement in its entirety and not to a particular Section, paragraph or other part of this Agreement; (xi) no Party, nor his, her or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any person or entity by virtue of his, her or its authorship of any provision of this Agreement; (xi) prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be

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used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts; (xiii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (xiv) any reference in this Agreement to any accounting or financial term that is not otherwise defined herein shall have the meaning and be interpreted in accordance with GAAP; (xv) whenever the words “delivered to Parent” or “made available to Parent” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available (and continuously accessible) for review in the Data Room at least three Business Days prior to the date of this Agreement; (xvi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (xvii) unless expressly stated to the contrary herein, any reference herein to “the date hereof,” “execution hereof”, “the date of this Agreement” or similar words shall mean a reference to May 2, 2024 which is the date of execution of the Original Agreement and (xviii) references to this Agreement or the “Merger Agreement” in any Ancillary Agreement or in any other Contract, document or instrument entered into on, prior to or after the date hereof shall be deemed and construed to refer to this Amended and Restated Agreement and Plan of Merger.
Section 9.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such final determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 9.06    Entire Agreement. This Agreement, the Disclosure Schedules, the Ancillary Agreements and the exhibits, schedules, instruments, certificates and other documents contemplated hereby or referred to herein constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further liability or obligation thereunder.
Section 9.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, that Parent may assign its rights (but not its obligations) hereunder without the consent of any other Party (a) to any of its Affiliates or (b) to any insurer that underwrites the R&W Policy, or the agent of any such insurer. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.08    No Third-party Beneficiaries; No Third Party Liability. Except as provided in Section 5.11, Section 9.07, the second sentence of this Section 9.08 and Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit

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or remedy of any nature whatsoever under or by reason of this Agreement. No Person who is not a party to this Agreement or any Ancillary Agreement (including any Representative or Affiliate of a Party and any Representative or Affiliate of the foregoing (“Non-Party Affiliates”)), shall have any liability under this Agreement with respect to the negotiation, execution or performance of this Agreement (each Non-Party Affiliate shall have the right to enforce this sentence).
Section 9.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Securityholders’ Representative and Parent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10    Governing Law; Submission to Jurisdiction.
(a)    This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the Parties, all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY DOCUMENTS OR INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
▪(c)    EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) BROUGHT BY OR AGAINST IT THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR

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PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT).
(d)    Notwithstanding anything to the contrary in this Agreement, if any party institutes any legal Action against the other party arising out of this Agreement, the substantially prevailing party in the Action is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the substantially prevailing party may be entitled, the costs and expenses incurred by the substantially prevailing party in conducting or defending the Action, including reasonable attorneys’ fees and expenses and court costs, even if not recoverable by Law.
Section 9.11    Release.
(a)    Effective as of the Closing, subject to the terms of any other agreement with respect to the Transaction which contains a release or exclusions from a release, to the fullest extent permitted by applicable Law, each Participating Securityholder (other than the Institutional Investors who will each execute and deliver a release through their respective Restrictive Covenant Agreement), on themselves and each of his, her or its respective past, current and future Affiliates and each of their respective heirs, executors, estate, Representatives, advisors and permitted assigns (each a “Releasing Party) hereby irrevocably and unconditionally finally, and absolutely, releases, acquits, remises, satisfies and forever discharges each of the Company and its Subsidiaries (in each case, as of immediately following the Closing), and each of their respective directors, managers, officers, employees, attorneys, agents, Affiliates, successors and assigns (collectively, the “Released Parties”), from any and all rights, claims, debts, causes of action, obligations, liabilities and losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whether arising at law, in equity or otherwise, based upon facts, circumstances or occurrences existing at or prior to Closing and from any and all Actions, counterclaims, demands, debts, obligations, accounts, Liabilities, Encumbrances, Actions, Contracts, torts, or causes of action, whether known or unknown, mature or unmatured, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in contract, in tort or otherwise, that any Releasing Party has, may in the future have, or ever had against any Released Party, including in connection with, arising under, as a result of or in any way relating to (i) the Company Shares and/or Options, and the Restricted Party’s ownership thereof, contains indemnifications priority, (ii) the business and affairs of the Company and its Subsidiaries prior to the Closing, (iii) the Organizational Documents of the Company and its Subsidiaries prior to the Closing, (iv) each Releasing Party’s relationship with the Company and its Subsidiaries, including as an employee, an officer, a member of the board of directors, and as a direct or indirect equityholder of the Company and its Subsidiaries, (v) any other arrangement, relationship or agreement between or among Restricted Party on the one hand, and the Company or any of its Subsidiaries, on the other hand, and (vi) the preparation and accuracy of the Funds Flow, including the allocations and calculations set forth therein (collectively, “Released Claims”); provided that Released Claims will not include (A) any claims that may not be waived pursuant to applicable Law, (B) any rights Restricted Party may have pursuant to the express terms of this Agreement, the Merger Agreement or any Ancillary Agreement to which such Person is, or becomes, a party, (C) Releasing Party’s claims to indemnification or advancement of expenses with respect to acts or omissions occurring prior to the Closing Date in Releasing Party’s capacity as a director, officer, manager or employee of the Company and its Subsidiaries, in each case, under the certificate of incorporation, bylaws or similar organizational documents of the Company and its Subsidiaries, (D) any rights to ordinary course cash compensation earned, but not yet paid, in connection with Restricted Party’s or any of Restricted Party’s Affiliates’ employment through and including the Closing, (E) vested cash benefits under any qualified retirement plan sponsored by any Parent Group Company, (F) any challenges or claims brought in good faith

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to review the validity of this Agreement under the Age Discrimination of Employment Act of 1967 as amended by the Older Workers Benefits Protection Act, (G) any unemployment or workers’ compensation benefits to which Restricted Party may be entitled and (H) to benefits in which Restricted Party has become vested under the Employee Retirement Income Security Act. Restricted Party hereby represents to each of the Released Parties that Restricted Party (and to the Restricted Party’s knowledge, its Affiliates) (x) has not assigned any Released Claims, (y) fully intends to release all Released Claims against the Released Parties, including unknown and contingent claims, and (z) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, Restricted Party will not, and will cause the other Releasing Parties not to, institute any Action against any Released Party with respect to any Released Claim. The foregoing notwithstanding, none of the Releasing Parties are releasing or discharging the Released Parties from, and the Releasing Parties are not prohibited from asserting claims with respect to, (i) the obligations and agreements of the Released Parties, if any, established pursuant to, or any rights of any of the Releasing Parties arising under, the Merger Agreement, this Agreement or any of the Ancillary Agreements. Without limitation of the foregoing, the Securityholder hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(b)    THE GENERAL RELEASE IN THIS SECTION 9.11 IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL, FRAUDULENT OR OTHERWISE OF OR BY RELEASED PARTIES.
(c)    Each Participating Securityholder covenants and agrees not to sue, make, assert or maintain, directly or indirectly, any Released Claims or to bring, request, initiate or file any suit or action regarding any Released Claim, all of which are released pursuant to this Section 9.11 and any release included in any Ancillary Agreement delivered pursuant hereto. The provisions of this Section 911 are intended to be for the benefit of, and shall be enforceable by, each Released Party and such Person’s estate, heirs and representatives.
(d)    Each Participating Securityholder acknowledges and agrees that the Merger Consideration he or she is receiving pursuant to this Agreement and any Ancillary Agreement is in exchange for the release of the Released Claims, all of which are released pursuant to this Section 9.11, is good and sufficient consideration and exceeds anything of value to which the Securityholder is already entitled. Each Participating Securityholder further disclaims and releases, by operation of this Section 9.11, any and all rights to further distributions or payments from Parent or the Company and its Subsidiaries with respect to such Releasing Party’s Company Shares or Company Options, other than, if applicable, a payment of Additional Merger Consideration in accordance with the terms of this Agreement.
Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law.
Section 9.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 9.14    Securityholders’ Representative.
(a)    The Securityholders’ Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Securityholders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Securityholder, in the Securityholders’ Representative’s sole and absolute discretion, in connection with this Agreement, the Ancillary Agreements and the Transactions, which shall include the sole and exclusive power and authority: (i) to execute and deliver any and all of the assignments, agreements, documents, instruments or certificates required to be delivered by any one or more of the Securityholders at or prior to the Closing pursuant to Section 2.07 of this Agreement (with such modifications or changes therein as to which the Securityholders’ Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Securityholders’ Representative, in its sole discretion, determines to be desirable; (ii) to negotiate, execute and deliver amendments to this Agreement and the Ancillary Agreements and such waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the Transactions on behalf of the Securityholders as the Securityholders’ Representative, in its sole discretion, may deem necessary or desirable; (iii) to make any calculations on behalf of the Securityholders required under this Agreement, including to determine Closing Working Capital, Cash, Closing Indebtedness, Transaction Expenses, Post-Closing Adjustment, Closing Merger Consideration, Closing Option Merger Consideration, Closing Per Share Merger Consideration, Participation Percentages, Earn-Out Gross Profit, and any Earn-Out Payment; and (iv) to collect and receive all monies and other proceeds and property payable to the Securityholders’ Representative under this Agreement, the Escrow Agreement (or to direct the collection and receipt thereof by Paying Agent), or with respect to the Securityholders’ Representative Expense Fund or otherwise as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Securityholders’ Representative, the Securityholders’ Representative shall disburse and pay the same to the Stockholders (and to the Surviving Corporation for further distribution to the Optionholders, subject to Section 2.11) consistent with each Person’s share of the Closing Merger Consideration, Closing Option Merger Consideration, and Additional Merger Consideration in accordance with this Agreement, subject, however, to such adjustments as Securityholders’ Representative may in its sole, good faith judgment deem appropriate and equitable under the circumstances; (v) to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement and each of the Ancillary Agreements or the Transactions, and to take any and all actions which the Securityholders’ Representative believes necessary or appropriate under the Ancillary Agreements or this Agreement for and on behalf of the Securityholders, including defending, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against any member of the Parent Group or their Affiliates or respective Representatives, compromising or settling any such Claims, conducting negotiations with the members of the Parent Group, their Affiliates, and their respective Representatives regarding such Claims, and, in connection therewith, to: (a) assert any claim or institute any action, proceeding or investigation; (b) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any member of the Parent Group, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against the Securityholders’ Representative or any of the Securityholders, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Securityholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (c) file any proofs of debt, claims and petitions as the Securityholders’ Representative may deem advisable or necessary; (d) settle or compromise any claims asserted under the Escrow Agreement; and (e) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Securityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (vi) to refrain from enforcing any right of any Securityholder or the Securityholders’ Representative arising out of or under or in any manner relating to this

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Agreement or any Ancillary Agreement; (vii) to invest or reinvest the Securityholders’ Representative Expense Fund, or any other cash held by the Securityholders’ Representative hereunder, in such a manner as the Securityholders’ Representative deems appropriate (it being understood and agreed that, for U.S. federal income Tax purposes, each Securityholder shall be treated as the owner of its Participation Percentage of the Securityholders’ Representative Expense Fund, and any earnings thereon shall be allocated to such Securityholder and so reported by the Securityholders’ Representative, to the extent required, to the IRS and any other taxing authority; (viii) to release to the Securityholders (in accordance with their respective Participation Percentages) any then-remaining amounts comprising the Securityholders’ Representative Expense Fund (or any portion thereof), at such time or times and in such amounts as the Securityholders’ Representative may determine; (ix) to determine and to give instructions regarding the payment of amounts due and owing to any lenders of the Company or any of the Company Subsidiaries, including any Indebtedness; (x) to execute, deliver and perform under the Escrow Agreement, including to authorize the disbursement of any portion of the Escrow Amounts in accordance with this Agreement and the Escrow Agreement; (xi) to provide and receive notice and instructions to and from Parent and the Escrow Agent and otherwise act in its capacity as the Securityholders’ Representative under this Agreement and the Escrow Agreement; (xii) to engage and employ agents, attorneys, accountants, advisors, and other representatives, in each case, as the Securityholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, and to determine and pay or give instructions regarding the payment of any costs and expenses incurred in connection therewith, whether from the Securityholders’ Representative Expense Fund or otherwise; and (xiii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, unit powers, assignment of membership interests, letters and other writings, and, in general, to do any and all things and to take any and all action that the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, the Ancillary Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. For the avoidance of doubt, nothing in this Section 9.14 is intended to limit Securityholders’ Representative’s indemnification or other obligations in its capacity as a Securityholder as may be agreed to by the Securityholders’ Representative’s in any Ancillary Agreement delivered by the Securityholders’ Representative in its capacity as a Securityholder.
(b)    The Securityholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement, first, from the Securityholders’ Representative Expense Fund and, after depletion of Securityholders’ Representative Expense Fund, upon demand, from each Securityholder, based upon such Securityholder’s Participation Percentage of the Closing Merger Consideration, Closing Option Merger Consideration, and Additional Merger Consideration (assuming full payment thereof), of all Securityholders’ Representative’s expenses incurred in such capacity, including those of attorneys retained by Securityholders’ Representative in connection with Securityholders’ Representative’s duties or actions taken in respect of this Agreement or the Ancillary Agreements, and Securityholders’ Representative may deduct the same from any distributions that would be otherwise owed to Securityholders under this Agreement or the Ancillary Agreements, or any other agreement, document or instrument referred to herein or therein or executed in connection herewith and therewith.
(c)    All of the indemnities, immunities and powers granted to the Securityholders’ Representative under this Agreement shall survive the Closing Date or any termination of this Agreement or the Ancillary Agreements.
(d)    The Company, the Surviving Corporation, its Subsidiaries, the members of the Parent Group and their Affiliates shall have the right to conclusively rely upon (without independent verification, inquiry or further evidence of any kind whatsoever) all actions taken or omitted to be taken, decisions, or instructions by the Securityholders’ Representative (or its successor in accordance with Section 9.14(f)) pursuant to this

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Agreement and any other Ancillary Agreement (including any amendment, extension or waiver of this Agreement or an Ancillary Agreement), all of which actions, omissions, decisions and instructions shall be legally binding upon the Securityholders. Any payment by Parent to the Securityholders’ Representative to the extent authorized under this Agreement shall be considered a payment by Parent to the Securityholders, and Parent and the Company shall have no Liability to any Securityholder for any payments so made.
(e)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder, and (ii) shall survive the consummation of the Transactions or any termination of this Agreement.
(f)    Parent, the Company, and each Subsidiary of the Company shall be entitled to rely on the authority granted pursuant to the foregoing Section 9.14 until the Securityholders’ Representative delivers written notice to the Parent of the appointment of a successor Securityholders’ Representative, in which case, effective upon the date specified in such notice, Parent, the Company, and each Subsidiary of the Company shall be entitled to rely on the authority of such successor Securityholders’ Representative and such successor Securityholders’ Representative shall be deemed to be the Securityholders’ Representative for all purposes under this Agreement and each Ancillary Agreement.
(g)    None of the Securityholders’ Representative or any of its Representatives shall have any liability of any kind to any of the Securityholders with respect to any action or omission by the Securityholders’ Representative in connection with this Agreement, any Ancillary Agreement, or the Transaction, except in the event of liability directly resulting from the Securityholders’ Representative’s gross negligence or Fraud. In no event will the Securityholders’ Representative (A) be liable to any of the Securityholders for any action or omission pursuant to the reasonable advice of counsel, (B) be liable to any of the Securityholders in connection with the Securityholders’ Representative’s investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, or as a result of any liquidation of any such investment prior to its maturity, or (C) be required to advance its own funds on behalf of the Securityholders. The Securityholders’ Representative’s appointment as such shall not be deemed to create a partnership or other fiduciary or similar relationship between the Securityholders’ Representative and any Securityholder.
(h)    The Securityholders’ Representative may resign at any time by written notice to Parent and the Securityholders, and the former Securityholders’ Representative (in its capacity as such) so resigning shall thereafter have no further obligations, responsibilities or liabilities under this Agreement or any of the Ancillary Agreements (in each case, in its capacity as a Securityholders’ Representative), except to execute and deliver such documents and to take such further action as may be reasonably required to effect the transfer of such Securityholders’ Representative’s obligations and responsibilities (in its capacity as such) under this Agreement and any of the Ancillary Agreements, as applicable, to the Appointee, and except for any liabilities that it incurred through the effective date of such resignation or removal due to such Securityholders’ Representative’s gross negligence or fraud. In the event that a Securityholders’ Representative resigns, a new Securityholders’ Representative shall be appointed by a vote of the Securityholders that own more than 50% of the aggregate Participation Percentages (the “Appointee”), such appointment to become effective upon the written acceptance thereof by the Appointee. Upon such acceptance by the Appointee: (A) the Appointee shall promptly notify Parent and the Securityholders of its appointment as the Securityholders’ Representative hereunder; and (B) the former Securityholders’ Representative so resigning shall as promptly as is reasonably practicable deliver to the Appointee all books, records, documents and other materials in its possession relating to this Agreement and the Ancillary Agreements that are reasonably necessary for the Appointee to perform its obligations as the Securityholders’ Representative under this Agreement and the applicable Ancillary Agreements.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PARENT

KELLY SERVICES INC.

By:    /s/ Peter Quigley
    Name: Peter Quigley
    Title: President and Chief Executive Officer

MERGER SUB

MRP MERGER SUB, INC.

By:    /s/ Peter Quigley
    Name: Peter Quigley
    Title: Chairman and Chief Executive Officer

[Signature Page to A&R Agreement and Plan of Merger]
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COMPANY

MRP TOPCO, INC.

By:    /s/ Bethann Gilfeather
    Name: Bethann Gilfeather
    Title: President & Chief Executive Officer

[Signature Page to A&R Agreement and Plan of Merger]
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SECURITYHOLDERS’ REPRESENTATIVE

Solely for purposes of agreeing to serve as Securityholders’ Representative subject to and in accordance with Section 9.13 of the Agreement:

Littlejohn Fund V, L.P.
By: Littlejohn Associates V, L.L.C.,
its general partner

By:    /s/ Michael Klein
    Name: Michael Klein
    Title: Manager

[Signature Page to A&R Agreement and Plan of Merger]
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